FAIRFAX FINANCIAL HOLDINGS LIMITED

Management’s Discussion and Analysis of Financial Condition and Results of Operations (as of March 7, 2008 except as otherwise indicated)
(Figures and amounts are in US$ and $ millions except per share amounts and as otherwise indicated. Figures may not add due to rounding.)

Notes: (1)	Readers of the Management’s Discussion and Analysis of Financial Condition and Results of Operations should review the entire Annual Report for additional commentary and information. Additional information relating to the company, including its annual information form, can be found on SEDAR at www.sedar.com, which can also be accessed from the company’s website www.fairfax.ca.

(2)	Management analyzes and assesses the underlying insurance, reinsurance and runoff operations and the financial position of the consolidated group in various ways. Certain of these measures provided in this Annual Report, which have been used historically and disclosed regularly in Fairfax’s Annual Reports and interim financial reporting, are non-GAAP measures; these measures include tables showing the company’s sources of net earnings with Cunningham Lindsey equity accounted. Where non-GAAP measures are provided, descriptions are clearly provided in the commentary as to the nature of the adjustments made.

(3)	The combined ratio — which may be calculated differently by different companies and is calculated by the company as the sum of the loss ratio (claims losses and loss adjustment expenses expressed as a percentage of net premiums earned) and the expense ratio (commissions, premium acquisition costs and other underwriting expenses as a percentage of net premiums earned) — is the traditional measure of underwriting results of property and casualty companies, but is regarded as a non-GAAP measure.

(4)	Other non-GAAP measures included in the Capital and Resource Management section of this Management’s Discussion and Analysis of Financial Condition include: net debt divided by total equity and non-controlling interests, net debt divided by net total capital and total debt divided by total capital. The company also calculates an interest coverage ratio as a measure of its ability to service its debt.

(5)	References in this MD&A to Fairfax’s insurance and reinsurance operations do not include Fairfax’s runoff operations.

Sources of Revenue

Revenues reflected in the consolidated financial statements for the past three years are shown in the table that follows (claims fees are earned by Cunningham Lindsey).

	2007	2006	2005

Net premiums earned
Insurance – Canada (Northbridge)	1,017.1	1,025.8	959.2
– U.S. (Crum & Forster)	1,187.4	1,114.0	1,053.1
– Asia (Fairfax Asia)	68.7	67.3	68.2
Reinsurance – OdysseyRe	2,120.5	2,225.8	2,275.9
– Group Re	258.4	332.4	314.9
Runoff	(3.3)	85.3	21.2

	4,648.8	4,850.6	4,692.5
Interest and dividends	761.0	746.5	466.1
Net gains on investments	1,639.4	835.3	385.7
Claims fees	434.5	371.3	356.2

	7,483.7	6,803.7	5,900.5

Revenue in 2007 increased to $7,483.7 from $6,803.7 in 2006, principally as a result of increases in investment income. Total investment income, including interest and dividends and net gains on investments, increased to $2,400.4 in 2007 from $1,581.8 in 2006, an increase of 51.8% (excluding the $69.7 gain on the OdysseyRe secondary offering in 2006, the increase was 58.7%), largely due to significantly increased net investment gains related to credit default swaps. The operating companies’ disciplined response to softening market conditions during 2007 contributed to a decline in gross premiums written by Northbridge, expressed in local currency, Crum & Forster and OdysseyRe by 9.4%, 7.9% and 3.3% respectively from 2006. Softening market conditions during 2007 also contributed to a decline in net premiums written by Northbridge, expressed in local currency, Crum & Forster and OdysseyRe by 6.3%, 8.0% and 4.5% respectively from 2006. Consolidated net premiums written in 2007 decreased by 6.1% to $4,498.4 from $4,789.7 in 2006. Net premiums earned from the insurance and reinsurance operations decreased by 2.4% to $4,652.1 in 2007 from $4,765.3 in 2006.

Revenue in 2006 increased to $6,803.7 from $5,900.5 in 2005, principally as a result of increases in investment income and net premiums earned. Total investment income, including interest and dividends and net investment gains, increased to $1,581.8 in 2006 from $851.8 in 2005, an increase of 85.7% (excluding the $69.7 gain on the OdysseyRe secondary offering in 2006, the increase was 77.5%). During 2006, net premiums written by Northbridge, Crum & Forster and Fairfax Asia increased 3.4%, 16.6% and 30.1% respectively from 2005 while net premiums written by OdysseyRe and Group Re declined by 5.1% and 3.7% respectively. Consolidated net premiums written in 2006 increased by 2.0% to $4,789.7 from $4,694.6 in 2005. Net premiums earned from the insurance and reinsurance operations increased by 2.0% to $4,765.3 in 2006 from $4,671.3 in 2005. Increased net premiums earned by Runoff in 2006 reflected the impact of the unearned premiums acquired upon the transfer of the Fairmont legal entities to U.S. runoff effective January 1, 2006.

Claims fees for 2007 increased by 17.0% over 2006, denominated in U.S. dollars. Claims fees denominated in their respective local currencies increased in 2007 compared to 2006 in the U.K., Canada and International divisions and declined modestly in the U.S. and European divisions. Claims fees for 2006 increased by 4.2% over 2005, denominated in U.S. dollars. Claims fees revenues denominated in their respective local currencies increased in 2006 compared to 2005 in the U.K., the U.S. and Canada and declined modestly in the European and International divisions.

FAIRFAX FINANCIAL HOLDINGS LIMITED

As presented in note 19 to the consolidated financial statements, on a geographic basis, United States, Canadian, and International operations accounted for 53.8%, 26.3% and 19.9%, respectively, of net premiums earned in 2007 compared with 55.1%, 25.2% and 19.7%, respectively, in 2006. Net premiums earned in 2005, on an aggregate basis, across the United States, Canada and International were 53.3%, 24.8% and 21.9% respectively.

Net premiums earned in 2007 compared with 2006 declined modestly in the United States (6.3%) and International (3.3%) and were relatively unchanged in Canada, measured in U.S. dollars. The decline in net reinsurance premiums earned primarily reflects decreased premiums generated by OdysseyRe’s reinsurance operations in Europe and Asia and declines across all geographic areas for Group Re due to increasingly competitive conditions in global reinsurance markets. The decline in net premiums earned by Runoff and the increase in U.S. insurance reflected the successful transition of the Fairmont business to Crum & Forster from the Fairmont legal entities that had been transferred to U.S. runoff in 2006. The modest decline in Canadian net premiums earned from $1,223.7 in 2006 to $1,221.3 in 2007 was attributed primarily to Group Re, and was partially offset by the strengthening of the Canadian dollar against the U.S. dollar.

Net premiums earned for 2006 compared with 2005 in the respective geographic areas changed significantly. The assumption of the Fairmont business by Crum & Forster on January 1, 2006 and the resulting transfer of the Fairmont legal entities to U.S. runoff partially offset the premium growth in U.S. Insurance and increased 2006 earned premium in the Runoff segment. The 5.2% increase in Canadian net premiums earned from $1,163.3 in 2005 to $1,223.7 in 2006 was due primarily to the strengthening of the Canadian dollar against the U.S. dollar. The 2.2% decline in net Reinsurance premiums earned primarily reflected decreased premiums generated by OdysseyRe’s reinsurance operations in Europe and Asia.

Net Earnings

Combined ratios and sources of net earnings (with Cunningham Lindsey equity accounted) for the most recent three years are presented in the table that follows and commentary on combined ratios and on operating income by segment is provided in the section entitled Underwriting and Operating Income.

The following table presents the combined ratios and underwriting and operating results for each of the company’s insurance and reinsurance operations and, as applicable, for its runoff operations, as well as the earnings contributions up to December 31, 2007 from its claims adjusting, appraisal and loss management services (Cunningham Lindsey). In that table, interest and dividends and net gains on investments on the consolidated statements of earnings are broken out so that those items are shown separately as they relate to the insurance and reinsurance operating results, and are comprised in Runoff as they relate to that segment.

	2007	2006	2005(1)

Combined ratios
Insurance – Canada (Northbridge)	92.3%	98.0%	92.9%
– U.S. (Crum & Forster)	93.5%	92.3%	100.9%
– Asia (Fairfax Asia)	70.4%	78.4%	93.0%
Reinsurance – OdysseyRe	95.5%	96.5%	117.5%
– Group Re	95.6%	95.7%	132.9%

Consolidated	94.0%	95.5%	109.4%

Sources of net earnings
Underwriting
Insurance – Canada (Northbridge)	78.0	20.5	68.2
– U.S. (Crum & Forster)	77.0	86.2	(9.1)
– Asia (Fairfax Asia)	20.3	14.5	4.8
Reinsurance – OdysseyRe	94.7	77.0	(397.8)
– Group Re	11.3	14.4	(103.6)

Underwriting income (loss)	281.3	212.6	(437.5)
Interest and dividends	604.4	586.1	355.3

Operating income (loss)	885.7	798.7	(82.2)
Net gains on investments	984.0	666.6	320.1
Runoff	187.6	(382.2)	(538.4)
Claims adjusting (Fairfax portion)	5.1	—	5.4
Interest expense	(193.8)	(195.7)	(184.6)
Corporate overhead and other	287.3	(11.2)	9.3

Pre-tax income (loss)	2,155.9	876.2	(470.4)
Income taxes	(708.1)	(483.2)	68.9
Non-controlling interests	(352.0)	(165.5)	(45.1)

Net earnings (loss)	1,095.8	227.5	(446.6)

(1)	The 2005 combined ratios include 7.9 combined ratio points for Canadian insurance, 8.9 combined ratio points for U.S. insurance, 19.2 combined ratio points for reinsurance (OdysseyRe), 33.6 combined ratio points for reinsurance (Group Re) and 15.3 consolidated combined ratio points arising from the 2005 hurricane losses.

For 2007, the company’s insurance and reinsurance operations generated underwriting profit of $281.3 and a combined ratio of 94.0%, compared to $212.6 and 95.5% respectively in 2006. Improved underwriting results for 2007 included the benefit of 2.3 points ($109.0) of net favourable development of prior years’ reserves compared to 4.4 points ($209.3) of net unfavourable development included in the 2006 results (related principally to net adverse reserve development at OdysseyRe (2001 and prior year’s casualty losses), partially offset by net favourable reserve development at Crum & Forster). Catastrophe losses, principally incurred by OdysseyRe, negatively impacted underwriting results for 2007 by 2.6 points ($120.8) compared to 1.4 points ($66.7) for 2006. In 2005, the company’s insurance and reinsurance operations incurred an underwriting loss of $437.5, reflecting the impact of $715.5 of net losses from

FAIRFAX FINANCIAL HOLDINGS LIMITED

Hurricanes Katrina, Rita and Wilma (“the 2005 hurricanes”), and produced a combined ratio of 109.4%. Prior to giving effect to the 2005 hurricane losses, those operations would have generated an underwriting profit of $278.0 and a combined ratio of 94.0%.

The 2007 pre-tax income of $187.6 for Runoff included net gains on investments of $291.8, including net gains related to credit default swaps of $241.2, and a net operating loss of $104.2 (compared to a net operating loss of $102.3 in 2006, excluding the items described below). The 2006 pre-tax loss of $382.2 for Runoff included a $412.6 non-cash pre-tax and after-tax loss on the commutation of the Swiss Re corporate adverse development cover and a $111.6 pre-tax gain on OdysseyRe common shares sold by runoff companies to facilitate the company’s OdysseyRe secondary offering. Runoff’s 2005 pre-tax loss of $538.4 included significant charges related to strengthening of prior periods’ reserves, losses on reinsurance commutations and settlements of reinsurance disputes, and losses arising from the 2005 hurricanes.

For 2007, net earnings were $1,095.8 ($61.20 per share, $58.38 per diluted share) compared to net earnings of $227.5 ($12.17 per share, $11.92 per diluted share) for 2006. Increased earnings in 2007 reflect a significant increase in net gains on investments (described below), improved operating income of the insurance and reinsurance operations (operating income of $885.7 compared to $798.7, reflecting a 32.3% increase in underwriting profit and a 3.1% increase in interest and dividend income) and an improved runoff result (pre-tax income of $187.6 compared to a pre-tax loss of $382.2 in 2006 primarily due to the $412.6 pre-tax loss on the 2006 commutation of the Swiss Re corporate adverse development cover). Net gains on investments in 2007 increased to $1,639.4 (including net gains of $1,145.0 related to credit default swaps and a $220.5 gain on the sale of the company’s investment in Hub International Limited) from $765.6 in 2006 (including significant gains derived in large part from the sale of Asian equities and a $137.3 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp., partially offset by net losses of $251.0 related to derivative positions including credit default swaps).

The net income in 2006 of $227.5 increased by $674.1 compared to 2005 as 2005 included significant catastrophe losses and runoff charges and featured lower investment income. Prior to the impact of $715.5 of consolidated losses resulting from the 2005 hurricanes and $420.5 of charges resulting from actions taken in runoff, earnings from operations before income taxes in 2005 would have been $669.5.

For 2007, of the $1,221.5 (2006 – $1,111.6; 2005 – $1,059.7) of consolidated operating expenses, $820.0 (2006 – $757.9; 2005 – $726.4) related to insurance, reinsurance and runoff operations and corporate overhead, while the balance of $401.5 (2006 – $353.7; 2005 – $333.3) related to Cunningham Lindsey.

The above sources of net earnings (with Cunningham Lindsey equity accounted) shown by business segment were as set out below for the years ended December 31, 2007, 2006 and 2005. The intercompany adjustment for gross premiums written eliminates premiums on reinsurance ceded within the group, primarily to OdysseyRe and Group Re. The intercompany adjustment for net gains on investments eliminates gains or losses on purchase and sale transactions within the group.

Year ended December 31, 2007

		U.S.	Fairfax			Ongoing			Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Group Re	Operations	Runoff	Intercompany	Other	Consolidated

Gross premiums written	1,531.3	1,245.0	171.2	2,282.7	250.2	5,480.4	8.0	(273.9)	–	5,214.5

Net premiums written	996.8	1,100.9	70.5	2,089.4	251.2	4,508.8	(10.4)	–	–	4,498.4

Net premiums earned	1,017.1	1,187.4	68.7	2,120.5	258.4	4,652.1	(3.3)	–	–	4,648.8

Underwriting profit	78.0	77.0	20.3	94.7	11.3	281.3	–	–	–	281.3
Interest and dividends	119.2	133.4	17.4	309.3	25.1	604.4	–	–	–	604.4

Operating income before:	197.2	210.4	37.7	404.0	36.4	885.7	–	–	–	885.7
Net gains (losses) on investments	188.2	250.3	(0.3)	554.6	8.5	1,001.3	291.8	(17.3)	–	1,275.8
Runoff operating (loss)	–	–	–	–	–	–	(104.2)	–	–	(104.2)
Claims adjusting	–	–	–	–	–	–	–	–	5.1	5.1
Interest expense	–	(51.0)	–	(37.7)	–	(88.7)	–	–	(105.1)	(193.8)
Corporate overhead and other	(12.4)	(9.6)	(3.2)	(13.8)	–	(39.0)	–	–	326.3	287.3

Pre-tax income (loss)	373.0	400.1	34.2	907.1	44.9	1,759.3	187.6	(17.3)	226.3	2,155.9
Income taxes										(708.1)
Non-controlling interests										(352.0)

Net earnings										1,095.8

Year ended December 31, 2006

		U.S.	Fairfax			Ongoing			Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Group Re	Operations	Runoff	Intercompany	Other	Consolidated

Gross premiums written	1,609.9	1,351.6	134.8	2,361.7	325.9	5,783.9	160.9	(458.2)	–	5,486.6

Net premiums written	1,012.3	1,196.5	60.5	2,186.9	314.5	4,770.7	19.0	–	–	4,789.7

Net premiums earned	1,025.8	1,114.0	67.3	2,225.8	332.4	4,765.3	85.3	–	–	4,850.6

Underwriting profit	20.5	86.2	14.5	77.0	14.4	212.6	–	–	–	212.6
Interest and dividends	100.8	156.5	3.3	298.4	27.1	586.1	–	–	–	586.1

Operating income before:	121.3	242.7	17.8	375.4	41.5	798.7	–	–	–	798.7
Net gains (losses) on investments	115.1	271.4	14.2	358.9	18.9	778.5	132.7	(111.9)	–	799.3
Runoff operating (loss)	–	–	–	–	–	–	(514.9)	–	–	(514.9)
Claims adjusting	–	–	–	–	–	–	–	–	–	–
Interest expense	–	(33.0)	–	(37.5)	–	(70.5)	–	–	(125.2)	(195.7)
Corporate overhead and other	(9.8)	(8.1)	(3.3)	(18.8)	–	(40.0)	–	–	28.8	(11.2)

Pre-tax income (loss)	226.6	473.0	28.7	678.0	60.4	1,466.7	(382.2)	(111.9)	(96.4)	876.2
Income taxes										(483.2)
Non-controlling interests										(165.5)

Net earnings										227.5

FAIRFAX FINANCIAL HOLDINGS LIMITED

Year ended December 31, 2005

		U.S.	Fairfax			Ongoing			Corporate &
	Northbridge	Insurance	Asia	OdysseyRe	Group Re	Operations	Runoff	Intercompany	Other	Consolidated

Gross premiums written	1,545.2	1,303.6	76.6	2,628.5	334.2	5,888.1	43.4	(372.4)	–	5,559.1

Net premiums written	978.8	1,026.0	46.5	2,303.3	326.5	4,681.1	13.5	–	–	4,694.6

Net premiums earned	959.2	1,053.1	68.2	2,275.9	314.9	4,671.3	21.2	–	–	4,692.5

Underwriting profit (loss)	68.2	(9.1)	4.8	(397.8)	(103.6)	(437.5)	–	–	–	(437.5)
Interest and dividends	65.7	105.0	7.5	167.2	9.9	355.3	–	–	–	355.3

Operating income (loss) before:	133.9	95.9	12.3	(230.6)	(93.7)	(82.2)	–	–	–	(82.2)
Net gains (losses) on investments	104.0	113.9	1.0	103.2	13.7	335.8	45.5	(15.7)	–	365.6
Runoff operating (loss)	–	–	–	–	–	–	(583.9)	–	–	(583.9)
Claims adjusting	–	–	–	–	–	–	–	–	5.4	5.4
Interest expense	–	(32.9)	–	(30.0)	–	(62.9)	–	–	(121.7)	(184.6)
Corporate overhead and other	(14.6)	(2.5)	(2.4)	(25.0)	–	(44.5)	–	–	53.8	9.3

Pre-tax income (loss)	223.3	174.4	10.9	(182.4)	(80.0)	146.2	(538.4)	(15.7)	(62.5)	(470.4)
Income taxes										68.9
Non-controlling interests										(45.1)

Net earnings (loss)										(446.6)

Segmented Balance Sheets

The company’s segmented balance sheets as at December 31, 2007 and 2006 present the assets and liabilities of, and the capital invested by the company in, each of the company’s major segments. The segmented balance sheets have been prepared on the following basis:

(a)	The balance sheet for each segment is on a legal entity basis for the subsidiaries within the segment (except for nSpire Re in Runoff, which excludes balances related to U.S. acquisition financing), prepared in accordance with Canadian GAAP and Fairfax’s accounting policies and basis of accounting. Accordingly, these segmented balance sheets differ from those published by Crum & Forster and OdysseyRe due to differences between Canadian and US GAAP.

(b)	Investments in affiliates, which are carried at cost, are disclosed in the financial information accompanying the discussion of the company’s business segments. Affiliated insurance and reinsurance balances, including premiums receivable, reinsurance recoverable, deferred premium acquisition costs, funds withheld payable to reinsurers, provision for claims and unearned premiums are not shown separately but are eliminated in Corporate and Other.

(c)	Corporate and Other includes Fairfax entity and its subsidiary intermediate holding companies as well as the consolidating and eliminating entries required under Canadian GAAP to prepare consolidated financial statements. The most significant of those entries are derived from the elimination of intercompany reinsurance (primarily consisting of reinsurance provided by Group Re, reinsurance between OdysseyRe and the primary insurers, and reinsurance related to pre-acquisition reinsurance arrangements), which affects recoverable from reinsurers, provision for claims and unearned premiums. The $1,374.4 corporate and other long term debt as at December 31, 2007 consists primarily of Fairfax debt of $1,063.2 (2006-$1,202.6), Cunningham Lindsey debt of $126.7, including $118.6 held by the public and $8.1 held by the company, and other long term obligations consisting of TIG trust preferred securities of $17.9 (2006-$17.9) and purchase consideration payable of $174.7 (2006-$179.2) related to the TRG acquisition (see note 9 to the consolidated financial statements). The Cunningham Lindsey debt of $107.7 as at December 31, 2006 was included in the Cunningham Lindsey segment with the portion owned by the company eliminated in the Corporate and other segment (see note 17 to the consolidated financial statements).

Segmented Balance Sheet as at December 31, 2007

	Insurance			Reinsurance
			Fairfax			Operating		Cunningham	Corporate
	Northbridge	U.S.	Asia	OdysseyRe	Group Re	Companies	Runoff	Lindsey(1)	and Other	Fairfax

Assets
Cash, short term investments and marketable securities	–	12.3	–	–	–	12.3	–	–	959.5	971.8
Accounts receivable and other	463.9	298.1	41.5	724.2	67.8	1,595.5	209.0	–	104.3	1,908.8
Recoverable from reinsurers	1,274.6	1,571.3	109.9	787.2	12.4	3,755.4	2,319.6	–	(1,036.5)	5,038.5
Portfolio investments	3,613.6	4,316.6	375.9	7,635.1	898.2	16,839.4	2,171.2	–	81.1	19,091.7
Deferred premium acquisition costs	143.2	72.3	0.5	150.8	4.3	371.1	–	–	–	371.1
Future income taxes	48.6	85.3	–	50.3	1.1	185.3	679.6	–	(520.6)	344.3
Premises and equipment	17.9	5.1	1.3	12.5	0.6	37.4	3.0	–	41.2	81.6
Goodwill	9.6	7.3	5.4	10.7	–	33.0	–	–	20.8	53.8
Due from affiliates	–	–	–	–	–	–	13.7	–	(13.7)	–
Other assets	–	11.8	–	26.3	–	38.1	20.0	–	22.1	80.2
Investments in Fairfax affiliates	–	91.9	–	88.5	157.2	337.6	185.4	–	(523.0)	–

Total assets	5,571.4	6,472.0	534.5	9,485.6	1,141.6	23,205.1	5,601.5	–	(864.8)	27,941.8

Liabilities
Accounts payable and accrued liabilities	237.4	215.4	62.0	330.8	3.8	849.4	250.8	–	112.8	1,213.0
Short sale and derivative obligations	271.2	719.8	–	63.4	–	1,054.4	–	–	8.4	1,062.8
Due to affiliates	0.2	0.4	–	3.6	12.9	17.1	5.6	–	(22.7)	–
Funds withheld payable to reinsurers	52.3	256.5	1.3	88.0	3.6	401.7	22.0	–	(61.1)	362.6
Provision for claims	2,670.0	3,178.4	145.6	5,119.1	588.1	11,701.2	4,263.1	–	(916.2)	15,048.1
Unearned premiums	894.4	486.2	87.1	769.1	118.4	2,355.2	0.9	–	(114.6)	2,241.5
Deferred taxes payable	6.7	–	0.7	–	–	7.4	–	–	(7.4)	–
Long term debt	–	307.2	–	489.2	–	796.4	–	–	1,374.4	2,170.8

Total liabilities	4,132.2	5,163.9	296.7	6,863.2	726.8	17,182.8	4,542.4	–	373.6	22,098.8

Non-controlling interests	–	–	2.1	–	–	2.1	–	–	1,582.9	1,585.0

Shareholders’ equity	1,439.2	1,308.1	235.7	2,622.4	414.8	6,020.2	1,059.1	–	(2,821.3)	4,258.0

Total liabilities and shareholders’ equity	5,571.4	6,472.0	534.5	9,485.6	1,141.6	23,205.1	5,601.5	–	(864.8)	27,941.8

Capital
Debt	–	307.2	–	489.2	–	796.4	–	–	1,374.4	2,170.8
Non-controlling interests	563.1	–	–	1,019.8	–	1,582.9	–	–	2.1	1,585.0
Investments in Fairfax affiliates	–	91.9	–	88.5	157.2	337.6	185.4	–	(523.0)	–
Shareholders’ equity	876.1	1,216.2	235.7	1,514.1	257.6	4,099.7	873.7	–	(715.4)	4,258.0

Total capital	1,439.2	1,615.3	235.7	3,111.6	414.8	6,816.6	1,059.1	–	138.1	8,013.8

% of total capital	18.0%	20.2%	2.9%	38.8%	5.2%	85.1%	13.2%	–	1.7%	100.0%

(1)	Effective December 31, 2007, the company commenced equity accounting for Cunningham Lindsey pursuant to the transaction described in note 17 of the consolidated financial statements. Accordingly, at December 31, 2007, Cunningham Lindsey is included in the Corporate and Other segment under portfolio investments.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Segmented Balance Sheet as at December 31, 2006

	Insurance			Reinsurance
		Crum &	Fairfax			Operating		Cunningham	Corporate
	Northbridge	Forster	Asia	OdysseyRe	Group Re	Companies	Runoff	Lindsey	and Other	Fairfax

Assets
Cash, short term investments and marketable securities	–	1.8	–	–	–	1.8	–	–	765.6	767.4
Accounts receivable and other	455.1	348.4	33.4	710.3	75.1	1,622.3	217.7	140.4	(87.6)	1,892.8
Recoverable from reinsurers	1,250.2	1,769.4	61.3	849.3	24.4	3,954.6	2,680.7	–	(1,128.8)	5,506.5
Portfolio investments	2,760.6	3,832.7	286.7	6,862.3	752.6	14,494.9	2,351.6	9.0	(19.9)	16,835.6
Deferred premium acquisition costs	123.1	84.0	5.0	149.9	7.0	369.0	–	–	–	369.0
Future income taxes	54.3	220.8	2.6	238.0	–	515.7	759.9	5.7	(510.0)	771.3
Premises and equipment	13.7	4.5	1.0	10.3	1.2	30.7	4.9	13.1	37.3	86.0
Goodwill	13.4	7.3	5.4	11.5	–	37.6	–	193.6	8.0	239.2
Due from affiliates	–	–	0.4	–	–	0.4	124.0	1.9	(126.3)	–
Other assets	1.3	23.7	–	21.7	–	46.7	19.7	9.6	32.7	108.7
Investments in Fairfax affiliates	–	109.7	–	88.5	142.8	341.0	208.4	–	(549.4)	–

Total assets	4,671.7	6,402.3	395.8	8,941.8	1,003.1	21,414.7	6,366.9	373.3	(1,578.4)	26,576.5

Liabilities
Subsidiary indebtedness	–	–	–	–	–	–	–	68.2	–	68.2
Accounts payable and accrued liabilities	188.4	275.5	44.4	256.1	3.1	767.5	262.3	102.7	(41.3)	1,091.2
Short sale and derivative obligations	259.1	400.2	–	120.3	–	779.6	3.7	–	–	783.3
Due to affiliates	–	12.9	–	3.5	6.2	22.6	–	–	(22.6)	–
Funds withheld payable to reinsurers	56.4	252.0	0.9	108.0	2.7	420.0	34.6	–	(84.6)	370.0
Provision for claims	2,329.5	3,371.5	123.5	5,142.2	603.0	11,569.7	4,908.9	–	(976.3)	15,502.3
Unearned premiums	832.4	576.2	56.1	786.8	119.5	2,371.0	43.2	–	(115.3)	2,298.9
Deferred taxes payable	5.6	–	–	–	–	5.6	–	0.9	(6.5)	–
Long term debt	–	300.0	–	512.3	–	812.3	–	107.7	1,392.8	2,312.8

Total liabilities	3,671.4	5,188.3	224.9	6,929.2	734.5	16,748.3	5,252.7	279.5	146.2	22,426.7

Non-controlling interests	–	–	7.3	–	–	7.3	–	1.5	1,284.1	1,292.9

Shareholders’ equity	1,000.3	1,214.0	163.6	2,012.6	268.6	4,659.1	1,114.2	92.3	(3,008.7)	2,856.9

Total liabilities and shareholders’ equity	4,671.7	6,402.3	395.8	8,941.8	1,003.1	21,414.7	6,366.9	373.3	(1,578.4)	26,576.5

Capital
Debt	–	300.0	–	512.3	–	812.3	–	175.9	1,392.8	2,381.0
Non-controlling interests	408.1	–	–	863.1	–	1,271.2	–	17.6	4.1	1,292.9
Investments in Fairfax affiliates	–	109.7	–	88.5	142.8	341.0	208.4	–	(549.4)	–
Shareholders’ equity	592.2	1,104.3	163.6	1,061.0	125.8	3,046.9	905.8	74.7	(1,170.5)	2,856.9

Total capital	1,000.3	1,514.0	163.6	2,524.9	268.6	5,471.4	1,114.2	268.2	(323.0)	6,530.8

% of total capital	15.3%	23.2%	2.5%	38.7%	4.1%	83.8%	17.1%	4.1%	(5.0)%	100.0%

Reinsurance recoverables declined by $468.0 to $5,038.5 in 2007 from $5,506.5 at the end of 2006 primarily as a result of the continued progress by the runoff operations and selectively reduced underwriting activity as a result of the insurance and reinsurance operating companies’ disciplined response to the softening underwriting cycle and increasingly competitive market conditions. Runoff reinsurance recoverables of $2,319.6 as at December 31, 2007 declined to 42.4% of consolidated reinsurance recoverable from $2,680.7 or 44.3% at the end of 2006.

Future income taxes represent amounts expected to be recovered in future years. At December 31, 2007 future income tax assets of $344.3 (of which $260.6 related to Fairfax Inc., Fairfax’s U.S. holding company, and its subsidiaries in the U.S. consolidated tax group and OdysseyRe) consisted of $373.2 of capitalized operating and capital losses, offset by temporary differences of $28.9 which primarily represent income and expenses recorded in the consolidated financial statements but not yet included or deducted for income tax purposes. The tax-effected operating and capital losses (before valuation allowance) relate primarily to Fairfax Inc. and its U.S. subsidiaries other than OdysseyRe ($80.3), where all of the losses expire after 2018, the Canadian holding company ($73.5), European runoff ($163.4) and Cunningham Lindsey ($48.4), with the remainder relating primarily to Northbridge.

Future income tax assets declined by $427.0 to $344.3 during 2007, the decrease being primarily attributable to the deferred income taxes arising from the change in net unrealized gains on available for sale and held for trading securities, and the recording of valuation allowances.

The company’s valuation allowance on its future income tax assets as at December 31, 2007 was $271.1, of which $180.9 related to timing differences and losses incurred primarily in the U.K. and Ireland, $48.4 related to Cunningham Lindsey and the remainder related primarily to foreign accrual property losses in Canada. Differences between expected and actual future operating results could adversely impact the company’s ability to realize the future income tax assets within a reasonable period of time given the inherent uncertainty in projecting operating company earnings and industry conditions. The company expects to realize the benefit of these capitalized losses from future profitable operations.

In determining the need for a valuation allowance, management considers primarily current and expected profitability of the companies. Management reviews the recoverability of the future income tax assets and the valuation allowance on a quarterly basis. The temporary differences principally relate to insurance-related balances such as claims, deferred premium acquisition costs and unearned premiums and to investment-related balances such as realized and unrealized gains and losses. Such temporary differences are expected to continue for the foreseeable future in light of the company’s ongoing operations.

Portfolio investments at December 31, 2007 include investments carried at equity-accounted values, which are primarily the company’s investment in 44.5%-owned Advent Capital (Holdings) PLC ($100.6), which is a publicly listed company, and 26.0%-owned ICICI Lombard General Insurance Company ($62.6), and the company’s ownership of 44.6% of the operating companies of Cunningham Lindsey ($58.8). Investments carried at equity-accounted values at December 31, 2006 included, in addition to Advent and ICICI Lombard, the company’s remaining holdings of Hub International Limited. The company sold its remaining holdings of Hub in 2007 for a pre-tax gain of $220.5. The unrecorded excess of fair value over the carrying value of investments carried at equity was $77.7 at December 31, 2007.

Goodwill decreased to $53.8 at December 31, 2007 from $239.2 at December 31, 2006, principally as a result of the company’s sale of a majority of its interest in the Cunningham Lindsey operating companies to a third party private equity investor (see note 17 to the consolidated financial statements) and the commencement of equity accounting for the retained interests in those operations on that date. Of the Cdn$199.6 of goodwill prior to the sale, 55.4% or Cdn$110.6 was disposed of and was included in the $7.6 net loss on the disposition of the Cunningham Lindsey operating companies, with the remaining 44.6% or Cdn$89.0 included in the equity accounted carrying value going forward.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Components of Net Earnings

Underwriting and Operating Income

Set out and discussed in the sections that follow are the 2007, 2006 and 2005 underwriting and operating results of Fairfax’s insurance and reinsurance operations on a summarized company-by-company basis.

Canadian Insurance – Northbridge

	2007	2006	2005

Underwriting profit	78.0	20.5	68.2

Combined ratio
Loss & LAE	64.1%	71.8%	67.9%
Commissions	8.2%	8.1%	6.3%
Underwriting expense	20.0%	18.1%	18.7%

	92.3%	98.0%	92.9%

Gross premiums written	1,531.3	1,609.9	1,545.2

Net premiums written	996.8	1,012.3	978.8

Net premiums earned	1,071.1	1,025.8	959.2

Underwriting profit	78.0	20.5	68.2
Interest and dividends	119.2	100.8	65.7

Operating income	197.2	121.3	133.9
Net gains on investments	188.2	115.1	104.0

Pre-tax income before interest and other	385.4	236.4	237.9

Net income after taxes	273.3	147.3	163.4

Northbridge’s underwriting results for 2007 improved relative to 2006, with increased underwriting profit of $78.0 and a combined ratio of 92.3% compared to $20.5 and 98.0% respectively in 2006. Included in 2007 underwriting results was the benefit of 6.9 combined ratio points ($70.3) arising from favourable development of prior years’ claims, including 4.0 combined ratio points of benefit attributable to foreign currency movements (the impact of appreciation of the Canadian dollar relative to the U.S. dollar on U.S. dollar-denominated claims liabilities of Commonwealth and Markel). Underwriting results for 2006 included the negative impact of 4.6 combined ratio points ($47.7) of net adverse reserve development primarily related to 2005 hurricane losses. Underwriting results for 2007 reflected the company’s disciplined response to the softening underwriting cycle and increasing competition for new business and renewal business, particularly at Markel and Commonwealth, where the year-over-year decline in Commonwealth’s premium volume also reflected its withdrawal from certain classes of business formerly written by its Energy and International division. For 2007, gross premiums written declined in Canadian dollar terms compared to 2006 by 9.4%, and net premiums written declined by 6.3%. Current period catastrophe losses did not materially impact 2007 underwriting results, and there was similarly no significant impact in 2006. Net premiums written and net premiums earned in 2006 increased by 3.4% and 6.9% respectively over 2005 premiums, primarily due to the effect of foreign currency translation of Northbridge’s predominantly Canadian dollar-denominated premiums (net premiums written and net premiums earned in 2006 decreased by 3.4% and 0.1% respectively over 2005 premiums in Canadian dollar terms).

In 2006, Northbridge earned underwriting profit of $20.5, representing a 69.9% decline from underwriting profit of $68.2 earned in 2005. The 2006 loss ratio of 71.8%, compared to the 2005 loss ratio of 67.9%, included 8.9 points primarily attributable to net adverse development of prior years’ reserves for the 2005 hurricane losses. During 2006, Commonwealth Insurance substantially withdrew from the majority of the business formerly underwritten by its Energy & International division, which business had been a significant source of recent years’ incurred catastrophe losses. Underwriting performance achieved by the Northbridge subsidiaries other than Commonwealth Insurance in 2006 was favourable, with combined ratios for Federated Insurance, Lombard Insurance and Markel Insurance of 84.0%, 90.1% and 91.2% respectively (compared to 90.7%, 88.5% and 88.2%, respectively in 2005). Commonwealth Insurance produced combined ratios of 153.7% in 2006 and 123.3% in 2005.

Net investment gains of $188.2 for 2007 included $27.0 of gains on sales on credit default swaps, $98.5 of net mark-to-market gains on credit default swaps, an $87.7 pre-tax gain on the sale of the company’s investment in Hub International Limited, net gains of $30.1 on common stocks (partially offset by provisions for other than temporary impairment of $21.1), and net gains on short equity index positions (SPDRs), which were largely offset by foreign currency translation losses on U.S. dollar cash and short term investment cash equivalents. Net investment gains of $115.1 in 2006 included net gains of $97.9 on common stocks, net gains of $55.1 on bonds, and net losses of $36.4 related to derivative securities, including credit default swaps. Net investment gains of $104.0 in 2005 included net gains of $75.0 on common stocks, net gains of $32.6 on bonds and net losses of $10.4 related to derivative securities. Increased operating income in 2007, derived from the $57.5 increase in underwriting profit and the 18.3% increase in interest and dividend income, and increased net investment gains contributed to a $149.0 increase in pre-tax income before interest and other for 2007 compared to 2006. Pre-tax income before interest and other was largely unchanged in 2006 compared to 2005 ($236.4 compared to $237.9) but net earnings declined in 2006 to $147.3 from $163.4 in 2005, with the decline primarily attributable to the effect of a lower effective tax rate in 2005 resulting from the reduced taxation of certain realized gains on portfolio investments.

Cash flow provided by operating activities in 2007 was $187.6 compared to $189.4 in 2006, with the decrease primarily attributable to increased claims payments and reduced premium volumes written, partially offset by increased receipts of amounts receivable and recoverable from reinsurers, reduced income tax payments and the timing of proceeds on investment securities sold. Cash flow provided by operating activities of $189.4 in 2006 decreased from $346.0 in 2005, with the decrease primarily attributable to the general decline in Northbridge’s business activity (gross premiums written and net premiums written declined in 2006 relative to 2005 by 2.7% and 3.4% respectively in Canadian dollar terms).

Northbridge’s 2007 results produced a return on average equity, while remaining debt free, of 22.8% (expressed in Canadian dollars). Northbridge’s average annual return on average equity over the past 22 years since inception in 1985 is 16.7% (expressed in Canadian dollars).

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out below are the balance sheets (in U.S. dollars) for Northbridge as at December 31, 2007 and 2006.

	2007	2006

Assets
Accounts receivable and other	463.9	455.1
Recoverable from reinsurers	1,274.6	1,250.2
Portfolio investments	3,613.6	2,760.6
Deferred premium acquisition costs	143.2	123.1
Future income taxes	48.6	54.3
Premises and equipment	17.9	13.7
Goodwill	9.6	13.4
Other assets	–	1.3

Total assets	5,571.4	4,671.7

Liabilities
Accounts payable and accrued liabilities	237.4	188.4
Short sale and derivative obligations	271.2	259.1
Due to affiliates	0.2	–
Funds withheld payable to reinsurers	52.3	56.4
Provision for claims	2,670.0	2,329.5
Unearned premiums	894.4	832.4
Deferred taxes payable	6.7	5.6

Total liabilities	4,132.2	3,671.4
Shareholders’ equity	1,439.2	1,000.3

Total liabilities and shareholders’ equity	5,571.4	4,671.7

Northbridge’s assets and liabilities increased in 2007 due to continued profitability, favourable investment performance and strengthening of the Canadian dollar. Portfolio investments at December 31, 2007 totaled $3,613.6, an increase of 30.9% over December 31, 2006, driven by strong operating cash flows and favourable investment returns. Amounts recoverable from reinsurers increased to $1,274.6 in 2007 from $1,250.2 in 2006, primarily as a result of a stronger Canadian dollar in 2007 compared to 2006.

Provision for claims increased in 2007, primarily as a result of a stronger Canadian dollar in 2007 compared to 2006, to $2,670.0 at December 31, 2007 from $2,329.5 a year earlier. Common shareholders’ equity at December 31, 2007 was $1,439.2 compared to $1,000.3 at December 31, 2006 as a result of 2007 earnings of $273.3, partially offset by dividends paid in 2007 of $32.1, and an increase in shareholders’ equity relating to the adoption of new accounting standards (see note 2 to the consolidated financial statements).

For more information on Northbridge’s results, please see its 2007 annual report posted on its website www.norfin.com.

U.S. Insurance – Crum & Forster(1)(2)

Years ended December 31, 2007 and 2006

	2007	2006

Underwriting profit	77.0	86.2

Combined ratio
Loss & LAE	64.9%	64.1%
Commissions	12.0%	11.1%
Underwriting expense	16.6%	17.1%

	93.5%	92.3%

Gross premiums written	1,245.0	1,351.6

Net premiums written	1,100.9	1,196.5

Net premiums earned	1,187.4	1,114.0

Underwriting profit	77.0	86.2
Interest and dividends	133.4	156.5

Operating income	210.4	242.7
Net gains on investments	250.3	271.4

Pre-tax income before interest and other	460.7	514.1

Net income after taxes	267.3	314.6

Year ended December 31, 2005

	Crum &
	Forster	Fairmont	Total

Underwriting profit (loss)	(12.6)	3.5	(9.1)

Combined ratio
Loss & LAE	73.2%	63.2%	71.7%
Commissions	10.3%	11.7%	10.5%
Underwriting expense	17.9%	22.9%	18.7%

	101.4%	97.8%	100.9%

Gross premiums written	1,097.8	205.8	1,303.6

Net premiums written	866.9	159.1	1,026.0

Net premiums earned	892.1	161.0	1,053.1

Underwriting profit (loss)	(12.6)	3.5	(9.1)
Interest and dividends	100.4	4.6	105.0

Operating income	87.8	8.1	95.9
Net gains on investments	103.9	10.0	113.9

Pre-tax income before interest and other	191.7	18.1	209.8

Net income after taxes	106.6	11.8	118.4

(1)	These results differ from those published by Crum & Forster Holdings Corp., primarily due to differences between Canadian and US GAAP relating principally to the treatment of retroactive reinsurance.

(2)	Effective January 1, 2006, Fairmont’s business was carried on as the Fairmont Specialty division of Crum & Forster, and the Fairmont legal entities were placed under the management of U.S. runoff.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Crum & Forster’s 2007 underwriting results featured a combined ratio of 93.5% and underwriting profit of $77.0 compared to 92.3% and $86.2 respectively in 2006. Included in the results for 2007 was the benefit of 3.9 combined ratio points ($46.6) of net favourable development of prior years’ reserves (compared to 7.1 combined ratio points comprised of $48.9 of net favourable development of prior years’ reserves and $30.0 of return premiums related to reduced cessions to aggregate reinsurance treaties in 2006), after the effects of aggregate stop loss reinsurance treaties. Prior to the effect of aggregate stop loss reinsurance, Crum & Forster experienced net favourable development of $50.2, principally attributable to $65.4 of favourable emergence in workers’ compensation lines and $39.3 of net favourable development related to general liability and commercial multi-peril liabilities, partially offset by $54.5 of adverse development in latent liability reserves. Catastrophe losses added 1.3 combined ratio points and $15.0 to the combined ratio for 2007 (2.2 combined ratio points and $24.4 in 2006). Underwriting results for Crum & Forster (including the results of Fairmont, the business of which was assumed by Crum & Forster effective January 1, 2006) improved significantly in 2006 compared to 2005, generating underwriting profit of $86.2 compared to an underwriting loss of $9.1 in 2005 and producing a combined ratio of 92.3% in 2006 compared to 100.9% in 2005. Underwriting results in 2006 reflected net benefits of $78.9 or 7.1 combined ratio points as described above. The benefits arose primarily from favourable loss development across all major casualty lines, partially offset by adverse development in lines of business with latent exposures. Underwriting results in 2005 featured an underwriting loss of $9.1 and a combined ratio of 100.9% (including 8.9 combined ratio points arising from the 2005 hurricanes).

In 2007, the company’s disciplined response to the softening underwriting cycle, increasing competition for new business and declining renewal pricing contributed to year-over-year declines in gross premiums written and net premiums written in most lines of business, including primary casualty, umbrella and property, partially offset by significant growth in accident and health business written by the Fairmont Specialty division, resulting in overall decreases in gross premiums written and net premiums written of 7.9% and 8.0% respectively. Net premiums earned increased by 6.6% in 2007 and included the effect of additional earned premium from the Fairmont Specialty division (on January 1, 2006, the ongoing business of Fairmont was carried on as the Fairmont Specialty division of Crum & Forster, while the Fairmont entities were placed under the management of U.S. runoff). Net premiums written by Crum & Forster in 2006 increased by 16.6% to $1,196.5 compared to $1,026.0 in net premiums written by the U.S. insurance segment in 2005, as a result of new business premium in Crum & Forster’s property, umbrella and specialty casualty lines of business, $30.0 of return premiums related to reduced cessions to aggregate reinsurance treaties, reduced ceded premium attributable to increased retentions on various lines of business, and the impact of restatement premiums paid in 2005.

For 2007, a $32.3 decrease in operating income and a $21.1 reduction in net investment gains to $250.3 (including $229.7 related to net gains on credit default swaps) from $271.4 in 2006 (which included net gains of $272.4 on common stocks, including a $122.2 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp., net gains of $62.2 on bonds and net losses of $68.9 related to derivative securities, including credit default swaps) contributed to decreased net income of $267.3 compared to $314.6 in 2006. Net income for 2006 increased substantially to $314.6 compared to 2005 net income for the U.S. insurance segment of $118.4. The largest contributor to the increase was an increase in net gains on investments to $271.4 from $113.9 in 2005 (which included net gains of $89.0 on bonds, net gains of $70.7 on common stocks and net losses of $50.0 related to derivative securities), augmented by an increase in interest and dividend income to $156.5 from $105.0, in addition to a $95.3 year-over-year improvement in underwriting profitability.

Crum & Forster’s principal operating subsidiaries (United States Fire Insurance and North River Insurance) paid combined dividends in 2007 to their parent holding company of $138.2 compared to $127.0 in 2006 ($93.4 in 2005). Crum & Forster’s parent holding company paid dividends to Fairfax of $183.7 in 2007 and $90.0 in 2006 ($73.5 in 2005). The dividends paid to

Fairfax of $183.7 include $79.7 relating to a new tax sharing agreement entered into in 2007 between the company and Crum & Forster to elect to file federal income tax returns on a consolidated basis for tax sharing purposes. Accordingly, the $79.7 dividend paid to Fairfax reflects the utilization of the company’s net operating losses. The subsidiaries’ combined 2008 maximum dividend capacity, without prior regulatory approval, is $163.3.

Cash flow used in operating activities for 2007 was $5.9 compared to cash flow provided by operating activities of $89.4 for 2006 ($9.1 in 2005), with the decline primarily attributable to higher net paid losses, lower premium collections and higher underwriting expenses reflecting increased compensation and timing of technology payments, which were partially offset by lower income tax payments. The increase in net paid losses was primarily due to the Fairmont Specialty business, which was only acquired in 2006 (so that there were no loss payments on pre-2006 claims) and also experienced significant growth in net earned premium in 2007 as well as higher net paid losses in the workers’ compensation and commercial automobile lines of business. Cash flow provided by operations in 2006 was $89.4 compared to $9.1 in 2005. The increase in 2006 reflected general business expansion driven by the assumption of Fairmont business, partially offset by higher payments of income taxes.

Crum & Forster’s net income for the year ended December 31, 2007 produced a return on average equity of 21.2% (2006 – 28.6%). Crum & Forster’s cumulative earnings since acquisition on August 13, 1998 have been $1,062.8, from which it has paid dividends to Fairfax of $626.6, and its annual return on average equity since acquisition has been 11.6%.

Set out below are the balance sheets for Crum & Forster as at December 31, 2007 and 2006.

	2007	2006

Assets
Cash, short term investments and marketable securities	12.3	1.8
Accounts receivable and other	298.1	348.4
Recoverable from reinsurers	1,571.3	1,769.4
Portfolio investments	4,316.6	3,832.7
Deferred premium acquisition costs	72.3	84.0
Future income taxes	85.3	220.8
Premises and equipment	5.1	4.5
Goodwill	7.3	7.3
Other assets	11.8	23.7
Investments in Fairfax affiliates	91.9	109.7

Total assets	6,472.0	6,402.3

Liabilities
Accounts payable and accrued liabilities	215.4	275.5
Short sale and derivative obligations	719.8	400.2
Due to affiliates	0.4	12.9
Funds withheld payable to reinsurers	256.5	252.0
Provision for claims	3,178.4	3,371.5
Unearned premiums	486.2	576.2
Long term debt	307.2	300.0

Total liabilities	5,163.9	5,188.3
Shareholders’ equity	1,308.1	1,214.0

Total liabilities and shareholders’ equity	6,472.0	6,402.3

(1)	These balance sheets differ from those published by Crum & Forster Holdings Corp., primarily due to differences between Canadian and US GAAP relating principally to the treatment of retroactive reinsurance.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Significant changes to Crum & Forster’s balance sheet as at December 31, 2007 as compared to its 2006 balance sheet include a $198.1 decrease in reinsurance recoverables and a $193.1 decrease in provision for claims, both primarily attributable to reduced balances related to paid claims arising from the 2005 and 2004 hurricanes. A decline in Crum & Forster’s business activity in 2007, as measured by reduced gross and net premiums written, contributed to balance sheet changes including a $50.3 decrease in accounts receivable, a $60.1 decrease in accounts payable and accrued liabilities and a $90.0 decrease in unearned premiums. An increase in portfolio investments of $483.9 (a $164.3 increase net of the $319.6 increase in securities sold but not yet purchased) resulted primarily from significant investment gains during the year. A $135.5 decrease in the future income tax asset was primarily attributable to the utilization of net operating losses and deferred income taxes arising from the change in net unrealized gains on available for sale and held for trading securities. Shareholders’ equity increased by $94.1, reflecting net earnings of $267.3, the adoption of new accounting standards (see note 2 to the consolidated financial statements) partially offset by $183.7 of dividends paid during 2007.

Crum & Forster’s investments in Fairfax affiliates as at December 31, 2007 consist of:

Affiliate	% interest

Northbridge (common shares)	15.5
TRG Holdings (Class 1 shares)	5.2
MFX	9.3

For more information on Crum & Forster, please see its 10-K report for 2007 which will be posted on its website www.cfins.com.

Asian Insurance – Fairfax Asia

	2007	2006	2005

Underwriting profit	20.3	14.5	4.8

Combined ratio
Loss & LAE	56.2%	55.7%	65.5%
Commissions	(3.1)%	7.5%	12.3%
Underwriting expense	17.3%	15.2%	15.2%

	70.4%	78.4%	93.0%

Gross premiums written	171.2	134.8	76.6

Net premiums written	70.5	60.5	46.5

Net premiums earned	68.7	67.3	68.2

Underwriting profit	20.3	14.5	4.8
Interest and dividends	17.4	3.3	7.5

Operating income	37.7	17.8	12.3
Net gains (losses) on investments	(0.3)	14.2	1.0

Pre-tax income before interest and other	37.4	32.0	13.3

Net income after taxes	28.7	23.0	7.3

Fairfax Asia comprises the company’s Asian holdings and operations: Singapore-based First Capital Insurance Limited, Hong Kong-based Falcon Insurance Limited, 24.9%-owned Bangkok-based Falcon Insurance Public Company Limited and a 26.0% equity-accounted interest in Mumbai-based ICICI Lombard General Insurance Company Limited, India’s largest (by market share) private general insurer (the remaining 74.0% interest is held by ICICI Bank, India’s second largest commercial bank).

Underwriting performance for 2007 featured improved underwriting profit of $20.3 ($14.5 in 2006) and a combined ratio of 70.4% (78.4% in 2006). The improved results included 6.4 combined ratio points ($4.4) of net favourable development of prior years’ reserves (4.2 combined ratio points ($2.8) of net adverse development in 2006). In 2007, increased marine business written by First Capital, a significant portion of which was ceded to third parties, was partially offset by a decrease in premiums written by Falcon due to intense market competition, resulting in a 27.0% increase in gross premiums written and a 16.5% increase in net premiums written. Improved operating income for 2007, reflecting improved underwriting profit and increased interest and dividend income, was partially offset by decreased net investment gains and contributed to increased pre-tax income before interest and other of $37.4 compared to $32.0 in 2006.

Fairfax Asia’s 2006 underwriting profit rose to $14.5 compared to $4.8 in 2005, and operating income increased to $17.8 from $12.3. The improved results reflect 2006 underwriting profit at First Capital of $22.6 (underwriting profit of $3.9 in 2005), offset by an underwriting loss of $5.2 at Falcon (underwriting profit of $0.6 in 2005). First Capital’s underwriting results include net favourable development of prior periods’ reserves of $2.6, while Falcon’s underwriting results include net adverse development of $5.4 primarily related to its employees’ compensation insurance line of business. Net premiums written by Fairfax Asia in 2006 grew by 30.1% to $60.5, driven primarily by growth at First Capital. Net realized gains of $14.2 during 2006 (compared to $1.0 in 2005), combined with significantly higher underwriting profit and operating income, resulted in 2006 net earnings of $23.0 for Fairfax Asia, compared to $7.3 in 2005.

During 2007, Fairfax Asia contributed $15.3 to ICICI Lombard General Insurance Company through participation in a rights offering to maintain Fairfax Asia’s 26.0% interest. In total, as at December 31, 2007, the company had invested $57.1 in ICICI Lombard and carried this investment at $62.6 on the equity basis of accounting (and at a fair value of $149.0 for balance sheet disclosure purposes). The company’s investment in ICICI Lombard is included in portfolio investments in the Fairfax Asia balance sheet that follows.

Fairfax Asia’s share of ICICI Lombard’s net earnings or loss on an equity-accounted basis was net income of $7.4 in 2007, net loss of $2.6 in 2006 and net income of $2.4 in 2005. During the nine-month period ended December 31, 2007 ICICI Lombard’s gross premium written increased in Indian rupees by 33.0% over the comparable 2006 period with a combined ratio (trade basis) of 98.7% on an Indian GAAP basis. With a 12.7% market share, 4,920 employees and 257 offices across India, ICICI Lombard is India’s largest (by market share) private general insurer. Please see its website (www.icicilombard.com) for further details of its operations.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out below are the balance sheets for Fairfax Asia as at December 31, 2007 and 2006:

	2007	2006

Assets
Accounts receivable and other	41.5	33.4
Recoverable from reinsurers	109.9	61.3
Portfolio investments	375.9	286.7
Deferred premium acquisition costs	0.5	5.0
Future income taxes	–	2.6
Premises and equipment	1.3	1.0
Goodwill	5.4	5.4
Due from affiliates	–	0.4

Total assets	534.5	395.8

Liabilities
Accounts payable and accrued liabilities	62.0	44.4
Funds withheld payable to reinsurers	1.3	0.9
Provision for claims	145.6	123.5
Unearned premiums	87.1	56.1
Deferred taxes payable	0.7	–

Total liabilities	296.7	224.9
Non-controlling interests	2.1	7.3
Shareholders’ equity	235.7	163.6

Total liabilities and shareholders’ equity	534.5	395.8

Significant changes to Fairfax Asia’s balance sheet as at December 31, 2007, reflecting increased business activity during 2007, included an $89.2 increase in portfolio investments and increased recoverable from reinsurers, provision for claims and unearned premiums. Shareholders’ equity increased by $72.1 as a result of 2007 earnings, the positive impact of the adoption of new accounting standards (see note 2 to the consolidated financial statements) and the issuance of $16.6 of additional equity capital to Fairfax to fund the $15.3 increase in Fairfax Asia’s investment in ICICI Lombard and to provide capital for the general growth in Fairfax Asia’s business.

               Reinsurance – OdysseyRe(1)

	2007	2006	2005

Underwriting profit (loss)	94.7	77.0	(397.8)

Combined ratio
Loss & LAE	66.4%	68.7%	90.5%
Commissions	20.6%	20.8%	20.8%
Underwriting expense	8.5%	7.0%	6.2%

	95.5%	96.5%	117.5%

Gross premiums written	2,282.7	2,361.7	2,628.5

Net premiums written	2,089.4	2,186.9	2,303.3

Net premiums earned	2,120.5	2,225.8	2,275.9

Underwriting profit (loss)	94.7	77.0	(397.8)
Interest and dividends	309.3	298.4	167.2

Operating income (loss)	404.0	375.4	(230.6)
Net gains on investments	554.6	358.9	103.2

Pre-tax income (loss) before interest and other	958.6	734.3	(127.4)

Net income (loss) after taxes	596.0	470.7	(110.2)

(1)	These results differ from those published by Odyssey Re Holdings Corp. primarily due to differences between Canadian and US GAAP.

OdysseyRe generated improved underwriting profit of $94.7 and a combined ratio of 95.5% in 2007, compared to $77.0 and 96.5% respectively in 2006. The 2007 combined ratio included 1.9 combined ratio points ($40.5) of net adverse reserve development (a total of $142.9 in the Americas division, including $77.4 for asbestos and environmental reserves strengthening, a $21.2 charge related to a third quarter litigation settlement, and adverse development of 2001 and prior years’ casualty losses, partially offset by net favourable emergence in the London Market ($57.0) and U.S. Insurance ($38.7) divisions) and 4.7 combined ratio points ($98.8) for current period catastrophe losses (primarily Storm Kyrill, Cyclone Gonu, Mexico floods, Jakarta floods, Peru earthquake and UK floods). The 2006 underwriting results included 8.3 combined ratio points ($185.4) of net adverse reserve development (primarily the Americas division 2001 and prior years’ casualty reserves and 2005 property catastrophe losses) and 1.6 combined ratio points ($34.9) of current period catastrophe losses (primarily U.S. Gulf storms and India floods) in 2006. OdysseyRe’s 2006 underwriting results also included a $33.8 loss related to a commutation with affiliate nSpire Re (this was recorded as a loss of $5.5 under US GAAP in the consolidated financial statements of OdysseyRe) which was recorded as adverse reserve development in these OdysseyRe segment results and which was eliminated in the consolidated financial statements of Fairfax. During 2006, OdysseyRe’s worldwide reinsurance and insurance operations generated underwriting profit of $77.0 and a combined ratio of 96.5%, compared to an underwriting loss of $397.8 and a combined ratio of 117.5% in 2005. OdysseyRe’s results in 2005, a year of unprecedented catastrophe losses industry-wide, included 19.2 combined ratio points ($436.0 of pre-tax losses, net of applicable reinstatement premiums and reinsurance) arising from Hurricanes Katrina, Rita and Wilma. OdysseyRe’s 2006 underwriting results included 8.3 combined ratio points ($185.4 pre-tax, including a third quarter $33.8 pre-tax loss on the commutation of an intercompany reinsurance treaty) in net adverse development of prior years’ loss reserves arising primarily from 2001 and prior years’ U.S. casualty and latent reserves, partially offset by favourable development of recent years’ business in the U.S. Insurance, London Market and EuroAsia divisions.

FAIRFAX FINANCIAL HOLDINGS LIMITED

OdysseyRe continued to experience broad competitive pressures in 2007 in the global reinsurance and insurance markets in which it competes. Declines in reinsurance premiums reflected increasing client retentions and softening pricing in global reinsurance markets, and planned reductions in the U.S. Insurance division’s personal auto business. These decreases were partially offset by increases in premiums of the London Market and EuroAsia divisions, where favourable foreign currency movements also resulted in increased U.S. dollar-denominated premiums. Gross premiums written during the year declined 3.3%, with a decrease in the Americas division (9.7%) partially offset by increases in the U.S. Insurance (4.5%), London Market (2.7%) and EuroAsia (0.8%) divisions. Net premiums written during the year declined by 4.5%, and net premiums earned decreased by 4.7%. Gross premiums written by OdysseyRe in 2006 of $2,361.7 declined by 10.2% from $2,628.5 in 2005 (excluding reinstatement premiums in 2006 and 2005, the decline was 7.8%). The decline primarily reflected a reduction in the amount of reinsurance business written in 2006 on a proportional basis in certain classes of business, particularly for catastrophe-exposed property business in the U.S., and OdysseyRe’s decision to migrate certain proportional business to an excess of loss basis, which had the effect of reducing written premiums attributable to the coverage. In addition, the absence of major catastrophes in 2006 resulted in a decrease in reinstatement premiums. Lastly, OdysseyRe experienced a decline in casualty classes of business in 2006, reflecting lower levels of reinsurance purchased by its customers and generally increased competition in certain specialty classes.

Increased 2007 operating income, resulting from a 23.0% increase in underwriting profit and a 3.7% increase in interest and dividends, and a 54.5% increase in net investment gains ($554.6, including $298.3 of net gains related to credit default swaps, a $130.1 gain on the sale of the company’s investment in Hub International Limited, $180.7 of net gains on bonds, common stocks and other derivative securities, and $54.5 of impairments recorded on common stock and bond investments) contributed to a $125.3 increase in net income to $596.0 from $470.7 in 2006.

Significantly increased 2006 interest and dividend income (a 78.5% increase to $298.4 in 2006 from $167.2 in 2005, due primarily to an increased portfolio, a higher proportion of interest-bearing investment assets and higher short term interest rates) and net realized gains ($358.9 in 2006, including net gains of $376.7 on common stocks, net gains of $44.6 on bonds, net losses of $101.2 related to derivative securities, $28.2 recorded as other than temporary impairments in the values of certain common stocks and bonds, and $69.5 of realized foreign exchange gains, compared to $103.2 in 2005, including net gains of $126.9 on bonds, net gains of $106.6 on common stocks, net losses of $55.6 related to derivative securities, $43.5 recorded as other than temporary impairments in the values of certain common stocks and bonds, and $26.3 of realized foreign exchange losses), combined with the turnaround in underwriting profitability, increased OdysseyRe net income to $470.7 in 2006 from a net loss of $110.2 in 2005.

Cash flow provided by operating activities for 2007 was $162.8 compared to $745.2 for 2006, with the decline primarily attributable to decreased reinsurance recoveries and increased income taxes paid. Increased 2006 net operating cash flows of $745.2 (compared to $397.3 in 2005) reflected increased operating income and collections of reinsurance recoverable and income taxes receivable, offset somewhat by decreases in funds withheld payable to reinsurers and reinsurance balances payable.

Set out below are the balance sheets for OdysseyRe as at December 31, 2007 and 2006:

	2007	2006

Assets
Accounts receivable and other	724.2	710.3
Recoverable from reinsurers	787.2	849.3
Portfolio investments	7,635.1	6,862.3
Deferred premium acquisition costs	150.8	149.9
Future income taxes	50.3	238.0
Premises and equipment	12.5	10.3
Goodwill	10.7	11.5
Other assets	26.3	21.7
Investments in Fairfax affiliates	88.5	88.5

Total assets	9,485.6	8,941.8

Liabilities
Accounts payable and accrued liabilities	330.8	256.1
Short sale and derivative obligations	63.4	120.3
Due to affiliates	3.6	3.5
Funds withheld payable to reinsurers	88.0	108.0
Provision for claims	5,119.1	5,142.2
Unearned premiums	769.1	786.8
Long term debt	489.2	512.3

Total liabilities	6,863.2	6,929.2
Shareholders’ equity	2,622.4	2,012.6

Total liabilities and shareholders’ equity	9,485.6	8,941.8

(1)	These balance sheets differ from those published by Odyssey Re Holdings Corp. primarily due to differences between Canadian and US GAAP.

Significant changes to OdysseyRe’s 2007 balance sheet reflected the effects of the softening underwriting cycle and increased reinsurance client retentions on certain of OdysseyRe’s classes of business in 2007, and the effects of record investment income and earnings on portfolio investments and shareholders’ equity. Portfolio investments increased during 2007 by $772.8 ($829.7 net of the $56.9 reduction in securities sold but not yet purchased), reflecting positive net operating cash flows, modestly increased interest and dividend income and net investment gains of $554.6. The $187.7 decrease in future income taxes was primarily related to the deferred income taxes arising from the change in net unrealized gains on available for sale and held for trading securities. The $62.1 decline in balances recoverable from reinsurers primarily reflected OdysseyRe’s operating decision to selectively increase its own retentions, commutations of certain ceded business, and collections of paid losses related to ceded 2005 hurricane losses. Shareholders’ equity increased by $609.8, primarily reflecting net earnings of $596.0, partially offset by common and preferred dividends paid during the year of $26.1. Including its record net earnings achieved in 2007, since the end of 2001 (the year of OdysseyRe’s IPO) OdysseyRe’s book value per common share has grown at a compound annual rate of 20.4% on a US GAAP basis.

OdysseyRe’s investments in Fairfax affiliates as at December 31, 2007 consist of:

Affiliate	% interest

TRG Holdings (Class 1 shares)	47.4
Fairfax Asia	25.9
MFX	7.4

For more information on OdysseyRe’s results, please see its 10-K report for 2007 and its 2007 annual report, which are posted on its website www.odysseyre.com.

FAIRFAX FINANCIAL HOLDINGS LIMITED

               Reinsurance – Group Re

Group Re primarily constitutes the participation by CRC (Bermuda), Wentworth (based in Barbados) and nSpire Re in the reinsurance of Fairfax’s subsidiaries by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms and pricing as the third party reinsurers. Group Re’s activities are managed by Fairfax.

Consistent with the company’s objective of retaining more business for its own account during periods of favourable market conditions, CRC (Bermuda), Wentworth and nSpire Re may participate in certain of the reinsurance programs of Fairfax’s subsidiaries, by quota share or through participation in those subsidiaries’ third party reinsurance programs on the same terms and pricing as the third party reinsurers. The provision of such reinsurance, which may vary by program and by subsidiary, is reported as “Group Re”. Since 2004, Group Re, through CRC, Wentworth and nSpire Re, has also written third party business. Group Re’s cumulative pre-tax income since its inception in 2002 is $125.4, notwithstanding its hurricane-related $80.0 pre-tax loss in 2005.

	2007	2006	2005

Underwriting profit (loss)	11.3	14.4	(103.6)

Combined ratio
Loss & LAE	54.4%	67.4%	107.3%
Commissions	39.1%	26.8%	24.9%
Underwriting expense	2.1%	1.5%	0.7%

	95.6%	95.7%	132.9%

Gross premiums written	250.2	325.9	334.2

Net premiums written	251.2	314.5	326.5

Net premiums earned	258.4	332.4	314.9

Underwriting profit (loss)	11.3	14.4	(103.6)
Interest and dividends	25.1	27.1	9.9

Operating income (loss)	36.4	41.5	(93.7)
Net gains on investments	8.5	18.9	13.7

Pre-tax income (loss) before interest and other	44.9	60.4	(80.0)

Net income (loss) after taxes	44.9	59.6	(80.0)

Commencing in the first quarter of 2007, Group Re’s results are reported separately from the results of the Runoff segment. Underwriting results for 2007 featured underwriting profit of $11.3 ($14.4 in 2006) and a combined ratio of 95.6% (95.7% in 2006). Underwriting performance for the year included the benefit of 10.9 combined ratio points ($28.4) related to net favourable development of prior years’ reserves reflecting favourable loss emergence trends in the reserves of Group Re cedants (compared to net adverse development of 6.7 combined ratio points ($22.2) in 2006, principally related to 2005 hurricane losses). Increasingly competitive conditions in reinsurance markets accounted for declines in gross premiums written and net premiums written in 2007 compared to 2006 of 23.2% and 20.1% respectively. Net premiums written pursuant to the proportional quota share treaty between CRC (Bermuda) and Northbridge’s Lombard Insurance operating companies were $166.3 in 2007 (2006-$151.5; 2005-$141.0). For 2007, a modest decrease in operating income and a decline in net investment gains led to a decline in pre-tax income before interest and other to $44.9 in 2007 from $60.4 in 2006. The 2005 pre-tax and after-tax loss of $80.0 reflects $105.6 of losses arising from Hurricanes Katrina, Rita and Wilma.

Set out below are the balance sheets for Group Re as at December 31, 2007 and 2006.

	2007	2006

Assets
Accounts receivable and other	67.8	75.1
Recoverable from reinsurers	12.4	24.4
Portfolio investments	898.2	752.6
Deferred premium acquisition costs	4.3	7.0
Future income taxes	1.1	–
Premises and equipment	0.6	1.2
Investments in Fairfax affiliates	157.2	142.8

Total assets	1,141.6	1,003.1

Liabilities
Accounts payable and accrued liabilities	3.8	3.1
Due to affiliates	12.9	6.2
Funds withheld payable to reinsurers	3.6	2.7
Provision for claims	588.1	603.0
Unearned premiums	118.4	119.5

Total liabilities	726.8	734.5

Shareholders’ equity	414.8	268.6

Total liabilities and shareholders’ equity	1,141.6	1,003.1

Significant changes to the 2007 balance sheet compared to the 2006 balance sheet are an increase in portfolio investments of $145.6, resulting from increased cash flow provided by operating activities, and decreases in recoverable from reinsurers of $12.0 and provision for claims of $14.9 due to reduced written premiums. Shareholders’ equity increased by $146.2, reflecting net earnings of $44.9 and an increase in shareholders’ equity as a result of the adoption of new accounting standards (see note 2 to the consolidated financial statements).

Group Re’s investments in Fairfax affiliates as at December 31, 2007 consist of:

Affiliate	% interest

Cunningham Lindsey (CRC (Bermuda))	13.5
Fairfax Asia (Wentworth)	74.1
TRG Holdings (Class 1 shares)(CRC (Bermuda), Wentworth)	33.9

          Interest and Dividends

Interest and dividend income earned at the company’s insurance and reinsurance operations in 2007 increased to $604.4 from $586.1 in 2006, as the effect of significantly increased portfolio investments more than offset the reduction due to losses recorded on equity method investments and the effect of lower average short term interest rates prevailing in 2007 compared to 2006. Interest and dividend income earned by the company’s insurance and reinsurance operations in 2006 increased to $586.1 from $355.3 in 2005, due primarily to higher short term interest rates and increased investment portfolios resulting from subsidiaries’ positive cash flow from operations, and the reduction in 2005 interest and dividend income caused by recording the company’s share of Advent’s $45.1 hurricane-affected 2005 net loss.

Consolidated interest and dividend income for 2007 increased 1.9% to $761.0 from $746.5, principally as a result of the increase in the average investment portfolio for 2007 compared to 2006, partially offset by the effects of the general year-over-year decline in interest rates and losses recorded on equity method investments.

FAIRFAX FINANCIAL HOLDINGS LIMITED

          Net Gains on Investments

Consolidated net gains on investments in 2007 of $1,639.4 included net gains for the company’s insurance and reinsurance operations of $984.0 net gains of (2006 – $666.6; 2005 – $320.1), $291.8 for the runoff companies, $371.2 of net gains for the holding company and $7.6 of net losses for Cunningham Lindsey. Consolidated results for 2006 included net gains on investments of $765.6 and the $69.7 net gain on the company’s secondary offering of OdysseyRe common shares. Total net gains of $835.3 in 2006 comprised $132.7 of net gains for the Runoff segment (including a $111.6 pre-tax gain on OdysseyRe common shares sold by U.S. runoff companies to facilitate the company’s secondary offering in the fourth quarter, a portion of which gain was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis) and net gains of $36.0 for the holding company, in addition to the net gains of $666.6 for the insurance and reinsurance operations. Consolidated net realized gains on investments in 2005 of $385.7 included net gains of $45.5 in the runoff companies, $17.7 of net gains for the holding company and net gains of $2.4 for Cunningham Lindsey, in addition to the net investment gains for the insurance and reinsurance operations. Included in consolidated net gains for 2007 was a provision of $112.8 (2006 – $37.8; 2005 – $48.5) for other than temporary impairments and writedowns of certain bonds and common stocks.

Consolidated net investment gains for 2007 of $1,639.4 ($765.6 in 2006) included $1,145.0 of net gains related to credit default swaps, $87.7 of net gains on other derivative positions, $140.5 of net gains on common stocks, $92.7 of net gains on bonds, $112.8 of other than temporary impairments on common stocks and bonds, a $220.5 gain on the sale of the company’s investment in Hub International Limited, and $65.8 of net gains on other investments. Consolidated net investment gains of $765.6 in 2006 included $251.0 of net losses related to derivative positions, $795.1 of net gains on common stocks (including significant gains derived in large part from the sale of Asian equities and a $137.3 gain on the sale of the company’s remaining investment in Zenith National Insurance Corp.), $209.0 of net gains on bonds, $37.8 of other than temporary impairments on common stocks and bonds, and $50.3 of net gains on other securities.

As of December 31, 2007, Fairfax owned $18.5 billion notional amount of credit default swaps with an average term to maturity of 4.0 years, an original cost of $340.0 and a market value of $1,119.1. As of December 31, 2006, the company held $13.2 billion notional amount of credit default swaps with an original cost of $275.6 and a market value of $71.2. Net gains on sales in 2007 of credit default swaps with a notional amount of $965.5 were $184.7 (2006 – nil) and net mark-to-market gains were $960.3 (2006 – net losses of $83.5).

In the first quarter of 2008, up to February 15, Fairfax sold an additional $2.7 billion notional amount of credit default swaps (including virtually all of its credit default swaps referenced to U.S. monoline bond insurers) for proceeds of $651.1 and gains on sale (being gains in excess of the mark-to-market value as at December 31, 2007) of $150.9. The net mark-to-market gain for the January 1 to February 15, 2008 period on the $18.0 billion notional amount of credit default swaps remaining at February 15, 2008 (including 2008 purchases of $2.2 billion notional amount of credit default swaps for $62.1) was $596.5, bringing total net gains related to credit default swaps for this period to $747.4. The fair value of the $18.0 billion notional amount of credit default swaps remaining at February 15, 2008 was $1,277.6.

The credit default swaps are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition.

          Runoff

The runoff business segment was formed with the acquisition on August 11, 1999 of the company’s interest in The Resolution Group (TRG), which was comprised of the runoff management expertise and experienced personnel of TRG, and a wholly-owned insurance subsidiary in runoff, International Insurance Company (IIC). The runoff segment currently consists of two groups: the U.S. runoff group, consisting primarily of TIG Insurance Company (TIG) and the portion of Fairmont’s business which was placed in runoff on January 1, 2006, and the European runoff group (RiverStone Insurance UK and nSpire Re). Both groups are managed by the dedicated TRG runoff management operation, identified under the RiverStone name, which has 247 full-time employees in the U.S. and Europe.

U.S. runoff group

The U.S. runoff group consists of TIG, Fairmont and (insignificantly) Old Lyme Insurance. TIG, as it exists today, is the result of its merger with IIC, which was acquired via the TRG acquisition, 27.5% in 1999 and 72.5% in 2002. For a detailed description of the history of the U.S. runoff group, please refer to page 62 of Fairfax’s 2004 Annual Report.

During 2005, the trust established for the benefit of TIG at the commencement of TIG’s runoff in December 2002 was terminated and the remaining assets in the trust were released. The assets released were all the shares of the Fairmont companies and the remaining 2 million common shares of OdysseyRe.

Effective December 31, 2005, all the shares of the Fairmont legal entities were transferred to TIG from its immediate parent company in exchange for 7.7 million common shares of OdysseyRe (with a market value of $193.1 at December 31, 2005). As a result, the runoff of the Fairmont entities’ historical business was reported as part of the runoff segment effective January 1, 2006 (as noted previously, Fairmont’s business continued, beginning in 2006, as the Fairmont Specialty division of Crum & Forster).

On March 8, 2007, TIG’s application to the California Department of Insurance (its principal regulator) to pay an extraordinary dividend to its parent company in the amount of approximately $124.8 was approved. The dividend payment was in the form of notes held by TIG issued by the company with face amounts totalling $122.5 plus accrued interest of approximately $2.3. After the dividend, the notes were cancelled by the company. After giving effect to these transactions, TIG continues to have policyholder surplus and risk-based capital that satisfy the requirements of the California Department of Insurance. These intercompany transactions had no impact on the company’s consolidated financial statements.

European runoff group

The European runoff group consists principally of RiverStone Insurance UK and nSpire Re.

RiverStone Insurance UK includes Sphere Drake Insurance and Syndicate 3500. Sphere Drake Insurance ceased underwriting and was put into runoff in 1999. In 2004, substantially all of Sphere Drake Insurance’s insurance and reinsurance portfolio was amalgamated into RiverStone Insurance UK, forming the unified European runoff portfolio. RiverStone Insurance UK resulted from the amalgamation during 2002 of RiverStone Stockholm, Sphere Drake Bermuda and CTR’s non-life operations, all of which ceased underwriting and were put into runoff between 1999 and 2001. In November 2003, RiverStone formed a new runoff syndicate at Lloyd’s of London, Syndicate 3500, to provide reinsurance-to-close for the 2000 and prior underwriting years of Kingsmead syndicates 271 and 506 for which TIG, along with third party capital providers, had provided underwriting capacity for 2000 and prior underwriting years. In 2005, the provisions for claims of Syndicate 506 were transferred to Syndicate 3500 as a result of the reinsurance-to-close of the 2001 year of account. RiverStone Insurance UK reinsures the insurance and reinsurance portfolio of Syndicate 3500. This transaction allowed RiverStone to integrate direct management of these liabilities into the European runoff platform.

During 2005, RiverStone Insurance UK obtained U.S. court sanction for the previously English court-approved transfer of certain obligations from its affiliate Sphere Drake Insurance, to facilitate its carrying on the European runoff as described above. The obtaining of these

FAIRFAX FINANCIAL HOLDINGS LIMITED

approvals will not result in the acceleration of the making or payment of claims or have any other material effect on the operation of the European runoff.

nSpire Re, headquartered in Ireland, reinsures the insurance and reinsurance portfolios of RiverStone Insurance UK. nSpire Re’s insurance and reinsurance obligations are guaranteed by Fairfax. RiverStone Insurance UK, with 90 full-time employees in its offices in the United Kingdom, provides the management (including claims handling) of the majority of nSpire Re’s insurance and reinsurance liabilities and the collection and management of the majority of its reinsurance assets. In addition to its role in the consolidation of the European runoff companies, nSpire Re also has two other mandates, described in the following paragraph and under Group Re.

nSpire Re served as the entity through which Fairfax primarily provided financing for the acquisition of its U.S. insurance and reinsurance companies. nSpire Re had capital and surplus as at December 31, 2007 in excess of $1.0 billion and holds debt of Fairfax’s U.S. holding company and company debt resulting from those acquisitions. For each of its U.S. acquisitions, Fairfax financed the acquisition, at the Canadian holding company, with an issue of subordinate voting shares and long term debt. The proceeds of this long term financing were invested in nSpire Re’s capital which then provided the acquisition financing to Fairfax’s U.S. holding company to complete the acquisition. As a result of a restructuring completed in 2007, nSpire Re no longer holds a direct or indirect equity interest in any Fairfax affiliate.

Related party transactions of nSpire Re, including its provision of reinsurance to affiliates, is effected on market terms and at market prices, and require approval by nSpire Re’s board of directors, three of whose five members are unrelated to Fairfax. nSpire Re’s accounts are audited annually by PricewaterhouseCoopers LLP, and its reserves are certified annually by Milliman USA and are included in the consolidated reserves on which PricewaterhouseCoopers LLP provides an annual valuation actuary’s report.

In January 2005, the European runoff group purchased Compagnie de Réassurance d’Ile de France (Corifrance), a French reinsurance company in runoff, for $59.8 (€44.0). The purchase price was the amount by which the $122.2 (€89.9) fair value of Corifrance’s assets exceeded the $62.4 (€45.9) fair value of Corifrance’s liabilities. As part of the consideration for the purchase, the European runoff group received an indemnity from the vendor, capped at the amount of the purchase price and expiring on December 31, 2007 for any adverse development of the net reserves acquired. As at December 31, 2007 the Corifrance reserves had developed favourably, and no claim is expected to be made by the company under the vendor’s indemnity.

Swiss Re Corporate Adverse Development Cover

As part of its acquisition of TIG effective April 13, 1999, Fairfax purchased a $1 billion corporate adverse development cover ultimately reinsured with a Swiss Re subsidiary (the Swiss Re corporate adverse development cover), protecting it, on an aggregate basis, from adverse development of claims and uncollectible reinsurance above the aggregate reserves set up by all of its subsidiaries (including TIG, but not including other subsidiaries acquired after 1998) at December 31, 1998. At December 31, 2004, the company had ceded losses under this cover utilizing the full $1 billion limit of that cover.

As of December 31, 2002, Fairfax assigned the full benefit of the Swiss Re corporate adverse development cover to nSpire Re which had previously provided the indirect benefit of the Swiss Re corporate adverse development cover to TIG and the European runoff companies. Although Fairfax remained legally liable for its original obligations with respect to the Swiss Re corporate adverse development cover, under the terms of the assignment agreement, nSpire Re was responsible to Fairfax for all premium and interest payments after 2002 for any additional losses ceded to the Swiss Re corporate adverse development cover.

On July 27, 2006, nSpire Re exercised its right to commute the Swiss Re corporate adverse development cover, as it had determined with Fairfax that based on projected payout patterns and other financial considerations, that the cover no longer provided it with a commercial or economic advantage. At the time of the commutation on August 3, 2006, Fairfax also terminated its $450 letter of credit facility effectively secured by the assets held in trust derived from the premiums on the Swiss Re corporate adverse development cover and the accumulated interest thereon. By virtue of the commutation, the $587.4 of funds withheld in trust under the Swiss Re corporate adverse development cover were paid to nSpire Re. nSpire Re deployed approximately $450 of those funds to secure or settle $450 of its reinsurance obligations to other Fairfax subsidiaries previously secured by letters of credit issued under the former letter of credit facility.

Commutations

On August 3, 2006, nSpire Re commuted the Swiss Re corporate adverse development cover, as described in the immediately preceding section. The accounting effect of the commutation, recorded in 2006, was a non-cash pre-tax and after-tax loss of $412.6. The commutation resulted in a $1 billion decrease in the balance recoverable from reinsurers and a $587.4 decrease in funds withheld payable to reinsurers.

During 2005, in pursuance of Fairfax’s goal of simplifying its runoff structure and in recognition of the strength and stability achieved by TIG (U.S. runoff) since the commencement of TIG’s runoff in December 2002, TIG commuted the adverse development covers provided to it by Chubb Re soon after the commencement of its runoff, and agreed to commute the adverse development cover provided to IIC (with which TIG merged soon after the commencement of its runoff) by Ridge Re (a subsidiary of Xerox) at the time of Xerox’s restructuring of its financial services businesses in 1992. The Chubb Re commutation resulted in a $103.1 operating loss recorded in 2005 (the inception of the Chubb Re cover had resulted in an $89.2 operating gain in 2003), while the Ridge Re commutation had no material effect on income. Effects of the commutations were that TIG’s provision for claims increased by the amount of reserves that were formerly reinsured, and TIG’s cash increased by the cash it received on the commutation – approximately $197 from the Chubb Re commutation and $373.3 from the Ridge Re commutation, which was agreed to during the fourth quarter of 2005 and which closed in 2006. The $373.3 cash proceeds on the Ridge Re commutation was received in March 2006.

Results and balance sheet

Set out below is a summary of the operating results of Runoff for the years ended December 31, 2007, 2006 and 2005.

Year ended December 31, 2007

	U.S.	Europe	Total

Gross premiums written	8.0	–	8.0

Net premiums written	(10.4)	–	(10.4)

Net premiums earned	(3.3)	–	(3.3)
Losses on claims	(105.7)	(16.5)	(122.2)
Operating expenses	(35.8)	(34.5)	(70.3)
Interest and dividends	68.4	23.2	91.6

Operating income (loss)	(76.4)	(27.8)	(104.2)
Net gains on investments	264.9	26.9	291.8

Pre-tax income (loss) interest and other	188.5	(0.9)	187.6

FAIRFAX FINANCIAL HOLDINGS LIMITED

Year ended December 31, 2006

	U.S.	Europe	Total

Gross premiums written	163.2	(2.3)	160.9

Net premiums written	20.3	(1.3)	19.0

Net premiums earned	86.3	(1.0)	85.3
Losses on claims (excluding the reinsurance commutation below)	(129.4)	(39.7)	(169.1)
Operating expenses	(41.2)	(66.6)	(107.8)
Interest and dividends	79.9	9.4	89.3

Operating income (loss)	(4.4)	(97.9)	(102.3)
Net gains on investments (except as noted below)	11.7	9.4	21.1

Pre-tax income (loss) before the undernoted	7.3	(88.5)	(81.2)
Loss on reinsurance commutation(1)	–	(412.6)	(412.6)
Net gain on sale of OdysseyRe shares(2)	111.6	–	111.6

Pre-tax income (loss) before interest and other	118.9	(501.1)	(382.2)

Year ended December 31, 2005

	U.S.	Europe	Total

Gross premiums written	14.8	28.6	43.4

Net premiums written	(15.2)	28.7	13.5

Net premiums earned	(20.1)	41.3	21.2
Losses on claims (excluding the reinsurance commutation below)	(181.4)	(247.0)	(428.4)
Operating expenses	(20.8)	(85.5)	(106.3)
Interest and dividends	49.0	(16.3)	32.7

Operating income (loss)	(173.3)	(307.5)	(480.8)
Net (losses) gains on investments	(0.1)	45.6	45.5

Pre-tax (loss) before the undernoted	(173.4)	(261.9)	(435.3)
Loss on reinsurance commutation(1)	(103.1)	—	(103.1)

Pre-tax (loss) before interest and other	(276.5)	(261.9)	(538.4)

(1)	See the “Commutations” discussion preceding this section.

(2)	Realized gain on the sale in 2006 of OdysseyRe shares by U.S. runoff companies to facilitate the company’s OdysseyRe secondary offering (a portion of which was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis).

Commencing in the first quarter of 2007, results of Runoff are reported excluding the operating results of Group Re (with prior periods reclassified). In 2007, the Runoff segment generated pre-tax income of $187.6, inclusive of an operating loss of $104.2 and net investment gains of $291.8, principally comprised of gains on sales of credit default swaps of $21.3 and net mark-to-market gains on credit default swaps of $219.9. The operating loss of $104.2 ($102.3 in 2006) reflected reduced operating expenses ($70.3 in 2007 compared to $107.8 in 2006 as a result of measures undertaken as part of the restructuring of the worldwide runoff organization in 2006 and 2007), lower losses on claims (reduced losses in European runoff, including $9.5 of net favourable reserve development, and in U.S. runoff despite the impact of $100.4 of net unfavourable reserve development, primarily attributable to strengthening of TIG reserves for workers’ compensation and uncollectible reinsurance), as well as an $88.6 decline in net premiums earned. The year-over-year declines in 2007 written and earned premiums, as well as a portion of the declines in operating expenses and losses on claims, in U.S. runoff primarily reflected the transitional impact in 2006 of the acquisition of the Fairmont entities (on January 1, 2006 the Fairmont entities were placed into runoff, while the ongoing business carried on as the Fairmont Specialty division of Crum & Forster).

The Runoff segment’s 2006 pre-tax loss of $382.2 included a $412.6 non-cash pre-tax and after-tax loss on the commutation of the Swiss Re corporate adverse development cover in the third quarter and the benefit of a $111.6 pre-tax gain on OdysseyRe common shares sold by U.S. runoff companies to facilitate the company’s secondary offering in the fourth quarter (a portion of which gain was eliminated on consolidation, resulting in a $69.7 gain on a consolidated basis). The $81.2 pre-tax loss in 2006 for the Runoff segment remaining after the two transactions noted above included the following: $60.6 of pre-tax charges for net reserve strengthening in U.S. runoff, primarily attributable to strengthening of workers’ compensation and general liability reserves as well as ULAE reserves; $15.2 of pre-tax charges for net reserve strengthening in European runoff, primarily arising from U.S. construction defect claims and including a $33.8 pre-tax gain on the commutation of an intercompany reinsurance treaty with OdysseyRe during the third quarter (this gain was eliminated in the consolidation of Fairfax’s 2006 results); $14.7 of pre-tax charges related to the restructuring and downsizing of the worldwide runoff organization announced during the fourth quarter; and $9.3 of pre-tax income representing the excess of interest and dividend income and net realized gains over runoff operating and other costs incurred during 2006.

The Runoff segment’s 2005 pre-tax loss of $538.4 included $78.0 of reserve strengthening on certain U.S. runoff discontinued program business, $28.3 of net mark-to-market losses on runoff derivative securities positions, $138.8 of reserve strengthening in European runoff, $139.2 as the result of reinsurance commutations and the settlement of reinsurance disputes and $20.7 in connection with the closure and consolidation of claims processing locations. The remaining amount of 2005 pre-tax loss resulted from operating and other costs in excess of net investment income, partially offset by net realized gains on securities sold.

Runoff cash flow may be volatile as to timing and amounts, with potential variability arising principally from the requirement to pay gross claims initially while third party reinsurance is only collected subsequently in accordance with its terms and from the delay, until some time after claims are paid, of the release of assets pledged to secure the payment of those claims. During 2007, the runoff group did not require cash flow funding from Fairfax. During 2006, the runoff group required cash flow funding from Fairfax of $160.0 prior to the commutation of the Swiss Re corporate adverse development cover in the third quarter. During 2005, the runoff group required cash flow funding from Fairfax of approximately $163.5, excluding $75.0 transferred to nSpire in connection with Group Re hurricane losses. Based upon runoff’s projected plans and absent unplanned adverse developments, it is expected that in the future runoff will not require any cash flow funding from Fairfax that would be significant in relation to holding company cash resources.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Set out below are the balance sheets for Runoff as at December 31, 2007 and 2006.

December 31, 2007

	U.S.	European	Intrasegment
	Runoff	Runoff	Eliminations	Runoff

Assets
Accounts receivable and other	75.9	133.1	–	209.0
Recoverable from reinsurers	2,028.3	356.6	(65.3)	2,319.6
Portfolio investments	1,724.4	446.8	–	2,171.2
Future income taxes	679.6	–	–	679.6
Premises and equipment	2.3	0.7	–	3.0
Due from affiliates	–	13.7	–	13.7
Other assets	20.0	–	–	20.0
Investments in Fairfax affiliates	185.4	–	–	185.4

Total assets	4,715.9	950.9	(65.3)	5,601.5

Liabilities
Accounts payable and accrued liabilities	106.8	144.0	–	250.8
Due to affiliates	5.6	–	–	5.6
Funds withheld payable to reinsurers	7.0	15.6	(0.6)	22.0
Provision for claims	3,205.3	1,122.5	(64.7)	4,263.1
Unearned premiums	0.9	–	–	0.9

Total liabilities	3,325.6	1,282.1	(65.3)	4,542.4

Shareholders’ equity	1,390.3	(331.2)	–	1,059.1

Total liabilities and shareholders’ equity	4,715.9	950.9	(65.3)	5,601.5

December 31, 2006

	U.S.	European	Intrasegment
	Runoff	Runoff	Eliminations	Runoff

Assets
Accounts receivable and other	53.5	163.1	1.1	217.7
Recoverable from reinsurers	2,376.2	416.4	(111.9)	2,680.7
Portfolio investments	1,733.5	618.1	–	2,351.6
Future income taxes	728.9	31.0	–	759.9
Premises and equipment	0.4	4.5	–	4.9
Due from affiliates	124.0	–	–	124.0
Other assets	2.4	17.3	–	19.7
Investments in Fairfax affiliates	160.2	48.2	–	208.4

Total assets	5,179.1	1,298.6	(110.8)	6,366.9

Liabilities
Accounts payable and accrued liabilities	85.7	176.6	–	262.3
Short sale and derivative obligations	3.7	–	–	3.7
Funds withheld payable to reinsurers	14.7	18.8	1.1	34.6
Provision for claims	3,656.7	1,364.1	(111.9)	4,908.9
Unearned premiums	43.2	–	–	43.2

Total liabilities	3,804.0	1,559.5	(110.8)	5,252.7

Shareholders’ equity	1,375.1	(260.9)	–	1,114.2

Total liabilities and shareholders’ equity	5,179.1	1,298.6	(110.8)	6,366.9

The balance sheet for Runoff represents the sum of individual entity balance sheets even though the individual entities are not necessarily a part of the same ownership structure. The European runoff balance sheet excludes the over $1.0 billion of capital, as previously discussed, of nSpire Re related to the acquisition financing of the U.S. insurance and reinsurance companies. The following commentary relates to the balance sheet as at December 31, 2007.

Approximately $643.2 and $257.2 of the cash and short term investments and portfolio investments held by U.S. runoff and European runoff, respectively, are pledged in the ordinary course of carrying on their business, to support insurance and reinsurance obligations. Reinsurance recoverables include, in the U.S. runoff segment, $443.2 emanating from IIC, predominantly representing reinsurance recoverables on asbestos, pollution and health hazard (APH) claims, and include, in the European runoff segment, $29.4 of reinsurance recoverables on APH claims.

Significant changes to the 2007 balance sheet of the Runoff segment compared to the 2006 balance sheet primarily relate to the continued progress by Runoff management, as reflected by the $645.8 decline in the provision for claims, the $361.1 decrease in recoverable from reinsurers and the $180.4 decrease in portfolio investments.

The $679.6 future income taxes asset is entirely attributable to the U.S. runoff segment. The net operating losses in the European runoff segment have a full valuation allowance recorded against them. The $679.6 future income taxes asset on the U.S. runoff balance sheet consists principally of approximately $697.4 of capitalized U.S. operating losses which have already substantially been used by other Fairfax subsidiaries within the U.S. consolidated tax group (and have therefore been eliminated in the preparation of the company’s consolidated balance sheet) but which remain with the U.S. runoff companies on a stand-alone basis offset by $17.8 of temporary differences. The unused portion of the future income taxes asset may be realized (as portions of it have been in recent years) by filing a consolidated tax return whereby TIG’s net operating loss carryforwards are available to offset taxable income at Crum & Forster and other Fairfax subsidiaries within the U.S. consolidated tax group. (As previously discussed, OdysseyRe was deconsolidated from the U.S. consolidated tax group on August 28, 2006.)

Runoff’s investments in Fairfax affiliates as at December 31, 2007 consist of:

Affiliate	% interest

OdysseyRe (TIG)	15.4
Cunningham Lindsey (TIG and Fairmont)	13.5

U.S. runoff’s consolidated GAAP shareholders’ equity of $1,390.3 as at December 31, 2007, shown in the balance sheet above, differs from TIG’s standalone statutory surplus of $738.4 primarily because it includes future income taxes (TIG’s standalone $543.4 of the U.S. runoff’s consolidated $679.6 of future income taxes) and the reinsurance recoverables which are eliminated from the statutory surplus pursuant to a statutory schedule F penalty ($107.2, principally reinsurance due from non-U.S. reinsurers which are not licensed in the United States).

          Interest Expense

Consolidated interest expense for 2007 of $209.5, compared to $210.4 in 2006, included one-time costs of $21.2 incurred in the Crum & Forster debt offering and the Fairfax debt tender offer. Excluding these one-time costs, consolidated interest expense decreased by $22.1 or 10.5% for the year, reflecting the $182.0 decrease in consolidated debt during 2007 to $2,170.8 from $2,352.8 (pro forma) at December 31, 2006. Consolidated interest expense increased to $210.4 for 2006 from $200.4 in 2005, primarily reflecting additional interest expense on $100.0 of

FAIRFAX FINANCIAL HOLDINGS LIMITED

senior notes issued by OdysseyRe in the first quarter of 2006. Consolidated interest expense comprised the following:

	2007	2006	2005

Fairfax	105.1	125.2	121.7
Crum & Forster	29.8	33.0	32.9
Crum & Forster debt offering and tender offer costs	21.2	–	–
OdysseyRe	37.7	37.5	30.0
Cunningham Lindsey	15.7	14.7	15.8

	209.5	210.4	200.4

          Corporate Overhead and Other

Corporate overhead and other consists of the expenses of all of the group holding companies net of the company’s investment management and administration fees and investment income, including net investment gains, earned on Fairfax’s cash, short term investments and marketable securities, and comprised the following:

	2007	2006	2005

Fairfax corporate overhead	109.9	86.1	46.6
Subsidiary holding companies corporate overhead	39.0	40.0	44.5
Holding company interest and dividends	(19.3)	(23.9)	(26.9)
Holding company net gains on investments	(371.2)	(36.0)	(17.7)
Investment management and administration fees	(45.7)	(55.0)	(55.8)

	(287.3)	11.2	(9.3)

The increase in Fairfax corporate overhead expense to $109.9 in 2007 from $86.1 in 2006 related primarily to increased professional fees and capital tax reassessments relating to prior years. Subsidiary holding companies corporate overhead expense for 2007 declined to $39.0 from $40.0 in 2006, primarily reflecting reduced professional fees. Corporate overhead expenses in 2007 were more than offset by investment income earned on holding company cash, short term investments and marketable securities. Net gains on investments at the holding company in 2007 included $88.1 of net gains on sales of credit default swaps and $159.3 of net mark-to-market gains on credit default swaps. Fairfax corporate overhead costs increased significantly in 2006 over 2005, primarily as a result of increased professional fees (legal, audit and consulting) related to SEC subpoenas, litigation matters and restatements as well as to increased personnel costs and capital taxes. The decline in corporate overhead costs of subsidiary holding companies from 2005 to 2006 reflected reduced professional fees and personnel costs, partially offset by increased charitable contributions.

          Income Taxes

Income tax expense of $711.1 was recorded in 2007 (an effective tax rate of 32.9%) compared to $485.6 in 2006 (an effective tax rate of 55.3%). Earnings from operations before income taxes of $2,160.4 in 2007 compared to $878.6 in 2006 reflected improved underwriting profitability, modestly increased interest and dividends, significantly increased net gains on investments, reduced catastrophe losses and improved results from the company’s runoff unit. The effective income tax rate in 2007 was less than the company’s statutory income tax rate as a result of income having been earned in jurisdictions with relatively lower corporate income tax rates and lower rates of income tax applicable to certain investment income. The 2006 effective tax rate primarily reflected the fact that no income tax benefit was recognized on recording the loss on the 2006 commutation of the Swiss Re adverse development cover.

          Non-controlling Interests

The company’s non-controlling interests in the consolidated statements of earnings arose from the following subsidiaries:

	2007	2006	2005

Northbridge	111.0	59.5	66.7
OdysseyRe	241.0	106.0	(21.6)
Cunningham Lindsey	1.5	–	1.3

	353.5	165.5	46.4

Increased Northbridge and OdysseyRe net earnings in 2007, as well as the effect of decreased Fairfax ownership of OdysseyRe in 2007 compared to 2006 as a result of the company’s fourth quarter 2006 secondary offering of OdysseyRe’s common shares, contributed to a $188.0 increase in charges to consolidated net earnings for non-controlling interests. Notwithstanding Fairfax’s secondary offering of OdysseyRe common shares in December 2006 and the conversion of OdysseyRe’s convertible senior debentures in the second quarter of 2007, as a result of OdysseyRe’s 2007 repurchases of its common shares in the open market, Fairfax’s interest in OdysseyRe increased to 61.0% at the end of 2007 compared to 59.6% in 2006. During 2007, Northbridge and OdysseyRe purchased on the open market 841,947 and 2,636,989, respectively, of their common shares pursuant to previously announced common share repurchase programmes, increasing Fairfax’s ownership of Northbridge to 60.2% and of OdysseyRe to 61.0% and decreasing the consolidated balance sheet non-controlling interest by $25.7 and $86.4 for Northbridge and OdysseyRe respectively.

Provision for Claims

Since 1985, in order to ensure so far as possible that the company’s provision for claims (often called “reserves”) is adequate, management has established procedures so that the provision for claims at the company’s insurance, reinsurance and runoff operations are subject to several reviews, including by one or more independent actuaries. The reserves are reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Actuary at Fairfax, and one or more independent actuaries, including an independent actuary whose report appears in each Annual Report.

In the ordinary course of carrying on their business, Fairfax’s insurance, reinsurance and runoff companies pledge their own assets as security for their own obligations to pay claims or to make premium (and accrued interest) payments. Common situations where assets are so pledged, either directly or to support letters of credit issued for the following purposes, are regulatory deposits (such as with states for workers’ compensation business), deposits of funds at Lloyd’s in support of London market underwriting, and the provision of security as a non-admitted company, as security for claims assumed or to support funds withheld obligations. Generally, the pledged assets are released as the underlying payment obligation is fulfilled. The $2.2 billion of cash and investments pledged by the company’s subsidiaries at December 31, 2007, referred to in note 3 to the consolidated financial statements, represents the aggregate amount as at that date that has been pledged in the ordinary course of business to support each pledging subsidiary’s respective obligations, as described in this paragraph (these pledges do not involve the cross-collateralization by one group company of another group company’s obligations).

Claims provisions are established by our primary insurance companies by the case method as claims are initially reported. The provisions are subsequently adjusted as additional information on the estimated amount of a claim becomes known during the course of its settlement. Our reinsurance companies rely on initial and subsequent claims reports received from ceding companies to establish our estimated provisions. In determining our provision to cover the estimated ultimate liability for all of our insurance and reinsurance obligations, a provision is also made for management’s calculation of factors affecting the future development of claims

FAIRFAX FINANCIAL HOLDINGS LIMITED

including IBNR (incurred but not reported) based on the volume of business currently in force and the historical experience on claims.

As time passes, more information about the claims becomes known and provision estimates are consequently adjusted upward or downward. Because of the estimation elements encompassed in this process, and the time it takes to settle many of the more substantial claims, several years may be required before a meaningful comparison of actual losses to the original provisions can be developed.

The development of the provision for claims is shown by the difference between estimates of reserves as of the initial year-end and the re-estimated liability at each subsequent year-end. This is based on actual payments in full or partial settlement of claims, plus re-estimates of the reserves required for claims still open or claims still unreported. Favourable development (redundancies) means that subsequent reserve estimates are lower than originally indicated, while unfavourable development means that the original reserve estimates were lower than subsequently indicated. The $22.8 aggregate net unfavourable development in 2007 is comprised as shown in the following table:

	Favourable/(Unfavourable)
	2007	2006

Canadian Insurance – Northbridge	29.2	(47.8)
U.S. Insurance – Crum & Forster	46.6	48.9
Fairfax Asia	4.4	(2.8)
Reinsurance – OdysseyRe	(40.5)	(185.4)
– Group Re	28.4	(25.2)
Runoff	(90.9)	(75.8)

Total	(22.8)	(288.1)

The following table presents a reconciliation of the provision for claims and loss adjustment expense (LAE) for the insurance, reinsurance and runoff lines of business for the past five years. As shown in the table, the sum of the provision for claims for all of Fairfax’s insurance, reinsurance and runoff operations is $15,048.1 as at December 31, 2007 – the amount shown as provision for claims on Fairfax’s consolidated balance sheet.

Reconciliation of Provision for Claims and LAE as at December 31

	2007	2006	2005	2004	2003

Insurance subsidiaries owned throughout the year	3,478.3	3,184.0	3,037.3	2,699.8	2,356.7
Insurance subsidiaries acquired during the year	–	–	–	21.1	–

Total insurance subsidiaries	3,478.3	3,184.0	3,037.3	2,720.9	2,356.7

Reinsurance subsidiaries owned throughout the year(1)	5,051.5	4,986.7	4,527.0	3,541.9	2,692.6
Reinsurance subsidiaries acquired during the year	–	–	–	77.1	–

Total reinsurance subsidiaries	5,051.5	4,986.7	4,527.0	3,619.0	2,692.6

Runoff subsidiaries owned throughout the year	2,116.5	2,487.9	1,759.7	1,481.6	2,111.9
Runoff subsidiaries acquired during the year	–	–	38.2	–	–

Total runoff subsidiaries	2,116.5	2.487.9	1,797.9	1,481.6	2,111.9

Federated Life(2)	–	–	–	26.2	24.1

Net provision for claims and LAE	10,646.3	10,658.6	9,362.2	7,847.7	7,185.3
Reinsurance gross-up	4,401.8	4,843.7	6,872.9	7,318.3	7,386.9

Gross provision for claims and LAE	15,048.1	15,502.3	16,235.1	15,166.0	14,572.2

(1)	Including Group Re

(2)	Former Northbridge life insurance subsidiary sold in 2005.

The fourteen tables that follow show the reserve reconciliation and the reserve development of Northbridge (Canadian insurance), Crum & Forster (U.S. insurance), Fairfax Asia (Asian insurance), OdysseyRe and Group Re (Reinsurance) and Runoff’s net provision for claims. Because business is written in various locations, there will necessarily be some distortions caused by foreign currency fluctuations. Northbridge tables are presented in Canadian dollars and Crum & Forster, OdysseyRe, Fairfax Asia, Group Re and Runoff tables are presented in U.S. dollars.

The company endeavours to establish adequate provisions for claims and LAE at the original valuation date, with the objective of achieving net favourable prior period reserve development. The reserves will always be subject to upward or downward development in the future, and future development could be significantly different from the past due to many unknown factors.

With regard to the five tables below showing the calendar year claims reserve development, note that when in any year there is a redundancy or reserve strengthening for a prior year, the amount of the change in favourable (unfavourable) development thereby reflected for that prior year is also reflected in the favourable (unfavourable) development for each year thereafter.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The three accident year claims reserve development tables below for Northbridge, Crum & Forster and OdysseyRe show the development of the provision for claims reserves including LAE by accident year commencing in 1997 (1998 for Crum & Forster) with the re-estimated amount of each accident year’s reserve development shown in subsequent years up to December 31, 2007. All claims are attributed back to the year of loss, regardless of when they were reported or adjusted. For example, Accident Year 2005 represents all claims with a date of loss between January 1, 2005 and December 31, 2005. The initial reserves set up at the end of the year are re-evaluated over time to determine their redundancy or deficiency based on actual payments in full or partial settlements of claims plus current estimates of the reserves for claims still open or claims still unreported.

  Canadian Insurance – Northbridge

The following table shows for Northbridge (excluding Federated Life, which was sold in 2005) the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Northbridge

	2007	2006	2005	2004	2003
	(In Cdn$ except as indicated)

Provision for claims and LAE at January 1	1,640.2	1,408.7	1,153.9	855.4	728.9

Incurred losses on claims and LAE
Provision for current accident year’s claims	778.4	780.8	825.9	736.3	619.6
Foreign exchange effect on claims	(46.8)	0.8	(5.8)	(13.3)	(27.2)
Increase (decrease) in provision for prior accident years’ claims	(31.5)	54.1	(38.1)	15.0	19.2

Total incurred losses on claims and LAE	700.1	835.7	782.0	738.0	611.6

Payments for losses on claims and LAE
Payments on current accident year’s claims	(267.9)	(251.1)	(248.1)	(206.1)	(211.4)
Payments on prior accident years’ claims	(376.4)	(353.1)	(279.1)	(233.4)	(273.7)

Total payments for losses on claims and LAE	(644.3)	(604.2)	(527.2)	(439.5)	(485.1)

Provision for claims and LAE at December 31	1,696.0	1,640.2	1,408.7	1,153.9	855.4
Exchange rate	1.0132	0.8593	0.8561	0.8347	0.7738
Provision for claims and LAE at December 31 converted to U.S. dollars	1,718.4	1,409.5	1,205.9	963.1	661.9

The following table shows for Northbridge (excluding Federated Life, which was sold in 2005) the original provision for claims reserves including LAE at each calendar year-end commencing in 1997, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

Northbridge’s Calendar Year Claims Reserve Development

	Calendar Year
As at December 31	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
	(In Cdn$)

Provision for claims including LAE	569.0	593.3	603.3	585.5	621.9	728.9	855.4	1,153.9	1,408.7	1,640.2	1,696.0
Cumulative payments as of:
One year later	193.5	196.8	218.9	223.7	200.7	273.7	233.4	279.1	353.1	376.4
Two years later	294.4	315.9	334.4	333.8	366.6	396.9	377.9	441.8	594.2
Three years later	377.0	398.3	417.8	458.2	451.4	500.1	493.3	576.0
Four years later	441.1	455.4	516.9	525.3	527.2	577.1	585.1
Five years later	487.2	533.1	566.7	573.9	580.6	632.3
Six years later	545.6	567.4	600.7	609.0	616.3
Seven years later	572.2	590.4	627.3	634.3
Eight years later	588.4	608.7	646.4
Nine years later	601.9	622.4
Ten years later	612.4
Reserves re-estimated as of:
One year later	561.5	573.9	596.7	617.9	630.1	724.8	864.8	1,114.6	1,461.7	1,564.3
Two years later	556.6	574.1	621.6	634.3	672.3	792.1	880.8	1,094.0	1,418.1
Three years later	561.0	593.3	638.0	673.9	721.8	812.2	890.1	1,096.7
Four years later	580.7	607.3	674.9	717.2	741.6	826.9	903.2
Five years later	592.3	644.6	711.8	724.5	752.2	836.6
Six years later	624.8	673.5	714.0	734.8	762.1
Seven years later	650.8	674.4	723.8	743.2
Eight years later	652.2	687.5	733.6
Nine years later	663.7	697.2
Ten years later	673.5
Favourable (unfavourable) development	(104.5)	(103.9)	(130.3)	(157.7)	(140.2)	(107.7)	(47.8)	57.2	(9.4)	75.9

Northbridge experienced favourable reserve development of Cdn$75.9 during 2007 mainly as a result of foreign exchange movement on translation of claims liabilities denominated in U.S. dollars of Cdn$44.4 and favourable development of Cdn$33.5 primarily on automobile and property lines of business, partially offset by unfavourable development on the Facility Association of Cdn$2.0. The strengthening of the Canadian dollar against the U.S. dollar during 2007 had a Cdn$46.8 (Cdn$44.4 related to prior year liabilities) favourable impact on Northbridge’s reserves, comprising favourable impacts of Cdn$31.3 at Commonwealth and Cdn$15.5 at Markel.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table is derived from the “Northbridge’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year .

Northbridge’s Accident Year Claims Reserve Development

	Accident Year
	(In Cdn$)
	1997 &
As at December 31	Prior	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

End of first year	1,559.6	225.3	226.2	207.7	227.7	299.5	404.2	522.4	573.1	531.6	508.1
One year later	1,521.6	210.8	219.3	215.2	219.6	253.3	346.4	467.2	646.8	499.2
Two years later	1,516.7	206.7	225.2	215.2	222.1	271.0	342.3	437.2	600.5
Three years later	1,521.1	206.1	227.5	217.9	228.4	271.3	336.9	426.9
Four years later	1,540.8	208.5	227.1	224.3	240.9	275.4	340.3
Five years later	1,552.4	213.4	235.1	229.4	241.2	275.2
Six years later	1,584.9	216.3	236.4	229.8	242.6
Seven years later	1,610.9	215.8	233.2	228.6
Eight years later	1,612.3	217.3	233.1
Nine years later	1,623.8	217.2
Ten years later	1,633.6
Favourable (unfavourable) development	(4.7)%	3.6%	(3.1)%	(10.0)%	(6.5)%	8.1%	15.8%	18.3%	(4.8)%	6.1%

Accident years 2002 to 2006 reflect cumulative favourable development largely attributable to lower than expected frequency and severity of claims in commercial automobile and property lines of business, with the exception of accident year 2005 that was adversely impacted by new claims and net claims development on hurricane losses in calendar year 2006. Reserves for the 2000 accident year were adversely impacted by higher than expected severity of automobile-related claims. Reserves for the 1997 and prior period were impacted by pre-1990 general liability claims.

  U.S. Insurance – Crum & Forster

The following table shows for Fairfax’s U.S. insurance operations the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. Beginning in 2006, U.S. insurance consists of Crum & Forster only (the years prior to 2006 include Fairmont, the business of which was assumed by Crum & Forster effective January 1, 2006 while the Fairmont entities were transferred to U.S. runoff). The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – U.S. Insurance

	2007	2006	2005	2004		2003

Provision for claims and LAE at January 1	1,686.9	1,756.7	1,703.1	1,669.7		1,447.6

Transfer of Fairmont to Runoff	–	(146.2)	–	–		–
Incurred losses on claims and LAE
Provision for current accident year’s claims	816.8	762.2	785.9	795.4		585.5
Increase (decrease) in provision for prior accident years’ claims	(46.6)	(48.9)	(31.3)	(30.1	)(1)	40.5

Total incurred losses on claims and LAE	770.2	713.3	754.6	765.3		626.0

Payments for losses on claims and LAE
Payments on current accident year’s claims	(217.2)	(158.0)	(171.5)	(185.6)		(123.8)
Payments on prior accident years’ claims	(571.0)	(478.9)	(529.5)	(546.3)		(280.1)

Total payments for losses on claims and LAE	(788.2)	(636.9)	(701.0)	(731.9)		(403.9)

Provision for claims and LAE at December 31	1,668.9	1,686.9	1,756.7	1,703.1		1,669.7

(1)	Offset in Crum & Forster’s underwriting results by ceding premiums paid on strengthening prior years’ loss reserves, resulting in a net cost to Crum & Forster of $25.0.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table shows for Crum & Forster the original provision for claims reserves including LAE at each calendar year-end commencing in 1998 (the year of our acquisition of Crum & Forster), the subsequent cumulative payments made on account of these years and the subsequent re-estimated amounts of these reserves.

Crum & Forster’s Calendar Year Claims Reserve Development (excluding Fairmont prior to 2006)

	Calendar Year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

Provision for claims including LAE	2,491.9	2,187.5	1,736.6	1,318.2	1,238.4	1,538.2	1,578.2	1,610.6	1,686.9	1,668.9
Cumulative payments as of:
One year later	664.5	757.4	667.2	447.0	161.3	460.0	466.0	478.9	571.0
Two years later	1,228.1	1,301.8	1,012.2	525.0	514.5	792.2	796.7	848.7
Three years later	1,640.5	1,568.4	1,083.8	812.4	780.0	1,045.1	1,066.1
Four years later	1,910.0	1,633.9	1,311.1	1,029.8	970.2	1,257.1
Five years later	1,911.0	1,855.3	1,483.6	1,185.5	1,144.6
Six years later	2,074.8	2,023.8	1,613.9	1,337.6
Seven years later	2,223.0	2,151.5	1,739.9
Eight years later	2,333.5	2,276.0
Nine years later	2,444.2
Reserves re-estimated as of:
One year later	2,507.0	2,263.1	1,691.0	1,337.7	1,278.6	1,508.1	1,546.9	1,561.7	1,640.3
Two years later	2,523.5	2,269.2	1,708.3	1,411.7	1,285.9	1,536.0	1,509.2	1,525.3
Three years later	2,526.4	2,282.0	1,754.8	1,420.7	1,308.2	1,513.3	1,499.7
Four years later	2,540.7	2,325.1	1,765.2	1,438.6	1,296.8	1,545.5
Five years later	2,577.2	2,348.0	1,779.1	1,437.0	1,330.0
Six years later	2,603.9	2,361.6	1,794.1	1,469.0
Seven years later	2,616.6	2,368.4	1,816.6
Eight years later	2,633.7	2,388.5
Nine years later	2,651.5
Favourable (unfavourable) development	(159.6)	(201.0)	(80.0)	(150.8)	(91.6)	(7.3)	78.5	85.3	46.6

In 2007 Crum & Forster experienced net favourable development of $46.6 after the effects of aggregate stop loss reinsurance treaties. Prior to the effects of aggregate stop loss reinsurance, Crum & Forster experienced net favourable development of $50.2, comprised of net favourable development across all major casualty lines as well as commercial multi-peril, with the largest redundancy being recognized in workers’ compensation ($65.4). Favourable development in the workers’ compensation lines was principally attributable to favourable results in non-California liabilities for older accident years due to favourable claims settlements and continued favourable development for California liabilities in accident years 2004 and 2005 arising from the impact of industry reforms. Other net favourable development of $39.3, primarily related to general liability and commercial multi-peril exposures in accident years 2003 through 2006, was principally due to the selection of faster loss development factors, recognizing decreased loss activity in those years. The favourable development in these lines was partially offset by $54.5 of adverse development of asbestos, environmental and other latent liabilities.

The following table is derived from the “Crum & Forster’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year.

Crum & Forster’s Accident Year Claims Reserve Development

	Accident Year
	1998 &
As at December 31	Prior	1999	2000	2001	2002	2003	2004	2005	2006	2007

End of first year	2,491.9	345.0	231.0	294.4	347.7	420.9	530.1	529.7	604.2	599.6
One year later	2,507.0	404.0	179.3	296.6	313.9	383.5	470.9	518.5	594.0
Two years later	2,523.5	407.3	183.7	324.1	312.2	389.1	455.9	491.6
Three years later	2,526.4	405.8	187.1	322.8	316.7	377.8	414.2
Four years later	2,540.7	412.4	174.6	326.7	306.8	376.8
Five years later	2,577.2	408.5	174.9	310.1	308.0
Six years later	2,603.9	409.5	183.2	319.6
Seven years later	2,616.6	399.1	185.6
Eight years later	2,633.7	401.4
Nine years later	2,651.5
Favourable (unfavourable) development	(6.4)%	(16.3)%	19.7%	(8.5)%	11.4%	10.5%	21.9%	7.2%	1.7%

Adverse development in accident year 2001 and prior accident years reflected increased frequency and severity on casualty lines and the effects of increased competitive conditions during this period, and included strengthening of asbestos, environmental and latent claims on 1998 and prior accident years. Similar development experienced in accident year 2000 was more than offset by the benefit of corporate aggregate reinsurance. Accident years 2002 to 2006 had net favourable development principally attributable to workers’ compensation business in California as a result of industry reforms (2004 and 2005) and favourable development on general liability and commercial multi-peril exposures recognizing decreased loss activity.

  Asian Insurance – Fairfax Asia

The following table shows for Fairfax Asia the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims – Fairfax Asia

	2007	2006	2005	2004	2003

Provision for claims and LAE at January 1	87.6	74.7	54.7	25.1	23.1

Incurred losses on claims and LAE
Provision for current accident year’s claims	43.1	34.7	39.6	24.9	20.6
Foreign exchange effect on claims	2.2	2.1	(0.2)	–	–
Increase (decrease) in provision for prior accident years’ claims	(4.4)	2.8	5.1	(0.2)	(0.7)

Total incurred losses on claims and LAE	40.9	39.6	44.5	24.7	19.9

Payments for losses on claims and LAE
Payments on current accident year’s claims	(11.0)	(11.1)	(11.2)	(8.3)	(7.8)
Payments on prior accident years’ claims	(26.5)	(15.6)	(13.3)	(7.9)	(10.1)

Total payments for losses on claims and LAE	(37.5)	(26.7)	(24.5)	(16.2)	(17.9)

Provision for claims and LAE at December 31 before the undernoted	91.0	87.6	74.7	33.6	25.1
Provision for claims and LAE for First Capital at December 31	–	–	–	21.1	–

Provision for claims and LAE at December 31	91.0	87.6	74.7	54.7	25.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table shows for Fairfax Asia the original provision for claims reserves including LAE at each calendar year-end commencing in 1998 (the inception of Fairfax Asia), the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves. The following Asian insurance subsidiaries’ reserves are included from the respective years in which such subsidiaries were acquired:

Year Acquired

Falcon Insurance	1998
Winterthur (Asia) (now part of First Capital Insurance)	2001
First Capital Insurance	2004

Fairfax Asia’s Calendar Year Claims Reserve Development

	Calendar Year
As at December 31	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

Provision for claims including LAE	5.6	9.2	11.0	29.6	23.1	25.1	54.7	74.7	87.6	91.0
Cumulative payments as of:
One year later	0.9	2.3	5.7	19.0	10.1	7.9	13.3	15.6	26.5
Two years later	1.4	5.3	7.9	26.1	14.1	13.1	21.9	32.6
Three years later	3.2	6.3	9.7	27.9	16.5	15.9	29.1
Four years later	3.4	7.0	10.8	29.1	17.8	17.3
Five years later	3.4	7.1	11.6	29.5	18.2
Six years later	3.4	7.2	11.6	29.7
Seven years later	3.5	7.2	11.7
Eight years later	3.5	7.2
Nine years later	3.4
Reserves re-estimated as of:
One year later	5.6	8.9	13.4	32.8	22.4	24.9	59.6	79.6	84.5
Two years later	3.5	9.1	14.1	32.3	22.2	23.1	58.2	72.2
Three years later	3.8	9.3	13.6	32.2	21.3	21.2	49.9
Four years later	3.8	8.3	13.3	31.5	20.5	20.0
Five years later	3.6	8.0	12.8	30.8	19.6
Six years later	3.5	7.5	12.3	30.2
Seven years later	3.5	7.4	11.9
Eight years later	3.5	7.2
Nine years later	3.4
Favourable (unfavourable) development	2.2	2.0	(0.9)	(0.6)	3.5	5.1	4.8	2.5	3.1

Fairfax Asia experienced net favourable development of $3.1 (including $1.3 of unfavourable prior year foreign exchange movements) in 2007, mainly relating to favourable development in fire, hull and engineering lines at First Capital, partially offset by unfavourable development of employees’ compensation insurance claims at Falcon. The unfavourable foreign exchange effect on claims of $2.2 included $1.3 relating to prior years which is included in the currency translation account and is a component of accumulated other comprehensive income in shareholders’ equity.

Reinsurance – OdysseyRe

The following table shows for OdysseyRe the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims –
OdysseyRe

	2007	2006	2005	2004	2003

Provision for claims and LAE at January 1	4,403.1	3,865.4	3,132.5	2,340.9	1,844.6

Incurred losses on claims and LAE
Provision for current accident year’s claims	1,367.9	1,344.3	1,888.9	1,441.1	1,208.0
Foreign exchange effect on claims	26.6	46.6	(28.1)	24.9	14.8
Increase in provision for prior accident years’ claims	40.5	185.4	166.5	181.2	116.9

Total incurred losses on claims and LAE	1,435.0	1,576.3	2,027.3	1,647.2	1,339.7

Payments for losses on claims and LAE Payments on current accident year’s claims	(251.4)	(251.3)	(380.7)	(300.3)	(241.6)
Payments on prior accident years’ claims	(1,111.1)	(787.3)	(913.7)	(632.4)	(601.8)

Total payments for losses on claims and LAE	(1,362.5)	(1,038.6)	(1,294.4)	(932.7)	(843.4)

Provision for claims and LAE at December 31 before the undernoted	4,475.6	4,403.1	3,865.4	3,055.4	2,340.9
Provision for claims and LAE at December 31 for Opus Re	–	–	–	77.1	–

Provision for claims and LAE at December 31	4,475.6	4,403.1	3,865.4	3,132.5	2,340.9

FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table shows for OdysseyRe the original provision for claims reserves including LAE at each calendar year-end commencing in 1997, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

OdysseyRe’s Calendar Year Claims Reserve Development

	Calendar
As at December 31	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

Provision for claims including LAE	2,134.3	1,987.6	1,831.5	1,666.8	1,674.4	1,844.6	2,340.9	3,132.5	3,865.4	4,403.1	4,475.6
Cumulative payments as of:
One year later	546.1	594.1	608.5	596.2	616.2	601.8	632.4	913.7	787.3	1,111.1
Two years later	993.7	1,054.6	1,041.3	1,009.9	985.4	998.8	1,212.9	1,298.5	1,614.0
Three years later	1,341.5	1,352.9	1,332.8	1,276.4	1,295.5	1,423.6	1,455.7	1,835.7
Four years later	1,517.6	1,546.2	1,505.5	1,553.1	1,601.6	1,562.6	1,898.4
Five years later	1,648.3	1,675.4	1,718.4	1,802.2	1,665.8	1,932.4
Six years later	1,754.9	1,828.1	1,901.2	1,827.3	1,968.7
Seven years later	1,848.5	1,941.1	1,904.4	2,061.8
Eight years later	1,928.5	1,896.4	2,102.7
Nine years later	1,861.3	2,045.8
Ten years later	1,983.8
Reserves re-estimated as of:
One year later	2,113.0	2,033.8	1,846.2	1,689.9	1,740.4	1,961.5	2,522.1	3,299.0	4,050.8	4,443.6
Two years later	2,151.3	2,043.0	1,862.2	1,768.1	1,904.2	2,201.0	2,782.1	3,537.0	4,143.5
Three years later	2,130.9	2,043.7	1,931.4	1,987.9	2,155.2	2,527.7	3,049.6	3,736.1
Four years later	2,128.2	2,084.8	2,113.2	2,241.1	2,468.0	2,827.3	3,293.8
Five years later	2,150.3	2,215.6	2,292.2	2,535.0	2,725.8	3,076.8
Six years later	2,207.1	2,305.5	2,526.7	2,750.5	2,973.6
Seven years later	2,244.3	2,429.1	2,702.1	2,968.9
Eight years later	2,326.2	2,570.6	2,893.0
Nine years later	2,443.1	2,735.4
Ten years later	2,583.8
Favourable (unfavourable) development	(449.5)	(747.8)	(1,061.5)	(1,302.1)	(1,299.2)	(1,232.2)	(952.9)	(603.6)	(278.1)	(40.5)

OdysseyRe experienced net unfavourable development of $40.5 in 2007, predominantly attributable to increased loss estimates in the Americas division of $142.9, which included $77.4 for increased asbestos and environmental loss estimates, principally attributable to the annual review of these exposures, and $21.2 related to a litigation settlement during the third quarter. This increase was partially offset by reduced loss estimates due to lower loss emergence than expectations in the period on non-catastrophe business written in the London Market, EuroAsia and U.S. Insurance divisions.

The following table is derived from the “OdysseyRe’s Calendar Year Claims Reserve Development” table above. It summarizes the effect of re-estimating prior year loss reserves by accident year.

OdysseyRe’s Accident Year Claims Reserve Development

	Accident Year
	1997 &
As at December 31	Prior	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

End of first year	2,134.3	421.1	391.7	429.1	580.9	720.6	981.3	1,242.1	1,480.2	1,139.6	1,143.1
One year later	2,113.0	428.5	397.4	436.0	568.7	673.5	923.8	1,149.3	1,427.6	1,087.4
Two years later	2,151.3	458.1	412.4	445.0	512.7	661.6	856.4	1,119.7	1,321.2
Three years later	2,130.9	462.1	440.4	483.0	510.2	675.4	824.1	1,074.6
Four years later	2,128.2	481.1	491.4	557.7	529.2	717.7	818.8
Five years later	2,150.3	555.1	580.9	617.0	571.6	719.4
Six years later	2,207.1	607.2	691.7	656.8	601.0
Seven years later	2,244.3	649.0	725.7	684.3
Eight years later	2,326.2	673.6	751.8
Nine years later	2,443.1	697.6
Ten years later	2,583.8
Favourable (unfavourable) development	(21.1)%	(65.7)%	(91.9)%	(59.5)%	(3.5)%	0.2%	16.6%	13.5%	10.7%	4.6%

The significant increase in reserves on accident years 1997 and prior in 2007 related principally to increased reserves for asbestos and environmental pollution liabilities. The significant increases in reserves on accident years 1998 through 2002 in recent calendar years related principally to casualty reinsurance written in the United States in the late 1990s and early 2000s. These years experienced a proliferation of claims relating to bankruptcies and corporate improprieties, resulting in an increase in the frequency and severity of claims in professional liability lines. Additionally, general liability and excess workers’ compensation classes of business in this period reflected increasing competitive conditions.

Improvements in competitive conditions and in the economic environment beginning in 2001 have resulted in a general downward trend on re-estimated reserves for accident years 2003 through 2006. Initial loss estimates for these more recent accident years did not fully anticipate the improvements in competitive and economic conditions achieved since the early 2000s.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance – Group Re

The following table shows for Group Re the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims –
Group Re

	2007	2006	2005	2004	2003

Provision for claims and LAE at January 1	558.8	632.3	459.2	342.4	251.4

Incurred losses on claims and LAE Provision for current accident year’s claims	168.6	201.0	325.9	261.6	162.2
Foreign exchange effect on claims	65.0	(0.4)	8.2	18.2	42.9
Increase in provision for prior accident years’ claims	(28.4)	25.2	(0.9)	(15.6)	5.4

Total incurred losses on claims and LAE	205.2	225.8	333.2	264.2	210.5

Payments for losses on claims and LAE
Payments on current accident year’s claims	(54.4)	(73.7)	(55.6)	(21.6)	(38.5)
Payments on prior accident years’ claims	(155.2)	(225.6)	(104.5)	(125.8)	(81.0)

Total payments for losses on claims and LAE	(209.6)	(299.3)	(160.1)	(147.4)	(119.5)

Provision for claims and LAE at December 31 excluding CTR Life	554.4	558.8	632.3	459.2	342.4

CTR Life	21.5	24.8	29.3	27.3	9.3

Provision for claims and LAE at December 31	575.9	583.6	661.6	486.5	351.7

The following table shows for Group Re the original provision for claims reserves including LAE at each calendar year-end commencing in 1997, the subsequent cumulative payments made on account of these years and the subsequent re-estimated amount of these reserves.

Group Re’s Calendar Year Claims Reserve Development

	Calendar Year
	1997 &
As at December 31	Prior	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007

Provisions for Claims including LAE	142.2	156.3	205.7	209.8	232.4	251.4	342.4	459.2	632.3	558.8	554.4
Cumulative Payments as of:
One year later	37.6	39.2	34.8	47.5	66.6	81.0	125.8	104.5	225.6	155.2
Two years later	67.7	65.6	73.6	100.5	129.7	181.5	169.9	200.6	339.3
Three years later	87.6	97.6	119.9	146.0	215.0	213.5	194.3	284.4
Four years later	100.6	129.4	146.9	221.0	232.0	218.5	250.8
Five years later	111.5	136.9	215.4	227.7	222.5	253.5
Six years later	117.8	182.0	216.5	205.4	243.7
Seven years later	149.5	183.1	189.0	220.4
Eight years later	150.6	164.3	200.7
Nine years later	138.2	172.7
Ten years later	144.4
Reserves Re-estimated as of:
One year later	136.1	171.6	191.1	205.3	229.5	293.4	337.0	463.0	659.4	587.5
Two years later	141.6	164.5	185.2	202.8	258.5	306.6	342.7	474.9	694.1
Three years later	134.8	163.1	185.5	222.7	277.5	321.7	352.7	513.5
Four years later	134.2	161.3	202.4	242.0	283.2	334.1	384.4
Five years later	133.4	176.3	216.9	245.3	291.1	359.0
Six years later	145.0	183.5	217.6	251.5	307.9
Seven years later	151.0	184.2	222.6	266.0
Eight years later	151.6	189.0	235.4
Nine years later	156.3	200.1
Ten years later	166.3
Favourable (unfavourable) development	(24.1)	(43.8)	(29.7)	(56.2)	(75.5)	(107.6)	(42.0)	(54.3)	(61.8)	(28.7)

Group Re experienced $28.4 of favourable development related principally to third party workers’ compensation business. Offsetting this favourable development was $57.1 of prior year unfavourable development relating primarily to foreign exchange movements caused by the strengthening of the Canadian dollar against the U.S. dollar at CRC (Bermuda) resulting in net unfavourable development of $28.7. The total foreign exchange effect on claims was $65.0, consisting of $57.1 on prior years and $7.9 on the current year. The impact of these foreign exchange movements did not impact the combined ratio but was reflected in the currency translation account included in accumulated other comprehensive income as CRC’s functional currency is the Canadian dollar.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Runoff

The following table shows for Fairfax’s Runoff operations the provision for claims liability for unpaid losses and LAE as originally and as currently estimated for the years 2003 through 2007. The favourable or unfavourable development from prior years is credited or charged to each year’s earnings.

Reconciliation of Provision for Claims –
Runoff

	2007	2006		2005		2004	2003

Provision for claims and LAE at January 1	2,487.9	1,797.9		1,481.6		2,111.9	3,085.2

Transfer of Fairmont to Runoff	–	146.2		–		–	–
Incurred losses on claims and LAE Provision for current accident year’s claims	5.3	96.2		63.9		129.7	413.7
Foreign exchange effect on claims	21.0	29.9		7.3		62.2	24.5
Increase in provision for prior accident years’ claims	90.9	75.8		442.9		115.9	294.9
Increase in provision – Swiss Re commutation	–	412.6		–		(3.9)	(263.5)

Total incurred losses on claims and LAE	117.2	614.5		514.1		303.9	469.6

Payments for losses on claims and LAE Payments on current accident year’s claims	(4.1)	(32.8)		(31.0)		(21.5)	(35.7)
Payments on prior accident years’ claims	(484.5)	(37.9	)(2)	(205.0	)(1)	(912.7)	(1,407.2)

Total payments for losses on claims and LAE	(488.6)	(70.7)		(236.0)		(934.2)	(1,442.9)

Provision for claims and LAE at December 31 before the undernoted	2,116.5	2,487.9		1,759.7		1,481.6	2,111.9
Provision for claims and LAE for Corifrance at December 31	–	–		38.2		–	–

Provision for claims and LAE at December 31	2,116.5	2,487.9		1,797.9		1,481.6	2,111.9

(1)	Reduced by $570.3 of proceeds received and proceeds due from two significant commutations referred to in “Commutations” in the preceding section.

(2)	Reduced by $587.4 of proceeds received from the commutation of the Swiss Re corporate adverse development cover.

In 2007 Runoff experienced $90.9 of net unfavourable development. U.S. runoff experienced net unfavourable development of $100.4, attributable to worse than expected claims trends on TIG’s primary workers’ compensation business, particularly for policies written in the mid-to late 1990s ($62.0), large losses due to adverse judgments ($18.8), strengthening of uncollectible reinsurance reserves ($23.3), a reduction in prior year ceded claims ($16.6) and losses of $7.8 primarily related to general liability. Partially offsetting this adverse development was favourable development in U.S. runoff at Fairmont ($28.1) due to better than expected claims experience on its Hawaii book of business. European runoff experienced net favourable development of $9.5, recognizing decreased loss activity on its European book of business.

Asbestos, Pollution, and Other Hazards

General APH Discussion

A number of Fairfax’s subsidiaries wrote general liability policies and reinsurance prior to their acquisition by Fairfax under which policyholders continue to present asbestos-related injury claims, claims alleging injury, damage or clean up costs arising from environmental pollution, and other health hazard or mass tort (collectively “APH”) claims. The vast majority of these claims are presented under policies written many years ago.

There is a great deal of uncertainty surrounding these types of claims, which impacts the ability of insurers and reinsurers to estimate the ultimate amount of unpaid claims and related settlement expenses. The majority of these claims differ from most other types of claim because there is, across the country, inconsistent precedent, if any at all, to determine what, if any, coverage exists or which, if any, policy years and insurers/reinsurers may be liable. These uncertainties are exacerbated by judicial and legislative interpretations of coverage that in some cases have eroded the clear and express intent of the parties to the insurance contracts, and in others have expanded theories of liability. The insurance industry as a whole is engaged in extensive litigation over these coverage and liability issues and is thus confronted with continuing uncertainty in its efforts to quantify APH exposures. Conventional actuarial reserving techniques cannot be used to estimate the ultimate cost of such claims, due to inadequate loss development patterns and inconsistent and yet-emerging legal doctrine.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from APH exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years:

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for APH claims and ALAE at January 1	1,153.2	333.2	1,286.5	366.7	1,447.0	377.1
APH losses and ALAE incurred during the year	0.8	(6.5)	10.3	7.0	109.1	44.7
APH losses and ALAE paid during the year	115.0	21.5	143.6	40.5	269.6	55.1
Provision for APH claims and ALAE at December 31	1,039.0	305.2	1,153.2	333.2	1,286.5	366.7
Operating Companies
Provision for APH claims and ALAE at January 1	853.8	659.2	848.7	674.8	871.1	673.5
APH losses and ALAE incurred during the year	164.2	132.0	113.5	74.2	106.7	93.4
APH losses and ALAE paid during the year	125.0	91.6	108.4	89.8	129.1	92.1
Provision for APH claims and ALAE at December 31	893.0	699.6	853.8	659.2	848.7	674.8
Fairfax Total
Provision for APH claims and ALAE at January 1	2,007.0	992.4	2,135.2	1,041.5	2,318.1	1,050.6
APH losses and ALAE incurred during the year	165.0	125.5	123.8	81.2	215.8	138.1
APH losses and ALAE paid during the year	240.0	113.1	252.0	130.3	398.7	147.2
Provision for APH claims and ALAE at December 31	1,932.0	1,004.8	2,007.0	992.4	2,135.2	1,041.5

Asbestos Claim Discussion

As a result of tort reform, both legislative and judicial, the landscape of asbestos litigation is changing in the U.S. While U.S. federal legislation has stalled, many states (Mississippi, Texas, and Ohio, for example) have enacted local tort reform serving to restrict the volume of filings, increase plaintiffs’ burden of demonstrating an injury, and provide seriously injured plaintiffs with preferential treatment on the docket.

Also, within the past two years, the doctors and screening companies that diagnosed large numbers of unimpaired asbestos plaintiffs have come under scrutiny. Some key participants are under investigation by government authorities and/or have had their medical licenses challenged.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The result has been a dramatic decrease in the past year in the number of unimpaired plaintiffs filing claims. The majority of claims now being filed are mesothelioma, lung cancer, or impaired asbestosis cases. This reduction in new filings has allowed the defense bar to focus on individual cases, and has resulted in more trials and verdicts.

We are aware of twenty-four mesothelioma trials concluded in the U.S. in 2007: (a) fourteen plaintiffs’ verdicts (58%), (b) seven defense verdicts (29%), and (c) three hung juries/mistrials (13%). The range of plaintiffs’ verdicts was $0.7 to $35.0 and the average was $9.9. Depending upon applicable law, the defendant(s) remaining at the conclusion of the trial are not necessarily responsible for 100% of the verdict.

California continues to be the most active and challenging venue for defendants. Seventeen out of the twenty-four known mesothelioma trials in 2007 occurred in California, and were prosecuted by two very experienced law firms that recruit and file claims exclusively on behalf of terminally ill individuals.

As a result of these trends, the asbestos claims industry is shifting toward a focus on single cases with significant injury, rather than a large volume of cases with little, if any, injury.

On the negative side, the loss of revenue to the plaintiffs’ bar due to the decrease in filings, combined with increased scrutiny on individual cases, has resulted in an increase in plaintiffs’ settlement demands and an increased likelihood of trial. The risk of taking a seriously injured asbestos plaintiff to verdict continues to be significant.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from asbestos exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years:

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for asbestos claims and ALAE at January 1	729.8	219.0	857.4	248.6	962.9	251.2
Asbestos losses and ALAE incurred during the year	6.2	(8.7)	(22.9)	(3.6)	105.1	39.7
Asbestos losses and ALAE paid during the year	80.6	10.4	104.7	26.0	210.6	42.2
Provision for asbestos claims and ALAE at December 31	655.4	199.9	729.8	219.0	857.4	248.6
Operating Companies
Provision for asbestos claims and ALAE at January 1	713.1	537.2	701.7	545.8	724.4	538.1
Asbestos losses and ALAE incurred during the year	117.0	87.3	100.7	63.3	83.9	75.9
Asbestos losses and ALAE paid during the year	99.4	68.5	89.3	71.9	106.6	68.2
Provision for asbestos claims and ALAE at December 31	730.7	556.0	713.1	537.2	701.7	545.8
Fairfax Total
Provision for asbestos claims and ALAE at January 1	1,442.9	756.2	1,559.1	794.4	1,687.3	789.3
Asbestos losses and ALAE incurred during the year	123.2	78.6	77.8	59.7	189.0	115.6
Asbestos losses and ALAE paid during the year	180.0	78.9	194.0	97.9	317.2	110.4
Provision for asbestos claims and ALAE at December 31	1,386.1	755.9	1,442.9	756.2	1,559.1	794.4

Following is an analysis of Fairfax’s U.S.-based subsidiaries’ gross and net loss and ALAE reserves for asbestos exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years (throughout this section, in the interests of clarity, TIG and IIC are presented separately, notwithstanding their merger in December, 2002):

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

IIC
Provision for asbestos claims and ALAE at January 1	512.0	114.5	592.8	124.1	687.5	130.0
Asbestos losses and ALAE incurred during the year	9.7	(9.6)	(0.8)	0.9	58.4	(2.3)
Asbestos losses and ALAE paid during the year	65.1	6.8	80.0	10.5	153.1	3.6
Provision for asbestos claims and ALAE at December 31	456.6	98.1	512.0	114.5	592.8	124.1
Crum & Forster
Provision for asbestos claims and ALAE at January 1	404.4	348.2	426.9	376.7	482.2	408.8
Asbestos losses and ALAE incurred during the year	31.1	24.3	38.2	22.7	29.7	31.5
Asbestos losses and ALAE paid during the year	44.0	38.9	60.7	51.2	85.0	63.6
Provision for asbestos claims and ALAE at December 31	391.5	333.6	404.4	348.2	426.9	376.7
OdysseyRe(1)
Provision for asbestos claims and ALAE at January 1	308.7	189.0	274.8	169.1	242.2	129.3
Asbestos losses and ALAE incurred during the year	85.9	63.0	62.5	40.6	54.2	44.4
Asbestos losses and ALAE paid during the year	55.4	29.6	28.6	20.7	21.6	4.6
Provision for asbestos claims and ALAE at December 31	339.2	222.4	308.7	189.0	274.8	169.1
TIG
Provision for asbestos claims and ALAE at January 1	81.6	8.4	94.7	11.5	97.7	8.5
Asbestos losses and ALAE incurred during the year	0.0	0.0	(4.6)	2.1	1.4	5.1
Asbestos losses and ALAE paid during the year	7.6	3.7	8.5	5.2	4.4	2.1
Provision for asbestos claims and ALAE at December 31	74.0	4.7	81.6	8.4	94.7	11.5
Ranger
Provision for asbestos claims and ALAE at January 1	1.0	0.5	0.6	0.1	0.9	0.4
Asbestos losses and ALAE incurred during the year	1.1	0.3	0.5	0.4	(0.3)	(0.3)
Asbestos losses and ALAE paid during the year	0.1	0.0	0.1	0.0	0.0	0.0
Provision for asbestos claims and ALAE at December 31	2.0	0.8	1.0	0.5	0.6	0.1

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re, which was commuted in 2006. In its financial statements OdysseyRe reports reserves net of this agreement.

The policyholders with the most significant asbestos exposure are traditional defendants who manufactured, distributed or installed asbestos products on a nationwide basis. IIC, which underwrote insurance generally for Fortune 500 type risks between 1971 and 1986 with mostly high layer excess liability coverages (as opposed to primary or umbrella policies), is exposed to these risks and has the bulk of the direct asbestos exposure within Fairfax. While these insureds are relatively small in number, asbestos exposures for such entities have increased over the past decade due to the rising volume of claims, the erosion of underlying limits, and the bankruptcies of target defendants. As reflected above, these direct liabilities are very highly reinsured.

Fairfax’s other U.S.-based insurers have asbestos exposure related mostly to less prominent or “peripheral” defendants, including a mix of manufacturers, distributors, and installers of asbestos-containing products, as well as premises owners. For the most part, these insureds are defendants on a regional rather than nationwide basis. OdysseyRe has asbestos exposure arising from reinsurance contracts entered into before 1984. TIG has both direct and assumed reinsurance asbestos exposures. TIG’s net retention on its direct exposure is protected by an $89 million APH reinsurance cover provided by Pyramid Insurance Company (owned by Aegon) which is fully collateralized and reflected in the above table. Additionally, TIG’s assumed

FAIRFAX FINANCIAL HOLDINGS LIMITED

exposure is 100% reinsured by ARC Insurance Company (also owned by Aegon); this reinsurance is fully collateralized and reflected in the above table.

Reserves for asbestos cannot be estimated using traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, IIC and Crum & Forster, which have the bulk of Fairfax’s asbestos liabilities, evaluate their asbestos exposure on an insured-by-insured basis. Since the mid-1990s these entities have utilized a sophisticated, non-traditional methodology that draws upon company experience and supplemental databases to assess asbestos liabilities on reported claims. The methodology utilizes a ground-up, exposure-based analysis that constitutes the industry “best practice” approach for asbestos reserving. The methodology was initially critiqued by outside legal and actuarial consultants, and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology comprehensive and the results reasonable.

In the course of the insured-by-insured evaluation the following factors are considered: available insurance coverage, including any umbrella or excess insurance that has been issued to the insured; limits, deductibles, and self-insured retentions; an analysis of each insured’s potential liability; the jurisdictions involved; past and anticipated future asbestos claim filings against the insured; loss development on pending claims; past settlement values of similar claims; allocated claim adjustment expenses; and applicable coverage defenses.

As part of the overall review of its asbestos exposure, Fairfax compares its level of reserves to various industry benchmarks. The most widely reported benchmark is the survival ratio, which represents the outstanding loss and ALAE reserves (including IBNR) at December 31 divided by the average paid losses and ALAE for the past three years. The resulting ratio is a simple measure of the estimated number of years before the year-end loss and ALAE reserves would be exhausted using recent payment run rates (the higher the ratio, the more years the loss and ALAE reserves would be expected to cover). The following table presents the asbestos survival ratios for IIC, Crum & Forster, and OdysseyRe:

IIC
Net loss and ALAE reserves	98.1
3-year average net paid loss and ALAE	7.0
3-year Survival Ratio	14.0
Crum & Forster
Net loss and ALAE reserves	333.6
3-year average net paid loss and ALAE	51.2
3-year Survival Ratio	6.5
OdysseyRe
Net loss and ALAE reserves	222.4
3-year average net paid loss and ALAE	18.3
3-year Survival Ratio	12.2

As a result of the processes, procedures, and analyses described above, management believes that the reserves carried for asbestos claims at December 31, 2007 are appropriate based upon known facts and current law. However, there are a number of uncertainties surrounding the ultimate value of these claims that may result in changes in these estimates as new information emerges. Among these are: the unpredictability inherent in litigation – including the legal uncertainties described above, the added uncertainty brought upon by recent changes in the asbestos litigation landscape, and possible future developments regarding the ability to recover reinsurance for asbestos claims. It is also not possible to predict, nor has management assumed, any changes in the legal, social, or economic environments and their impact on future asbestos claim development.

Environmental Pollution Discussion

Environmental pollution claims represent another significant exposure for Fairfax. However, claims against Fortune 500 companies are declining, and while insureds with single-site exposures are still active, Fairfax has resolved the majority of known claims from insureds with a large number of sites. In many cases, claims are being settled for less than initially anticipated due to improved site remediation technology and effective policy buybacks.

Despite the stability of recent trends, there remains great uncertainty in estimating liabilities arising from these exposures. First, the number of hazardous materials sites subject to cleanup is unknown. Today, approximately 1,248 sites are included on the National Priorities List (NPL) of the Environmental Protection Agency. Second, the liabilities of the insureds themselves are difficult to estimate. At any given site, the allocation of remediation cost among the potentially responsible parties varies greatly depending upon a variety of factors. Third, different courts have been presented with liability and coverage issues regarding pollution claims and have reached inconsistent decisions. There is also uncertainty about claims for damages to natural resources. These claims seek compensation for the harm caused by the loss of natural resources beyond clean up costs and fines. Natural resources are generally defined as land, air, water, fish, wildlife, biota, and other such resources. Funds recovered in these actions are generally to be used for ecological restoration projects and replacement of the lost natural resources.

Following is an analysis of Fairfax’s gross and net loss and ALAE reserves from pollution exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years:

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

Runoff Companies
Provision for pollution claims and ALAE at January 1	360.5	90.5	358.0	90.2	390.1	95.6
Pollution losses and ALAE incurred during the year	(2.4)	0.9	35.6	12.1	2.9	2.8
Pollution losses and ALAE paid during the year	24.7	5.4	33.1	11.8	35.0	8.2
Provision for pollution claims and ALAE at December 31	333.4	86.0	360.5	90.5	358.0	90.2
Operating Companies
Provision for pollution claims and ALAE at January 1	117.8	100.2	121.6	104.9	122.5	113.4
Pollution losses and ALAE incurred during the year	38.0	36.7	11.5	9.6	16.3	11.0
Pollution losses and ALAE paid during the year	19.8	17.4	15.3	14.3	17.2	19.5
Provision for pollution claims and ALAE at December 31	136.0	119.5	117.8	100.2	121.6	104.9
Fairfax Total
Provision for pollution claims and ALAE at January 1	478.3	190.7	479.6	195.1	512.6	209.0
Pollution losses and ALAE incurred during the year	35.6	37.6	47.1	21.7	19.2	13.8
Pollution losses and ALAE paid during the year	44.5	22.8	48.4	26.1	52.2	27.7
Provision for pollution claims and ALAE at December 31	469.4	205.5	478.3	190.7	479.6	195.1

FAIRFAX FINANCIAL HOLDINGS LIMITED

Following is an analysis of Fairfax’s U.S.-based subsidiaries’ gross and net loss and ALAE reserves from pollution exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years:

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

IIC
Provision for pollution claims and ALAE at January 1	241.6	60.1	248.5	63.5	263.0	63.7
Pollution losses and ALAE incurred during the year	(6.8)	1.2	3.2	3.4	0.6	1.4
Pollution losses and ALAE paid during the year	25.2	6.5	10.1	6.8	15.1	1.6
Provision for pollution claims and ALAE at December 31	209.6	54.8	241.6	60.1	248.5	63.5
Crum & Forster
Provision for pollution claims and ALAE at January 1	81.9	73.5	81.2	74.2	92.6	85.2
Pollution losses and ALAE incurred during the year	23.8	22.2	12.1	9.9	6.6	6.6
Pollution losses and ALAE paid during the year	11.7	10.7	11.4	10.6	18.0	17.6
Provision for pollution claims and ALAE at December 31	94.0	85.0	81.9	73.5	81.2	74.2
OdysseyRe(1)
Provision for pollution claims and ALAE at January 1	35.9	26.7	40.4	30.7	29.9	28.2
Pollution losses and ALAE incurred during the year	14.2	14.5	(0.6)	(0.3)	9.7	4.4
Pollution losses and ALAE paid during the year	8.1	6.7	3.9	3.7	(0.8)	1.9
Provision for pollution claims and ALAE at December 31	42.0	34.5	35.9	26.7	40.4	30.7
TIG
Provision for pollution claims and ALAE at January 1	96.0	14.9	93.2	12.8	102.1	16.0
Pollution losses and ALAE incurred during the year	2.3	1.7	16.7	2.6	(2.2)	(6.6)
Pollution losses and ALAE paid during the year	(4.1)	(3.3)	13.9	0.5	6.7	(3.4)
Provision for pollution claims and ALAE at December 31	102.4	19.9	96.0	14.9	93.2	12.8
Ranger
Provision for pollution claims and ALAE at January 1	13.4	7.3	1.9	0.8	6.0	1.7
Pollution losses and ALAE incurred during the year	(0.5)	(3.2)	20.1	10.5	(3.5)	(0.3)
Pollution losses and ALAE paid during the year	2.6	1.3	8.6	4.0	0.6	0.6
Provision for pollution claims and ALAE at December 31	10.3	2.8	13.4	7.3	1.9	0.8

(1)	Net reserves presented for OdysseyRe exclude cessions under a stop loss agreement with nSpire Re, which was commuted in 2006. In its financial statements OdysseyRe reports reserves net of this agreement.

As with asbestos reserves, exposure for pollution cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. Because each insured presents different liability and coverage issues, the methodology used by Fairfax’s subsidiaries to establish pollution reserves is similar to that used for asbestos liabilities. IIC and Crum & Forster evaluate the exposure presented by each insured and the anticipated cost of resolution using ground-up, exposure-based analysis that constitutes industry “best practice” for pollution reserving. As with asbestos reserving, this methodology was initially critiqued by outside legal and actuarial consultants, and the results are annually reviewed by independent actuaries, all of whom have consistently found the methodology comprehensive and the results reasonable.

In the course of performing these individualized assessments, the following factors are considered: the insured’s probable liability and available coverage, relevant judicial interpretations, the nature of the alleged pollution activities of the insured at each site, the number of sites, the total number of potentially responsible parties at each site, the nature of environmental harm and the corresponding remedy at each site, the ownership and general use of each site, the involvement of other insurers and the potential for other available coverage, and the applicable law in each jurisdiction.

The following table presents the environmental pollution survival ratios for IIC, Crum & Forster, and OdysseyRe:

	IIC	Crum & Forster	OdysseyRe

Net loss and ALAE reserves	54.8	85.0	34.5
3-year average net paid loss and ALAE	5.0	12.9	4.1
3-year Survival Ratio	11.1	6.6	8.4

Other Mass Tort/Health Hazards Discussion

In addition to asbestos and pollution, Fairfax faces exposure to other types of mass tort or health hazard claims. Such claims include breast implants, pharmaceutical products, chemical products, lead-based pigments, noise-induced hearing loss, tobacco, mold, and welding fumes. As a result of its historical underwriting profile and its focus on excess liability coverage for Fortune 500 type entities, IIC has the bulk of these potential exposures within Fairfax. Currently, management believes that tobacco, lead pigment, and methyl tertiary butyl ether (“MTBE”) are the most significant potential health hazard exposures facing Fairfax.

Tobacco companies have not aggressively pursued insurance coverage for tobacco bodily injury claims. There are no active claims submitted by tobacco manufacturers to IIC. One tobacco manufacturer and its parent company have submitted notices of tobacco-related claims to TIG. The greatest exposure presently facing the tobacco companies is in Florida. The Florida Supreme Court overturned a $145 billion class action award but let stand the jury’s findings on negligence and concealment. Individuals who filed suit by January 1, 2008 will be allowed to take advantage of those findings. An estimated five thousand to ten thousand claimants met the filing deadline.

Fairfax subsidiaries have received notices of lead claims from former lead pigment manufacturers. In addition to individual actions, governmental actions have been brought against members of the pigment industry alleging they are responsible for abating the presence of lead paint in buildings, and for health care and educational costs for residents exposed to lead. There are active suits in Rhode Island, California and Ohio.

In February 2006, a jury in Rhode Island held that three pigment manufacturers are responsible for the presence of lead paint in buildings throughout the state and that they must abate this “public nuisance”. Fairfax subsidiaries insured all three defendants and are now in coverage litigation with each of them. The Rhode Island court has yet to determine what abatement will be required but has appointed two special masters to assist in this determination. The plan proposed by the State has an estimated cost of $2.4 billion, but the court is free to adopt a less expensive plan. An appeal of the jury verdict is pending before the Rhode Island Supreme Court, which will hear argument on May 15, 2008. The first round of briefing has drawn national interest, with eleven amicus curiae (friend of the court) filings in support of the defendants. The former lead pigment companies continue to vigorously defend these claims.

In 1979, the Environmental Protection Agency approved use of MTBE for use as an oxygenate in gasoline. MTBE is a known animal carcinogen and a possible human carcinogen. Though other constituents of gasoline are also carcinogens, MTBE travels faster in groundwater due to its greater solubility. It is also more resistant to natural attenuation and has a low taste and odor threshold. Accordingly, it poses a greater threat to drinking water supplies and is more expensive to remediate. Throughout 2006, due to a perceived potential for increased liability exposure, most U.S. petroleum companies removed MTBE from their gasoline. Nonetheless, Fairfax policyholders are involved in nearly 200 underlying actions, including two multi-district litigations. In one case that went to trial, the jury found certain MTBE manufacturers to have acted with malice.

Based on recent tort and judicial reform and a federal judge’s findings in the silica multi-district litigation, it does not appear that silica claims will present a significant exposure to Fairfax. Silica

FAIRFAX FINANCIAL HOLDINGS LIMITED

claim filings have dropped significantly and thousands of claims have been dismissed. Reporting of new silica defendants to Fairfax affiliates has all but stopped.

Following is an analysis of IIC’s and Crum & Forster’s gross and net reserves from health hazard exposures at year-end 2007, 2006, and 2005 and the movement in gross and net reserves for those years:

	2007		2006		2005
	Gross	Net	Gross	Net	Gross	Net

IIC
Provision for health hazards claims and ALAE at January 1	62.9	23.9	71.1	28.0	94.0	30.4
Health hazards losses and ALAE incurred during the year	(3.0)	1.3	(2.4)	(1.5)	1.1	2.2
Health hazards losses and ALAE paid during the year	9.7	5.7	5.8	2.6	24.0	4.6
Provision for health hazards claims and ALAE at December 31	50.2	19.5	62.9	23.9	71.1	28.0
Crum & Forster
Provision for health hazards claims and ALAE at January 1	22.9	21.8	25.4	24.1	24.2	22.0
Health hazards losses and ALAE incurred during the year	9.2	8.0	1.3	1.3	6.5	6.5
Health hazards losses and ALAE paid during the year	5.8	5.7	3.8	3.6	5.3	4.4
Provision for health hazards claims and ALAE at December 31	26.3	24.1	22.9	21.8	25.4	24.1

Similar to asbestos and pollution, traditional actuarial techniques cannot be used to estimate ultimate liability for these exposures. Some claim types were first identified ten or more years ago, for example breast implants and specific pharmaceutical products. For these exposures, the reserve estimation methodology at IIC is similar to that for asbestos and pollution: an exposure-based approach based on all known, pertinent facts underlying the claim. This methodology cannot at the present time be applied to other claim types such as tobacco, lead paint or MTBE as there are a number of significant legal issues yet to be resolved, both with respect to policyholder liability and the application of insurance coverage. For these claim types, a bulk IBNR reserve is developed based on benchmarking methods utilizing the ultimate cost estimates of more mature health hazard claims. The bulk reserve also considers the possibility of entirely new classes of health hazard claims emerging in the future.

Summary

Management believes that the APH reserves reported at December 31, 2007 are reasonable estimates of the ultimate remaining liability for these claims based on facts currently known, the present state of the law and coverage litigation, current assumptions, and the reserving methodologies employed. These APH reserves are continually monitored by management and reviewed extensively by independent actuaries. New reserving methodologies and developments will continue to be evaluated as they arise in order to supplement the ongoing analysis of APH exposures. However, to the extent that future social, scientific, economic, legal, or legislative developments alter the volume of claims, the liabilities of policyholders or the original intent of the policies and scope of coverage, increases in loss reserves may emerge in future periods.

Reinsurance Recoverables

Fairfax’s subsidiaries purchase certain reinsurance so as to reduce their liability on the insurance and reinsurance risks that they write. Fairfax strives to minimize the credit risk of purchasing reinsurance through adherence to its internal reinsurance guidelines. To be an ongoing reinsurer of Fairfax, generally a company must have high A.M. Best and/or Standard & Poor’s ratings and maintain capital and surplus exceeding $500. Most of the reinsurance balances for reinsurers rated B++ and lower or which are not rated were inherited by Fairfax on acquisition of a subsidiary.

Recoverable from reinsurers on the consolidated balance sheet ($5,038.5 at December 31, 2007) consists of future recoverables on unpaid claims ($4.4 billion), reinsurance receivable on paid losses ($371.8) and unearned premiums from reinsurers ($249.0). This $4.4 billion of future recoverables from reinsurers on unpaid claims at December 31, 2007 declined by

$0.5 billion during 2007 from $4.9 billion at December 31, 2006. The decline is primarily attributable to the decline in underwriting activity by the operating companies in response to the softening underwriting cycle, and to continued collections and commutations by the company’s runoff units.

The following table presents Fairfax’s top 50 reinsurance groups (based on reinsurers gross reinsurance recoverable net of provisions for uncollectible reinsurance) at December 31, 2007. These 50 reinsurance groups represent 83.4% of Fairfax’s total reinsurance recoverable. In the following table and the accompanying tables in this section, reinsurance recoverables are reported net of intercompany reinsurance.

		A.M. Best Rating	Gross	Net
		(or S&P	Reinsurance	Reinsurance
Group	Principal Reinsurers	Equivalent)(1)	Recoverable(2)	Recoverable(3)

Swiss Re	Swiss Re America Corp	A+	957.7	622.3
Munich	Munich Reinsurance America	A+	745.4	335.5
Lloyd’s	Lloyd’s of London Underwriters	A	314.0	282.5
Nationwide	Nationwide Mutual Ins Co.	A+	284.8	284.7
Aegon	Arc Re	(4)	200.8	6.8
Berkshire Hathaway	General Reinsurance Corp	A++	158.9	145.9
HDI	Hannover Rueckversicherung	A	144.7	117.2
Ace	Insurance Co. of North America	A+	130.1	125.6
Everest	Everest Reinsurance Co.	A+	124.0	97.3
AIG	Transatlantic Re	A+	110.9	108.6
SCOR	SCOR Canada Reinsurance Co.	A-	108.3	92.9
AXA	AXA Re	A-	107.5	86.7
Travelers	Travelers Indemnity Co.	A+	95.5	85.8
Globale Re	Global International Reinsurance Co.	NR	75.9	28.9
CNA	Continental Casualty	A	74.8	59.6
Arch Capital	Arch Reinsurance Ltd.	A	72.2	8.3
Chubb	Federal Insurance Co.	A++	69.2	48.2
PartnerRe	Partner Reinsurance Co. of US	A+	57.3	46.3
XL	XL Reinsurance America Inc	A	40.8	35.3
Hartford	New England Re	A+	39.5	38.3
Aioi	Aioi Ins Co. Ltd	A	38.7	30.0
White Mountains	Folksamerica Reinsurance Co.	A-	38.6	34.1
Sompo	Sompo Japan Insurance Inc	A+	35.0	30.5
Allstate	Allstate Insurance Co.	A+	34.4	34.5
Folksam	Aterforskrings AB LUAP	NR	32.8	29.1
Liberty Mutual	Employers Insurance of Wausau	A	29.2	29.0
Platinum	Platinum Underwriters Reins Co.	A	27.2	20.3
Zurich	Zurich Insurance Co.	A	25.8	10.9
Toa Re	Toa Reinsurance Co. of America	A	25.3	20.9
SAFECO	American States Insurance Co.	A	24.2	24.2
CCR	Caisse Centrale de Reassurance	A+	21.8	19.0
Wellington	Aspen Insurance UK Ltd	A	21.2	20.5
Randall & Quilter	R&Q Reinsurance Co.	NR	19.2	19.2
FM Global	Factory Mutual Insurance Co.	A+	18.8	18.6
Brit	Brit Insurance Ltd	A	18.2	17.4
GIC	General Insurance Corp.	A-	17.7	17.7
WR Berkley	Berkley Insurance Co.	A+	17.4	16.2
Starr	Republic Insurance	NR	16.6	16.6
Axis	Axis Reinsurance Co.	A	16.3	15.3
PMA	PMA Capital Ins Co.	B	16.0	15.2
Wustenrot	Wuerttembergische Versicherung	A-	15.9	11.0
Duke’s Place	Seaton Insurance Co.	NR	15.6	15.5
QBE	QBE Reinsurance Corp	A	15.3	13.4
American Financial	Great American Insurance	A	15.2	15.8
Allied World	Allied World Assurance Co.	A	15.0	–
India International Insurance	India International Insurance Ptd Ltd.	B+	14.9	14.9
Aviva	Aviva International Insurance Ltd.	A+	14.8	14.1
GM	Motors Insurance Corp.	A-	14.5	14.0
Allianz	Allianz Insurance Plc	A+	14.3	9.2
Argo	Argonaut Insurance Co.	A	13.3	10.7

FAIRFAX FINANCIAL HOLDINGS LIMITED

		A.M. Best Rating	Gross	Net
		(or S&P	Reinsurance	Reinsurance
Group	Principal Reinsurers	Equivalent)(1)	Recoverable(2)	Recoverable(3)

Sub-total			4,555.5	3,214.5
Other Reinsurers			907.3	775.8

Total reinsurance recoverable			5,462.8	3,990.3

Provision for uncollectible reinsurance			424.3	424.3

Net reinsurance recoverable			5,038.5	3,566.0

(1)	Of principal reinsurer (or, if principal reinsurer is not rated, of group).

(2)	Before specific provisions for uncollectible reinsurance.

(3)	Net of outstanding balances for which security was held, but before specific provisions for uncollectible reinsurance.

(4)	Aegon is rated A+ by S&P; Arc Re is not rated.

The following table presents the classification of the $5,038.5 gross reinsurance recoverable shown above according to the financial strength rating of the responsible reinsurers. Pools & associations, shown separately, are generally government or similar insurance funds carrying limited credit risk.

Consolidated Reinsurance Recoverables

			Outstanding
	A.M. Best		Balances	Net
	Rating	Gross	for which	Unsecured
	(or S&P	Reinsurance	Security	Reinsurance
	equivalent)	Recoverable	is Held	Recoverable

	A++	263.1	38.9	224.2
	A+	2,066.5	399.2	1,667.3
	A	1,546.6	619.1	927.5
	A−	370.8	78.6	292.2
	B++	53.2	6.4	46.8
	B+	27.4	3.3	24.1
	B or lower	113.0	3.0	110.0
	Not rated	897.9	308.9	589.0
	Pools & associations	124.3	15.1	109.2

		5,462.8	1,472.5	3,990.3
Provisions for uncollectible reinsurance		424.3		424.3

Net reinsurance recoverable		5,038.5		3,566.0

To support gross reinsurance recoverable balances, Fairfax had the benefit of letters of credit, trust funds or offsetting balances payable totalling $1,472.5 as at December 31, 2007 as follows:

for reinsurers rated A− or better, Fairfax had security of $1,135.8 against outstanding reinsurance recoverable of $4,247.0;

for reinsurers rated B++ or lower, Fairfax had security of $12.7 against outstanding reinsurance recoverable of $193.6; and

for unrated reinsurers, Fairfax had security of $308.9 against outstanding reinsurance recoverable of $897.9.

In addition to the above security arrangements, Lloyd’s is also required to maintain funds in Canada and the United States that are monitored by the applicable regulatory authorities.

Substantially all of the $424.3 of provisions for uncollectible reinsurance relates to the $769.9 of net unsecured reinsurance recoverable from reinsurers rated B++ or lower or which are unrated.

The two following tables separately break out the consolidated reinsurance recoverables for the operating companies and for the runoff operations. As shown in those tables, approximately 42.4% of the consolidated reinsurance recoverables relate to runoff operations as at December 31, 2007 (compared to 44.3% at the end of 2006).

FAIRFAX FINANCIAL HOLDINGS LIMITED

Reinsurance Recoverables – Operating Companies

			Outstanding
	A.M. Best		Balances	Net
	Rating	Gross	for which	Unsecured
	(or S&P	Reinsurance	Security	Reinsurance
	equivalent)	Recoverable	is Held	Recoverable

	A++	159.8	38.9	120.9
	A+	1,227.0	368.1	858.9
	A	978.1	545.2	432.9
	A-	284.3	71.0	213.3
	B++	36.5	5.9	30.6
	B+	18.4	2.9	15.5
	B or lower	22.3	1.3	21.0
	Not rated	242.8	47.7	195.1
	Pools & associations	33.7	15.1	18.6

		3,002.9	1,096.1	1,906.8
Provisions for uncollectible reinsurance		105.2		105.2

Net reinsurance recoverable		2,897.7		1,801.6

Reinsurance Recoverables – Runoff Operations

			Outstanding
			Balances
	A.M. Best		for	Net
	Rating	Gross	which	Unsecured
	(or S&P	Reinsurance	Security	Reinsurance
	equivalent)	Recoverable	is Held	Recoverable

	A++	103.3	—	103.3
	A+	839.5	31.1	808.4
	A	568.5	73.9	494.6
	A-	86.5	7.6	78.9
	B++	16.7	0.5	16.2
	B+	9.0	0.4	8.6
	B or lower	90.7	1.7	89.0
	Not rated	655.1	261.2	393.9
	Pools & associations	90.6	—	90.6

		2,459.9	376.4	2,083.5
Provisions for uncollectible reinsurance		319.1		319.1

Net reinsurance recoverable		2,140.8		1,764.4

Based on the results of the preceding analysis of Fairfax’s reinsurance recoverable and on the credit risk analysis performed by RiverStone as described in the next paragraph, Fairfax believes that its provision for uncollectible reinsurance provided for all likely losses arising from uncollectible reinsurance at December 31, 2007.

RiverStone, with its dedicated specialized personnel and expertise in analyzing and managing credit risk, is responsible for the following with respect to recoverables from reinsurers: evaluating the creditworthiness of all reinsurers and recommending to the group management’s reinsurance committee those reinsurers which should be included on the list of approved reinsurers; on a quarterly basis, monitoring reinsurance recoverable by reinsurer and by company, in aggregate, and recommending the appropriate provision for uncollectible reinsurance; and pursuing collections from, and global commutations with, reinsurers which are either impaired or considered to be financially challenged.

The company’s insurance and reinsurance operating companies purchase reinsurance for various reasons including risk diversification and mitigation and protection of capital. As set out in note 7 to the consolidated financial statements, ceded reinsurance transactions had a net negative pre-tax impact in 2007 of $388.0 (2006 – a net negative pre-tax impact of $748.0, including the effect of the $412.6 pre-tax loss on the commutation of the Swiss Re corporate adverse development cover; 2005 – a net positive pre-tax impact of $756.9). Earned premiums ceded to reinsurers in 2007 decreased to $725.0 compared to $747.2 in 2006 and $860.1 in 2005. Earned premiums ceded to reinsurers in 2007 and 2006 decreased as a result of greater retention of premiums written by the insurance and reinsurance operating companies and the effect of declines in gross premiums written from 2006 to 2007 and from 2005 to 2006 related to intensifying competition and deteriorating pricing associated with underwriting cycle softening. The decline in earned premiums ceded to reinsurers in 2005 due to the aforementioned factors was partially offset by the effects of reinstatement premiums paid to reinsurers to reinstate catastrophe protection against additional catastrophe events. Commissions earned on ceded reinsurance premiums were largely unchanged on a consolidated basis from 2006 to 2007 and from 2005 to 2006, despite the effects of increased retentions of written premiums and the declines in written premiums associated with the softening underwriting cycle at Crum & Forster, OdysseyRe and Northbridge (excluding the effect of foreign currency translation for Northbridge), which effects were largely offset by increased commissions earned as a result of increased earned premiums ceded to reinsurers by Fairfax Asia’s First Capital in 2007 and 2006. Claims incurred ceded to reinsurers of $235.9 in 2007 increased from ($98.0) in 2006 (primarily due to the effect in 2006 of the Swiss Re commutation). Claims incurred ceded to reinsurers in 2006 were reduced by the $412.6 pre-tax loss on the commutation of the Swiss Re corporate adverse development cover, but included additional cessions by Northbridge related to 2005 hurricane losses. Claims incurred ceded to reinsurers in 2005 included significant cessions to reinsurers of incurred losses related to hurricane losses. Claims incurred ceded to reinsurers in 2005 were reduced by $103.1, representing the pre-tax loss on the commutation of the Chubb Re adverse development cover by U.S. runoff. The provision for uncollectible reinsurance declined in 2007 relative to 2006 and 2005, primarily reflecting effective credit risk management and improved credit experience with the company’s reinsurers. In the most recent three years, Fairfax has recorded net provisions for uncollectible reinsurance of $46.2 in 2007, $46.5 in 2006 and $51.1 in 2005.

Net cash used in operating activities in 2007 included a $665.2 reduction in amounts recoverable from reinsurers, with the decrease relative to the change in 2006 reflecting the effect of significant reinsurance recoveries in 2006 of paid claims related to 2005 hurricanes. Cash provided by operating activities was increased significantly in 2006 by reinsurance recoveries, with the $1,154.2 decline during 2006 in amounts recoverable from reinsurers reflecting collections by the insurance and reinsurance operating companies from reinsurers of paid claims related to 2005 and 2004 hurricanes. The $437.1 decline during 2005 in amounts recoverable from reinsurers included collections from reinsurers related to paid claims on 2004 hurricane losses. Cash provided by operating activities in 2006 and in 2005 reflects the non-cash nature of the $412.6 pre-tax loss on the 2006 commutation of the Swiss Re corporate adverse development cover and the $103.1 pre-tax loss on the 2005 commutation of the Chubb Re adverse development cover by U.S. runoff, respectively.

Float

Fairfax’s float is the sum of its loss reserves, including loss adjustment expense reserves, and unearned premium reserves, less accounts receivable, reinsurance recoverables and deferred

FAIRFAX FINANCIAL HOLDINGS LIMITED

premium acquisition costs. This float arises because an insurance or reinsurance business receives premiums in advance of the payment of claims.

The following table shows the float that Fairfax’s insurance and reinsurance operations have generated and the cost of that float. As the table shows, the average float increased 4.9% in 2007 to $8.6 billion, at no cost.

					Average long
			Benefit		term Canada
	Underwriting		(Cost)		treasury bond
Year	profit (loss)	Average float	of float		yield

1986	2.5	21.6	11.6%		9.6%

2003	98.0	4,818.5	2.0%		5.4%
2004	147.4	5,898.7	2.5%		5.2%
2005	(437.5)	7,323.9	(6.0%	)	4.4%
2006	212.6	8,212.9	2.6%		4.3%
2007	281.3	8,617.7	3.3%		4.3%
Weighted average since inception			(2.5%	)	5.3%
Fairfax weighted average financing differential since inception: 2.8%

The following table presents the breakdown of total year-end float for the most recent five years.

					Total
					Insurance
	Canadian	U.S.	Asian		and
	Insurance	Insurance	Insurance	Reinsurance	Reinsurance	Runoff	Total

2003	1,021.1	1,546.9	88.0	2,461.6	5,117.6	1,480.5	6,598.1
2004	1,404.2	1,657.1	119.7	3,498.7	6,679.7	741.3	7,421.0
2005	1,461.8	1,884.9	120.2	4,501.1	7,968.0	788.6	8,756.6
2006	1,586.0	1,853.8	85.4	4,932.6	8,457.8	2,061.0	10,518.8
2007	1,887.4	1,812.8	86.9	4,990.4	8,777.5	1,770.5	10,548.0

In 2007, the Canadian insurance float increased by 19.0%, the U.S. insurance float decreased by 2.2%, the Asian insurance float increased by 1.8% and the reinsurance float increased by 1.2%, all at no cost. The Runoff float decreased by 14.1%, due primarily to runoff progress in the payment of claims. In the aggregate, total float increased by 0.3% to $10.5 billion at the end of 2007.

Insurance Environment

The property and casualty insurance and reinsurance industry reported improved core underwriting profitability in 2007 in the absence of the extreme catastrophe losses experienced in 2005 and 2004. Financial results reported by many insurers and reinsurers for fiscal 2007 have benefitted from net favourable development of prior years’ reserves, as loss emergence in recent accident years has been better than expected in many lines of business. Combined ratios in 2007 for Canada, for U.S. commercial lines and for U.S. reinsurers are expected to be approximately 91.6%, 94.0% and 95.0%, respectively, according to recently published industry composites. Despite the general and widespread softening observed in recent years affecting rates across most lines and classes of business, insurers continue to report favourable financial results. The impact of deteriorating rates and terms and intensified competition for new and renewal business associated with the softening underwriting cycle, however, is evident in the observable deterioration in accident year loss ratios for the industry. The unprecedented 2005 hurricane losses temporarily stabilized rates in general, with catastrophe-exposed property rates increasing sharply, but buoyant industry results for 2006 and 2007, as evidenced by improved calendar year basis underwriting profitability, favourable reserve development, improved net earnings and resulting increased industry capital, are expected to continue to generate a more competitive industry in 2008, featuring more competitive rates, terms and conditions in the marketplace.

Investments

The majority of interest and dividend income is earned by the insurance, reinsurance and runoff companies. Interest and dividend income earned on holding company cash, short term investments and marketable securities was $19.3 in 2007 (2006 – $23.9, 2005 – $26.9).

Interest and dividend income earned in Fairfax’s first year and for the past nine years (the period since Fairfax’s last significant acquisition) is presented in the following table.

	Average		Interest and Dividend Income
	Investments at		Pre-Tax			After Tax
	Carrying Value		Amount	Yield	Per Share	Amount	Yield	Per Share
				(%)			(%)

1986	46.3		3.4	7.34	0.70	1.8	3.89	0.38

1999	10,020.3		532.7	5.32	39.96	348.0	3.47	26.10
2000	11,291.5		534.0	4.73	40.54	377.6	3.34	28.66
2001	10,264.3		436.9	4.26	33.00	297.1	2.89	22.44
2002	10,377.9		436.1	4.20	30.53	292.2	2.82	20.46
2003	11,527.5		331.9	2.88	23.78	215.8	1.87	15.46
2004	12,955.8	(1)	375.7	2.90	27.17	244.3	1.89	17.66
2005	14,142.5	(1)	466.1	3.30	28.34	303.0	2.14	18.42
2006	15,827.0	(1)	746.5	4.72	42.03	485.3	3.07	27.32
2007	17,898.0	(1)(2)	761.0	4.25	42.99	494.7	2.76	27.95

(1)	Net of $1,062.8 (2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Effective January 1, 2007, Canadian Generally Accepted Accounting Principles changed, requiring the company to carry most of its investments at fair value, whereas previously, these investments would have been carried at cost or amortized cost. The company adopted these new requirements prospectively and accordingly, prior period investment balances in this table have not been restated.

Funds withheld payable to reinsurers shown on the consolidated balance sheet ($362.6 in 2007) represents premiums and accumulated accrued interest (at an average interest crediting rate of approximately 7% per annum) on aggregate stop loss reinsurance treaties, principally relating to Crum & Forster ($250.7) and OdysseyRe ($84.7). In 2007, $24.1 of interest expense accrued to reinsurers on funds withheld; the company’s total interest and dividend income of $761.0 in 2007 was net of this interest expense. Claims payable under such treaties are paid first out of the funds withheld balances.

Interest and dividend income increased in 2007 primarily due to increased investment portfolios in 2007. The gross portfolio yield, before interest on funds withheld of $24.1, was 4.39% for 2007 compared to the 2006 gross portfolio yield, before interest on funds withheld of $40.0, or 4.97%. The pre-tax interest and dividend income yield decreased to 4.25% in 2007 from 4.72% in 2006, while the after-tax yield decreased to 2.76% in 2007 from 3.07% in 2006. The decreased yields were primarily attributable to the impact of lower interest rates, as three-month U.S. treasury bill yields averaged approximately 4.45% in 2007 compared to approximately 4.83% in 2006 and ten-year U.S. treasury bond yields averaged approximately 4.63% in 2007 compared to approximately 4.78% in 2006. Since 1985, pre-tax interest and dividend income per share has compounded at a rate of 21.7% per year.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Investments (including at the holding company) in Fairfax’s first year and since 1999, at their year-end carrying values, are presented in the following table.

	Cash and
	Short Term			Preferred	Common	Real
	Investments		Bonds(2)	Stocks	Stocks(3)	Estate	Total		Per Share

1985	6.4		14.1	1.0	2.5	–	24.0		4.80

1999	1,766.9		9,165.9	92.3	1,209.0	55.6	12,289.7		915.35
2000	1,663.0		7,825.5	46.7	813.6	50.8	10,399.6		793.81
2001	1,931.3		7,357.3	79.4	811.7	49.1	10,228.8		712.76
2002	2,033.2		7,390.6	160.1	992.1	20.5	10,596.5		753.90
2003	6,120.8		4,705.2	142.3	1,510.7	12.2	12,491.2		901.35
2004	4,075.0	(1)	7,260.9	135.8	1,960.9	28.0	13,460.6	(1)	840.80	(1)
2005	4,385.0	(1)	8,127.4	15.8	2,324.0	17.2	14,869.4	(1)	835.11	(1)
2006	5,188.9	(1)	9,017.2	16.4	2,579.2	18.0	16,819.7	(1)	948.62	(1)
2007(4)	3,965.7	(1)	11,669.1	19.9	3,339.5	6.5	19,000.7	(1)	1,075.50	(1)

(1)	Net of $1,062.8 (2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Includes credit derivatives.

(3)	Includes investments at equity and equity derivatives.

Total investments and total investments per share increased at year-end 2007 primarily due to strong operating cash flows at the insurance and reinsurance companies and significant net investment gains. Since 1985, investments per share have compounded at a rate of 27.9% per year.

Management performs its own fundamental analysis of each proposed investment, and subsequent to investing, reviews at least quarterly the carrying value of each investment whose market value has been consistently below its carrying value for some time, to assess whether recording a provision for other than temporary impairment is appropriate. In making this assessment, careful analysis is made comparing the intrinsic value of the investment as initially assessed to the current assessment of intrinsic value based on current outlook and other relevant investment considerations. Other considerations in this assessment include the length of time the investment has been held, the difference between cost or amortized cost and fair value, and the company’s ability and intent with respect to continuing to hold the investment.

The composition of the company’s fixed income portfolio, as at December 31, 2007, classified according to the higher of each security’s respective S&P and Moody’s issuer credit ratings, is presented below:

Credit
Rating	Carrying Value of Fixed Income Portfolio
		%

AAA	8,814.3	83.8
AA	1,401.0	13.3
A	1.4	0.0
BBB	146.1	1.4
BB	18.3	0.2
B	39.1	0.4
Lower than B and unrated	92.1	0.9

Total	10,512.3	100.0

At December 31, 2007, 98.5% of the fixed income portfolio at carrying value was rated investment grade, with 97.1% (primarily consisting of government obligations) being rated AA or better. Of the $555.0 of corporate and other bonds, the largest five holdings by fair value represented 83.7%

Subsidiary portfolio investments and holding company investments include $1,119.1 at fair value (original cost $340.0) of credit default swaps (with a remaining average life of approximately 4.0 years) referenced to a number of issuers, primarily financial services companies, to provide protection against systemic financial risk arising from financial difficulties these entities could experience in a more difficult financial environment. The company endeavours to limit counterparty risk through the terms of the agreements negotiated with the counterparties to the credit default swap contracts. Pursuant to the agreements governing the credit default swaps as negotiated by the company with the counterparties, the counterparties to these transactions are contractually required to deposit government securities in collateral accounts for the benefit of the company in amounts related to the then current fair value of the credit default swaps. The fair value of this collateral at December 31, 2007 was $886.0 (2006 – nil). Fairfax does not have the right to sell or repledge this collateral.

Interest Rate Risk

Fluctuations in interest rates have a direct impact on the market valuation of the company’s fixed income securities portfolio. As interest rates rise, market values of fixed income securities portfolios decline and, conversely, as interest rates decline, market values of fixed income securities portfolios rise. Credit risk aside, the company positions its fixed income securities portfolio based on its view of future interest rates and the yield curve, balanced with liquidity requirements and may reposition the portfolio in response to changes in the interest rate environment.

The table that follows presents the potential pre-tax impact of interest rate fluctuations on net income and other comprehensive income relating to the fixed income securities portfolio as of December 31, 2007, based on parallel 200 basis point shifts in interest rates up and down in 100 basis point increments. The table indicates an asymmetric market value response to equivalent basis point shifts up and down in interest rates. This primarily reflects the company’s holdings of $1,532.9 (14.6% of the fixed income investment portfolio) of fixed income securities containing a put feature. The asymmetric market value response reflects the company’s ability to put these bonds back to the issuer for early maturity in a rising interest rate environment (thereby limiting market value loss) but to hold these bonds to their longer full maturity dates in a declining interest rate environment (thereby maximizing the full benefit of higher market values in that environment and reducing reinvestment risk).

	December 31, 2007
	Prospective	Hypothetical
	Fair Value	$ Change
	of Fixed	Effect on Other
	Income	Comprehensive	Effect on Net	Hypothetical
Change in Interest Rates	Portfolio	Income (Pre-Tax)	Income (Pre-Tax)	% Change

200 basis point rise	9,104.4	(1,229.1)	(178.8)	(13.4%)
100 basis point rise	9,743.9	(655.6)	(112.8)	(7.3%)
No change	10,512.3	–	–	–
100 basis point decline	11,550.2	865.6	172.3	9.9%
200 basis point decline	12,736.3	1,839.5	384.5	21.2%

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including the maintenance of the level and composition of fixed income security assets at the indicated date, and should not be relied on as indicative of future results.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Certain shortcomings are inherent in the method of analysis presented in the computation of the prospective fair value of fixed rate instruments. Actual values may differ from the projections presented should market conditions vary from assumptions used in the calculation of the fair value of individual securities; such variations include non-parallel shifts in the term structure of interest rates and a change in individual issuer credit spreads.

          Return on the Investment Portfolio

The following table presents the performance of the investment portfolio in Fairfax’s first year and for the past nine years (the period since Fairfax’s last significant acquisition). For the years 1986 to 2006, the calculation of total return on average investments includes interest and dividends, net realized gains (losses) and changes in net unrealized gains (losses). For 2007, due to the prospective adoption effective January 1, 2007 of new accounting pronouncements as described in footnote 4 to the table below, the calculation of total return on average investments includes interest and dividends, net investment gains (losses) recorded in net earnings, net unrealized gains (losses) recorded in other comprehensive income and changes in net unrealized gains (losses) on investments, at equity. All of the above noted amounts are included in the calculation of total return on average investments on a pre-tax basis.

									Change in
							Net Gains (Losses)		Unrealized
	Average			Net		Change in	recorded in:		Gains
	Investments		Interest	Realized		Unrealized		Other	(Losses)
	at Carrying		and	Gains		Gains	Net	Comprehensive	on Investments,	Total Return on Average Investments
	Value		Dividends	(Losses)		(Losses)	Earnings	Income	at Equity		(%)

1986	46.3		3.4	0.7		(0.2)	—	—	—	3.9	8.4
						—
1999	10,020.3		532.7	63.8		(871.4)	—	—	—	(274.9)	(2.7)
2000	11,291.5		534.0	259.1		584.1	—	—	—	1,377.2	12.2
2001	10,264.3		436.9	121.0		194.0	—	—	—	751.9	7.3
2002	10,377.9		436.1	465.0		263.2	—	—	—	1,164.3	11.2
2003	11,527.5		331.9	826.1		142.4	—	—	—	1,300.4	11.3
2004	12,955.8	(1)	375.7	300.5	(2)	165.6	—	—	—	841.8	6.5
2005	14,142.5	(1)	466.1	385.7		73.0	—	—	—	924.8	6.5
2006	15,827.0	(1)	746.5	789.4	(3)	(247.8)	—	—	—	1,288.1	8.1
2007	17,898.0	(1)(4)	761.0	—		—	1,639.4	304.5	(131.2)	2,573.7	14.4

Cumulative from inception			5,432.7	3,887.8			1,639.4				9.5	%(5)

(1)	Net of $1,062.8 (2006 – $783.3; 2005 – $700.3; 2004 – $539.5) of short sale and derivative obligations of the holding company and the subsidiary companies.

(2)	Excludes the $40.1 gain on the company’s secondary offering of Northbridge and the $27.0 loss in connection with the company’s repurchase of outstanding debt at a premium to par.

(3)	Excludes the $69.7 gain on the company’s secondary offering of OdysseyRe, the $15.7 loss on the company’s repurchase of outstanding debt at a premium to par and the $8.1 dilution loss on conversions during 2006 of the OdysseyRe convertible senior debenture.

(4)	Effective January 1, 2007, Canadian Generally Accepted Accounting Principles changed, requiring the company to carry most of its investments at fair value, whereas previously, these investments would have been carried at cost or amortized cost. The company adopted these new requirements prospectively and accordingly, prior period investment balances in this table have not been restated.

(5)	Simple average of the total return on average investments for each of the 22 years.

Investment gains have been an important component of Fairfax’s financial results since 1985, having contributed an aggregate $5,527.2 (pre-tax) to net earnings since inception. The contribution has fluctuated significantly from period to period: the amount of investment gains (losses) for any period has no predictive value and variations in amount from period to period have no practical analytical value. From inception in 1985 to 2007, total return on average investments has averaged 9.5%.

The company has a long term, value-oriented investment philosophy. It continues to expect fluctuations in the global financial markets for common stocks, bonds and derivative and other securities.

Capital Resources and Management

Total capital, comprising shareholders’ equity and non-controlling interests, increased 37.9% during 2007 to $5,843.0, compared to $4,236.8 (pro forma) at December 31, 2006.

The company manages its capital based on the following financial measurements and ratios:

		Pro forma
	2007	2006(1)	2006	2005	2004	2003

Holding company cash, short term investments and marketable securities, net of short sale and derivative obligations	963.4	783.6	767.4	559.0	566.8	410.2

Holding company debt	1,063.2	1,181.5	1,202.6	1,365.3	1,422.9	1,307.1
Subsidiary debt	915.0	974.2	981.3	933.2	862.2	783.8
Other long term obligations – holding company	192.6	197.1	197.1	244.5	247.6	280.4

Total debt	2,170.8	2,352.8	2,381.0	2,543.0	2,532.7	2,371.3

Net debt	1,207.4	1,569.2	1,613.6	1,984.0	1,965.9	1,961.1

Common shareholders’ equity	4,121.4	2,799.6	2,720.3	2,507.6	2,665.1	2,327.3
Preferred equity	136.6	136.6	136.6	136.6	136.6	136.6
Non-controlling interests	1,585.0	1,300.6	1,292.9	751.4	579.5	432.0

Total equity and non-controlling interests	5,843.0	4,236.8	4,149.8	3,395.6	3,381.2	2,895.9

Net debt/total equity and non-controlling interests	20.7%	37.0%	38.9%	58.4%	58.1%	67.7%
Net debt/net total capital(2)	17.1%	27.0%	28.0%	36.9%	36.8%	40.4%
Total debt/total capital(3)	27.1%	35.7%	36.5%	42.8%	42.8%	45.0%
Interest coverage(4)	11.3x	5.2x	5.2x	N/A	2.6x	4.5x

(1)	Balances reflect the adjustment at January 1, 2007 upon adoption of the new accounting standards described in note 2 to the consolidated financial statements.

(2)	Net total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and net debt.

(3)	Total capital is calculated by the company as the sum of total shareholders’ equity, non-controlling interests and total debt.

(4)	Interest coverage is calculated by the company as the sum of earnings (loss) from operations before income taxes and interest expense divided by interest expense.

Cash, short term investments and marketable securities held at the holding company at December 31, 2007 of $971.8 net of holding company short sale and derivative obligations of $8.4 resulted in a net balance of cash, short term investments and marketable securities of $963.4 ($783.6 (pro forma) in 2006). Net debt decreased to $1,207.4 at December 31, 2007 from $1,569.2 (pro forma) at December 31, 2006. At December 31, 2007 the company’s consolidated net debt/net total capital ratio improved to 17.1% from 27.0% (pro forma) at December 31, 2006, and the consolidated total debt/total capital ratio improved to 27.1% from 35.7% (pro forma) at December 31, 2006. The above-noted financial leverage ratios improved primarily due to 2007 net earnings, the repayment of Fairfax senior notes upon maturity, the repayment of a portion of the Cunningham Lindsey indebtedness and other opportunistic debt repurchases during the year.

Holding company indebtedness declined by $122.8 to $1,255.8 from $1,378.6 (pro forma) at December 31, 2006, reflecting the repayment of $60.4 of matured senior notes, open market

FAIRFAX FINANCIAL HOLDINGS LIMITED

repurchases of bonds for cancellation and other debt retirement totaling $52.0 and a net increase in debt transaction costs of $10.4 recorded as a reduction to the carrying value of debt. During the second quarter, Fairfax completed an exchange offer wherein $282.6 principal amount of 7 3/4% notes due 2012 were exchanged by noteholders for $282.6 principal amount of 7 3/4% notes due 2017. Fairfax paid $11.2 in cash early participation payments to tendering noteholders and incurred expenses of $2.9 which were deferred and recorded as a reduction of the balance sheet carrying value of the related debt and are being amortized to earnings over the term of the new notes.

Subsequent to the end of the fiscal year, on January 9, 2008, the company called for redemption all of its outstanding 5% convertible senior debentures due July 15, 2023. On the redemption date of February 13, 2008, $188.5 principal amount of these debentures had been converted by their holders into 886,888 subordinate voting shares of the company and the company paid a nominal amount of cash to redeem the unconverted debentures and in lieu of fractional shares. The pro forma total debt/total capital ratio as at December 31, 2007, after giving effect to the reduction of holding company debt and the increase in shareholders’ equity as a result of the conversion, was 25.4%.

Subsidiary indebtedness decreased by $59.2 to $915.0 from $974.2 (pro forma) at December 31, 2006, reflecting the retirement by OdysseyRe of $23.5 principal amount of 4.375% convertible senior debentures due 2022, the completion by Crum & Forster of a tender offer that retired $295.7 principal amount of its 10 3/8% notes due 2013 for consideration of $325.7 and an offering of $330.0 principal amount of 7 3/4% notes due 2017 at an issue price of 100%, a $68.2 decrease principally attributable to Cunningham Lindsey indebtedness, a $17.8 increase in the carrying value of debt as a result of the impact of movements in the U.S. dollar-Canadian dollar exchange rate on Canadian dollar-denominated debt, and a net increase in debt transaction costs of $19.6 that has been classified as a reduction to the carrying value of debt. Of the $41.3 in costs related to the Crum & Foster tender offer and debt offering (comprised of cash payments to noteholders in connection with the tender offer of $29.9, transaction costs of the tender offer and the debt offering of $6.0, and non-cash costs of the retired debt of $5.4 which were previously deferred), $21.2 was charged to earnings as current period costs of debt extinguishment and $20.1 was deferred and recorded as a reduction of the balance sheet carrying value of the related debt and is being amortized to earnings over the term of the new notes. The subsidiary indebtedness decrease of $68.2 reflected $66.5 in net repayments (inclusive of the full repayment of the Cunningham Lindsey Cdn$72.8 unsecured term loan facility), the deconsolidation of the Cunningham Lindsey operations and related debt, and the effect of movements in foreign exchange.

Primarily as a result of 2007 net earnings and other comprehensive income, shareholders’ equity at December 31, 2007 increased by $1,401.1 to $4,258.0 from $2,856.9 at the end of 2006. Common shareholders’ equity at December 31, 2007 was $4,063.5 or $230.01 per basic share (excluding the $57.9 of capital attributable to the company’s issue of convertible debentures in 2003 and the unrecorded $77.7 excess of fair value over the carrying value of investments carried at equity) compared to $150.16 per basic share ($154.63 per basic share adjusted for the adoption of the new accounting standards described in note 2 to the consolidated financial statements) at the end of 2006, representing an increase in 2007 over the $154.63 per basic share value at the end of 2006 of 48.7% (50.5% adjusted to include the $2.75 per share dividend paid in 2007). At December 31, 2007 there were 17,666,790 shares effectively outstanding.

Pro forma book value per basic share at December 31, 2007, reflecting the conversion in February 2008 of the $188.5 outstanding principal amount of Fairfax’s 5% convertible debentures due July 15, 2023 into 886,888 subordinate voting shares, was $229.37.

Non-controlling interests increased to $1,585.0 at December 31, 2007 from $1,300.6 (pro forma) at the end of 2006, due primarily to the non-controlling interest share of Northbridge’s and OdysseyRe’s net earnings for the year.

The company has issued and repurchased common shares over the last five years as follows:

	Number of	Average
	subordinate	issue/repurchase	Net proceeds/
Date	voting shares	price per share	(repurchase cost)

2003 – repurchase of shares	(240,700)	127.13	(30.6)
2004 – issue of shares	2,406,741	124.65	299.7
2004 – repurchase of shares	(215,200)	146.38	(31.5)
2005 – issue of shares	1,843,318	162.75	299.8
2005 – repurchase of shares	(49,800)	148.59	(7.4)
2006 – repurchase of shares	(67,800)	113.57	(7.7)
2007 – repurchase of shares	(38,600)	181.35	(7.0)

Fairfax’s indirect ownership of its own shares through The Sixty Two Investment Company Limited results in an effective reduction of shares outstanding by 799,230, and this reduction has been reflected in the earnings per share and book value per share figures.

A common measure of capital adequacy in the property and casualty industry is the premiums to surplus (or total shareholders’ equity) ratio. This is shown for the insurance and reinsurance subsidiaries of Fairfax for the most recent five years in the following table:

	Net Premiums Written to Surplus
	(Total Shareholders’ Equity)
	2007	2006	2005	2004	2003

Insurance
Northbridge (Canada)	0.7	1.0	1.1	1.3	1.5
Crum & Forster (U.S.)	0.8	1.0	0.9	0.9	0.8
Fairmont (U.S.)(1)	n/a	n/a	0.9	1.0	1.5
Fairfax Asia	0.3	0.4	0.5	0.6	2.2
Reinsurance
OdysseyRe	0.8	1.1	1.5	1.6	1.7
Group Re	0.6	1.2	1.1	1.5	1.4
Canadian insurance industry	1.0	1.0	1.1	1.2	1.6
U.S. insurance industry	0.9	0.9	1.0	1.1	1.2

(1)	Crum & Forster acquired the ongoing Fairmont business in 2006.

In the U.S., the National Association of Insurance Commissioners (NAIC) has developed a model law and risk-based capital (RBC) formula designed to help regulators identify property and casualty insurers that may be inadequately capitalized. Under the NAIC’s requirements, an insurer must maintain total capital and surplus above a calculated threshold or face varying levels of regulatory action. The threshold is based on a formula that attempts to quantify the risk of a company’s insurance, investment and other business activities. At December 31, 2007, the U.S. insurance, reinsurance and runoff subsidiaries had capital and surplus in excess of the regulatory minimum requirement of two times the authorized control level – each subsidiary had capital and surplus in excess of 4.9 times the authorized control level, except for TIG (2.8 times). As part of the TIG reorganization described in the Runoff section, Fairfax has guaranteed that TIG will have capital and surplus of at least two times the authorized control level at each year-end.

In Canada, property and casualty companies are regulated by the Office of the Superintendent of Financial Institutions on the basis of a minimum supervisory target of 150% of a minimum capital test (MCT) formula. At December 31, 2007, Northbridge’s subsidiaries had a weighted average MCT ratio of 311% of the minimum statutory capital required, compared to 250% at December 31, 2006, well in excess of the 150% minimum supervisory target.

FAIRFAX FINANCIAL HOLDINGS LIMITED

The issuer credit ratings and financial strength ratings of Fairfax and its insurance and reinsurance subsidiaries were as follows as at December 31, 2007:

Standard
	A.M. Best	& Poor’s	Moody’s	DBRS

Issuer Credit Ratings
Fairfax Financial Holdings Limited	bbb−	BB	Ba3	BB (high	)
Crum & Forster Holdings Corp.	bbb−	BB	Ba2	–
Odyssey Re Holdings Corp.	bbb	BBB-	Baa3	–
Financial Strength Ratings
Crum & Forster Holdings Corp.(1)	A−	BBB	Baa2
Odyssey Re Holdings Corp.(1)	A	A-	A3
Lombard General Insurance Company of Canada	A	BBB+	–	–
Commonwealth Insurance Company	A	BBB+	–	–
Markel Insurance Company of Canada	A	BBB+	–	–
Federated Insurance Company of Canada	A	BBB+	–	–
CRC (Bermuda) Reinsurance Limited	A	BBB+	–
First Capital Insurance Limited	A−	–	–
Falcon Insurance Company (Hong Kong) Limited	–	A−	–	–

(1)	Financial strength ratings apply to the operating companies

Liquidity

The purpose of liquidity management is to ensure that there will be sufficient cash to meet all financial commitments and obligations as they become due.

The company believes that cash, short term investments and marketable securities held at the holding company provide more than adequate liquidity to meet the holding company’s obligations in 2008. In addition to these holding company resources, the holding company expects to continue to receive investment management fees, investment income on its holdings of cash, short term investments and marketable securities, and tax sharing payments and dividends from its insurance and reinsurance subsidiaries (although tax sharing payments in 2008 are expected to decline relative to those received in 2007 due to the 2006 deconsolidation of OdysseyRe from the U.S. consolidated tax group and as a result of the expected utilization of the remaining U.S. tax losses by member companies of the U.S. consolidated tax group). For 2008, the holding company’s known obligations, beyond the $88.9 dividend on common shares ($5.00 per share) paid in February 2008, consist of interest and overhead expenses, preferred share dividends, the payment of $62.1 in April on the maturity of outstanding notes, and the payment of approximately $31.5 of purchase consideration payable.

Holding company cash, short term investments and marketable securities at December 31, 2007 totaled $971.8 ($963.4 net of holding company short sale and derivative obligations), compared to $767.4 at the end of 2006. Significant cash movements at the Fairfax holding company level during 2007 included payments of $112.3 to retire $114.0 principal amount of debt, interest paid of $105.1, cash early participation payments of $11.2 on the company’s note exchange offer, the payment of $61.5 of common and preferred share dividends, the funding of Fairfax Asia’s additional investment in ICICI Lombard of $15.3, the receipt of $112.6 in cash dividends from subsidiaries, payments received from subsidiaries pursuant to tax sharing agreements of $143.6, investment management fees of $52.6, and investment income earned on and the appreciation in the fair value of holding company cash, short term investments and marketable securities. The holding company cash, short term investments and marketable securities balance varies with changes in the fair values of the investment securities owned at the holding company.

Subsidiary cash and short term investments decreased by $1,384.6 to $3,218.1 at the end of 2007 from $4,602.7 at the end of 2006, with the cash decrease having been primarily invested in government bonds. Consolidated cash resources decreased by $2,651.3 during 2007, primarily as a result of $2,109.8 of cash used in investing activities (net purchases of short term investments and other investment securities, principally government bonds). Consolidated cash resources increased by $1,173.4 during 2006, primarily reflecting $905.1 of cash provided by operating activities (principally collections from reinsurers related to paid losses on 2005 hurricane losses) and $408.8 of cash provided by investing activities (principally the proceeds of the company’s secondary offering of OdysseyRe common shares in the fourth quarter of 2006). Consolidated cash resources increased by $160.7 during 2005, with $626.4 of cash provided by operating activities and $368.4 of cash provided by financing activities (including the $299.8 net proceeds of the company’s 2005 public offering of subordinate voting shares) having been primarily applied to the funding of net purchases of investment securities ($846.0 of cash used in investing activities).

Contractual Obligations

The following table provides a payment schedule of current and future obligations as at December 31, 2007:

		Less than			More than
	Total	1 year	1 – 3 years	3 – 5 years	5 years

Net claims liability	10,646.3	2,799.1	3,369.5	1,815.3	2,662.4
Long term debt obligations – principal	1,900.5	181.0	12.8	181.6	1,525.1
Long term debt obligations – interest	1,318.5	137.9	261.7	251.7	667.2
Convertible debentures(1)	188.5	188.5	—	—	—
Operating leases – obligations	283.1	57.8	83.1	49.5	92.7
Other long term liabilities – principal	192.6	5.2	12.0	11.1	164.3
Other long term liabilities – interest	158.6	16.6	31.7	29.6	80.7

	14,688.1	3,386.1	3,770.8	2,338.8	5,192.4

(1)	Holders of the Fairfax 5% convertible senior debentures due July 15, 2023 converted their debentures into 886,888 subordinate voting shares and a nominal amount of cash in February 2008. Refer to note 8 to the consolidated financial statements (Long Term Debt) for details.

For further detail on Fairfax’s net claims liability, long term debt principal and interest payments, other long term liability payments and operating lease payments, please see notes 5, 8, 9 and 15, respectively, of the company’s consolidated financial statements.

SEC Subpoenas

For a full description of this matter, please see “SEC Subpoenas” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Lawsuits

For a full description of this matter, please see “Lawsuits” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Management’s Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including the company’s CEO and CFO, the company conducted an evaluation of the effectiveness of its disclosure

FAIRFAX FINANCIAL HOLDINGS LIMITED

controls and procedures as of December 31, 2007 as required by Canadian securities legislation. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by the company in the reports it files or submits under securities legislation is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including the company’s CEO and CFO, as appropriate, to allow required disclosures to be made in a timely fashion. Based on their evaluation, the CEO and CFO have concluded that as of December 31, 2007, the company’s disclosure controls and procedures were effective.

Management’s Report on Internal Control over Financial Reporting

The company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934). The company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The company’s management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2007. In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The company’s management, including the CEO and CFO, concluded that, as of December 31, 2007, the company’s internal control over financial reporting was effective based on the criteria in Internal Control – Integrated Framework issued by COSO.

The effectiveness of the company’s internal control over financial reporting as of December 31, 2007 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Remediation of Material Weaknesses in Internal Control Over Financial Reporting

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. During 2007, the company was engaged in the implementation of remediation efforts to address the material weaknesses in existence at December 31, 2006. These remediation efforts, outlined below, were specifically designed to address the material weaknesses identified by the company’s management. As a result of its assessment of the effectiveness of internal control over financial reporting, the company’s management determined that the material weaknesses relating to financial reporting organizational structure and personnel and head office consolidation controls had been remediated as of December 31, 2007.

(a)	Financial Reporting Organizational Structure and Personnel

As of December 31, 2006, the company did not maintain an appropriate accounting and financial reporting organizational structure and a sufficient complement of accounting personnel to support the activities of the company. Specifically, lines of communication between the company’s operations and accounting and finance personnel and the subsidiaries were not adequate to raise issues to the appropriate level of accounting personnel. Further, the company did not maintain personnel with an appropriate level of accounting knowledge, experience and training to support the size and complexity of the organization and its financial reporting requirements. The company has implemented the following measures:

1.	The Chief Financial Officer has been appointed to the Executive Committee and the Operations Committee and the accounting and financial reporting organizational structure has been redesigned to facilitate better communication and accountability.

2.	The company has hired additional financial accounting personnel at head office with the requisite training, skills and experience appropriate to the job requirements and the complexity of the organization.

3.	The company has established committees and working groups comprised of head office and subsidiary accounting personnel to enhance communication.

Based upon the specific actions taken, as listed above, and the testing and evaluation of the effectiveness of the controls, the company’s management concluded that remediation of the material weakness in financial reporting organizational structure and personnel had been achieved as of December 31, 2007.

(b)	Head Office Consolidation Controls

As of December 31, 2006, the company did not maintain effective controls over the completeness and accuracy of period-end financial reporting and period-end close processes at the Fairfax head office consolidation level. Specifically, the company did not maintain effective review and monitoring processes and documentation relating to the (i) recording of recurring and non-recurring journal entries and (ii) translation of foreign currency transactions and subsidiary company results.

The company has undertaken the following measures:

1.	The company has strengthened documentation and review procedures relating to recurring and non-recurring consolidation journal entries.

2.	The company has strengthened its control procedures over currency translation adjustment accounting at the head office and subsidiary levels.

Based upon the specific actions taken, as listed above, and the testing and evaluation of the effectiveness of the controls, the company’s management concluded that remediation of the material weakness in head office consolidation controls had been achieved as of December 31, 2007.

Issues and Risks

The following issues and risks, among others, should be considered in evaluating the outlook of the company. For a fuller detailing of issues and risks relating to the company, please see Risk Factors in Fairfax’s most recent Supplemental and Base Shelf Prospectus filed with the securities regulatory authorities in Canada and the United States, which is available on SEDAR and EDGAR.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Claims Reserves

The major risk that all property and casualty insurance and reinsurance companies face is that the provision for claims is an estimate and may be found to be deficient, perhaps very significantly, in the future as a result of unanticipated frequency or severity of claims or for a variety of other reasons including unpredictable jury verdicts, expansion of insurance coverage to include exposures not contemplated at the time of policy issue (e.g. asbestos and pollution) and poor weather. Fairfax’s gross provision for claims was $15,048.1 at December 31, 2007. The company’s management of reserving risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Asbestos, Pollution and Other Hazards Section of this Annual Report.

Latent Claims

The company has established loss reserves for asbestos, environmental and other latent claims that represent its best estimate of ultimate claims and claims adjustment expenses based upon known facts and current law. As a result of significant issues surrounding liabilities of insurers, risks inherent in major litigation and diverging legal interpretations and judgments in different jurisdictions, actual liability for these types of claims could exceed the loss reserves set by the company by an amount that could be material to its operating results and financial condition in future periods. The company’s management of reserving risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Asbestos, Pollution and Other Hazards Section of this Annual Report.

Recoverable from Reinsurers

Most insurance and reinsurance companies reduce their liability for any individual claim by reinsuring amounts in excess of the maximum they want to retain. This third party reinsurance does not relieve the company of its primary obligation to the insured. Recoverable from reinsurers may become an issue mainly due to solvency credit concerns, due to the potentially long time period over which claims may be paid and the resulting recoveries are received from the reinsurers, or due to policy disputes. Fairfax had $5,038.5 recoverable from reinsurers (including recoverables on paid losses) as at December 31, 2007.

Although the relative magnitude of the company’s recoverable for reinsurers balance is significant, this is primarily the result of past acquisitions of companies that relied heavily on reinsurance and greater reliance on reinsurance in prior years, and is not necessarily indicative of the extent that the company has utilized reinsurance more recently. The credit risk associated with these older reinsurance recoverable balances is addressed in note 18 (Financial Risk Management) to the consolidated financial statements and in the Reinsurance Recoverables section of Management’s Discussion and Analysis of Financial Condition and Results of Operation in this Annual Report.

Catastrophe Exposure

Insurance and reinsurance companies are subject to losses from catastrophes such as earthquakes, hurricanes, windstorms, hailstorms or terrorist attacks, which are unpredictable and can be very significant. The company’s management of catastrophe risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Prices

Prices in the insurance and reinsurance industry are cyclical and can fluctuate quite dramatically. With under-reserving, competitors can price below underlying costs for many years and still survive. The property and casualty insurance and reinsurance industry is highly competitive. The company’s management of pricing risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Foreign Exchange

The company has assets, liabilities, revenue and costs that are subject to currency fluctuations that may expose the company to foreign currency risk. These currency fluctuations have been and may be very significant and may affect the statement of earnings or, through the currency translation account in accumulated other comprehensive income, shareholders’ equity. The company’s management of foreign currency risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Cost of Revenue

Unlike most businesses, the insurance and reinsurance business can have enormous costs that can significantly exceed the premiums received on the underlying policies. Similar to short selling in the stock market (selling shares not owned), there is no limit to the losses that can arise from most insurance policies, even though most contracts have policy limits.

Regulation

Insurance and reinsurance companies are regulated businesses which means that except as permitted by applicable regulation, Fairfax does not have access to its insurance and reinsurance subsidiaries’ net income and shareholders’ capital without the requisite approval of applicable insurance regulatory authorities.

Taxation

Realization of the company’s future income taxes asset is dependent upon the generation of taxable income in those jurisdictions where the relevant tax losses and other temporary differences exist. Capitalized operating and capital loss carryforwards were not as at December 31, 2007, but in prior years had been, a major component of the company’s future income taxes asset. Failure to achieve projected levels of profitability could lead to a writedown in the future income taxes asset if the expected recovery period for capitalized loss carryforwards becomes longer than anticipated.

Bonds, Common Stocks, and Derivative Securities Holdings

The company holds bonds, common stocks, preferred stocks and derivative securities in its portfolio. The market value of bonds and preferred stocks fluctuates with changes in interest rates and credit outlook. The market value of common stocks is exposed to fluctuations in the stock market. Risks associated with investments in derivative securities include market risk, interest rate risk, liquidity risk and credit risk. The company’s use of derivatives is primarily for general protection against declines in the fair value of the company’s financial assets and is governed by the company’s investment policies. The derivative securities are extremely volatile, with the result that their market value and their liquidity may vary dramatically either up or down in short periods, and their ultimate value will therefore only be known upon their disposition. The company’s management of market risk, interest rate risk, liquidity risk and credit risk is discussed in note 18 (Financial Risk Management) to the consolidated financial statements.

Goodwill

The goodwill on the balance sheet arises from various acquisitions made by the company, or from acquisitions made by the company’s operating subsidiaries. Continued profitability is essential for there to be no impairment in the carrying value of the goodwill.

FAIRFAX FINANCIAL HOLDINGS LIMITED

Ratings

The company has financial strength or claims paying and issuer credit or debt ratings by the major rating agencies in North America. As financial stability is very important to its customers, the company is vulnerable to downgrades by the rating agencies.

Holding Company

Being a small holding company, Fairfax is very dependent on strong operating management, which makes it vulnerable to management turnover.

Financial Strength

Fairfax strives to be soundly financed. If the company requires additional capital or liquidity but cannot obtain it at all or on reasonable terms, its business, operating results and financial condition would be materially adversely affected.

Cost of Reinsurance and Adequate Protection

The availability of reinsurance and the rates charged by reinsurers are subject to prevailing market conditions, both in terms of price and available capacity, which can affect the company’s business volume and profitability. Many reinsurance companies have begun to exclude certain coverages from the policies they offer. In the future, alleviation of risk through reinsurance arrangements may become increasingly difficult.

The rates charged by reinsurers and the availability of reinsurance to the company’s subsidiaries will generally reflect the recent loss experience of the company and of the industry in general. For example, the significant hurricane losses in 2004 and 2005 caused the prices for catastrophe reinsurance protection in Florida to increase significantly in 2006. Rather than incurring increased costs of reinsurance by virtue of purchasing more reinsurance or by virtue of these higher rates, in the following year the company elected to decrease its direct catastrophe exposure in that region, therefore requiring the purchase of a reduced amount of catastrophe reinsurance.

Information Requests or Proceedings by Government Authorities

The existence of information requests or proceedings by government authorities could have various adverse effects. For a full description of the current state of such requests or proceedings, please see “SEC Subpoenas” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Lawsuits

The existence of law suits against the company or its affiliates, directors or officers could have various adverse effects. For a full description of the current state of such lawsuits, please see “Lawsuits” in note 13 (Contingencies and Commitments) to the consolidated financial statements.

Change in Accounting Policy

On January 1, 2007, the company adopted the new accounting standards relating to financial instruments issued by the Canadian Institute of Chartered Accountants. As a result of adopting these new standards, our financial assets and liabilities are now carried at fair value in our consolidated balance sheets, except for receivables and non-trading financial liabilities, which are carried at amortized cost. Realized and unrealized gains and losses on financial assets and liabilities which are held for trading are recorded in the consolidated statements of earnings. Unrealized gains and losses on financial assets which are held as available for sale are recorded in other comprehensive income until realized, at which time the cumulative gain or loss is recorded in the consolidated statement of earnings. All derivatives are recorded at fair value in the consolidated balance sheet.

Unrealized gains and losses on financial assets which are classified as available for sale and unrealized foreign currency translation amounts arising from self-sustaining foreign operations are recorded in the statement of accumulated other comprehensive income until recognized in the consolidated statement of earnings. Accumulated other comprehensive income is a component of shareholders’ equity. For further details, see note 2 to the consolidated financial statements.

Critical Accounting Estimates and Judgments

In the preparation of the company’s consolidated financial statements, management has made a number of estimates and judgments, the more critical of which are discussed below.

Provision for Claims

For Fairfax’s reinsurance subsidiaries, provisions for claims are established based on reports and individual case estimates provided by the ceding companies. For Fairfax’s subsidiaries that write direct insurance, provisions for claims are based on the case method as they are reported. Case estimates are reviewed on a regular basis and are updated as new information is received. An additional provision over and above those provisions established under the case method is established for claims incurred but not yet reported, potential future development on known claims and closed claims that may reopen (IBNR reserves). The actuaries establish the IBNR reserves based on estimates derived from reasonable assumptions and appropriate actuarial methods. Typically, actuarial methods use historical experience to project the future; therefore the actuary must use judgment and take into consideration potential changes, such as changes in the underlying book of business, in law and in cost factors.

In order to ensure that the estimated consolidated provision for claims included in the company’s financial statements is adequate, the provisions at the company’s insurance, reinsurance and runoff operations are subject to several reviews, including by one or more independent actuaries. The reserves are reviewed separately by, and must be acceptable to, internal actuaries at each operating company, the Chief Actuary at Fairfax, and one or more independent actuaries, including an independent actuary whose report appears in each Annual Report.

Provision for Uncollectible Reinsurance Recoverables

Fairfax establishes provisions for uncollectible reinsurance recoverables on a centralized basis, which are based on a detailed review of the credit risk of each underlying reinsurer. Considerations involved in establishing these provisions include the balance sheet strength of the reinsurer, its liquidity (or ability to pay), its desire to pay (based on prior history), ratings as determined by external rating agencies and specific disputed amounts based on contract interpretations which occur from time to time. The company monitors these provisions and reassesses them on a quarterly basis, or more frequently if necessary, updating them as new information becomes available.

Provision for Other than Temporary Impairment in the Value of Investments

Fairfax reviews those investments that are carried at cost or amortized cost, those that are carried at equity, and those that are classified as available for sale on a quarterly basis and focuses its attention on investments for which the fair value has been below cost for six months and on investments that have experienced sharp declines in the market based on critical events, even if those investments have been below cost for less than a six month period. In considering whether or not an impairment is other than temporary, the company assesses the underlying intrinsic value of the investment as of the review date as compared to the date of the original investment

FAIRFAX FINANCIAL HOLDINGS LIMITED

and considers the impact of any changes in the underlying fundamentals of the investment. The company also considers the issuer’s financial strength and health, the company’s ability and intent to hold the security to maturity for fixed income investments, the issuer’s performance as compared to its competitors, industry averages, views published by third party research analysts and the company’s expectations for recovery in value in a reasonable time frame. Provisions are reviewed on a regular basis and, if appropriate, are increased if additional negative information becomes available; these provisions are only released on the sale of the security.

Valuation Allowance for Recovery of Future Income Taxes

In determining the need for a valuation allowance for the recovery of future income taxes (which is based on management’s best estimate), management considers primarily current and expected profitability of the companies and their ability to utilize the losses fully within the next few years. Fairfax reviews the recoverability of its future income taxes asset and the valuation allowance on a quarterly basis, taking into consideration the underlying operation’s performance as compared to plan, the outlook for the business going forward, the impact of enacted and proposed changes to tax law and the expiry date of the tax losses.

Assessment of Goodwill for Potential Impairment

Goodwill is subject to impairment tests annually or when significant changes in operating expectations occur. Management estimates the fair value of each of the company’s reporting units using discounted expected future cash flows, which requires the making of a number of estimates, including estimates about future revenue, net earnings, corporate overhead costs, capital expenditures, cost of capital, and the growth rate of the various operations. The discounted cash flows supporting the goodwill in the reporting unit are compared to its book value. If the discounted cash flows supporting the goodwill in the reporting unit are less than its book value, a goodwill impairment loss is recognized equal to the excess of the book value of the goodwill over the fair value of the goodwill. Given the variability of the future-oriented financial information, a sensitivity analysis of the goodwill impairment test is performed by varying the discount and growth rates to enable management to conclude whether or not the goodwill balance has been impaired.

Compliance with Corporate Governance Rules

Fairfax is a Canadian reporting issuer with securities listed on the Toronto Stock Exchange and the New York Stock Exchange (the “NYSE”). It has in place corporate governance practices that comply with all applicable rules and substantially comply with all applicable guidelines and policies of the Canadian Securities Administrators and the practices set out therein. In the context of its listing on the NYSE, Fairfax also substantially complies with the corporate governance standards prescribed by the NYSE even though, as a “foreign private issuer”, it is not required to comply with most of those standards. The only significant difference between Fairfax’s corporate governance practices and the standards prescribed by the NYSE relates to shareholder approval of the company’s equity compensation plans, which would be required by NYSE standards but is not required under applicable Canadian rules as the plans involve only outstanding shares purchased in the market and do not involve newly issued securities.

In 2005, Fairfax’s Board of Directors, in consultation with outside experts retained by the Board, took a number of initiatives intended to retain and enhance its existing principles and practices. The Board has adopted a set of Corporate Governance Guidelines (which include a written mandate of the Board), established an Audit Committee, a Governance and Nominating Committee and a Compensation Committee, approved written charters for all of its committees, approved a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the company and established, in conjunction with the Audit Committee, a Whistleblower Policy. The company continues to monitor developments in the area of corporate governance as well as its own procedures.

Forward-Looking Statements

Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The words “believe”, “anticipate”, “project”, “expect”, “intend”, “will likely result”, “will seek to”, or “will continue” and similar expressions identify forward-looking statements which relate to, among other things, the company’s plans and objectives for future operations and reflect the company’s current views with respect to future results, performance and achievements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, but are not limited to: a reduction in net income if the reserves of the company’s subsidiaries (including reserves for asbestos, environmental and other latent claims) are insufficient; underwriting losses on the risks these subsidiaries insure that are higher or lower than expected; the lowering or loss of one of these subsidiaries’ financial or claims paying ability ratings; an inability to realize the company’s investment objectives; exposure to credit risk in the event the company’s subsidiaries’ reinsurers or insureds fail to make payments; a decrease in the level of demand for these subsidiaries’ products, or increased competition; an inability to obtain reinsurance coverage at reasonable prices or on terms that adequately protect these subsidiaries; an inability to obtain required levels of capital; an inability to access cash of the company’s subsidiaries; risks associated with requests for information from the Securities and Exchange Commission or other regulatory bodies; risks associated with current government investigations of, and class action litigation related to, insurance industry practice or any other conduct; the passage of new legislation; and the failure to realize future income tax assets. Additional risks and uncertainties are described in this Annual Report under the heading Issues and Risks and in Fairfax’s most recent Supplemental and Base Shelf Prospectus (under “Risk Factors”) filed with the securities regulatory authorities in Canada and the United States, which is available on SEDAR and EDGAR. Fairfax disclaims any intention or obligation to update or revise any forward-looking statements, except as otherwise required by law.

Quarterly Data (unaudited)

Years ended December 31

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

2007
Revenue	1,535.0	1,670.1	1,871.2	2,407.4	7,483.7
Net earnings	110.9	168.1	253.2	563.6	1,095.8
Net earnings per share	6.10	9.32	14.12	31.71	61.20
Net earnings per diluted share	5.88	8.92	13.47	30.15	58.38
2006
Revenue	1,714.5	1,935.6	1,515.1	1,638.5	6,803.7
Net earnings (loss)	198.4	229.2	(359.2)	159.1	227.5
Net earnings (loss) per share	10.99	12.73	(20.41)	8.81	12.17
Net earnings (loss) per diluted share	10.51	12.14	(20.41)	8.45	11.92
2005
Revenue	1,480.1	1,513.2	1,547.5	1,359.7	5,900.5
Net earnings (loss)	47.2	22.9	(208.6)	(308.1)	(446.6)
Net earnings (loss) per share	2.80	1.29	(13.19)	(17.51)	(27.75)
Net earnings (loss) per diluted share	2.74	1.29	(13.19)	(17.51)	(27.75)

Excluding any effect of the 2005 hurricanes, operating results at the company’s insurance and reinsurance operations have been improving as a result of company efforts, although they have

FAIRFAX FINANCIAL HOLDINGS LIMITED

been affected by an increasingly difficult insurance environment (interrupted temporarily subsequent to the 2005 hurricanes). Apart from reserve strengthenings which have occurred, individual quarterly results have been (and may in the future be) affected by losses from significant natural or other catastrophes and by commutations or settlements by the runoff group, the occurrence of which are not predictable, and have been (and are expected to continue to be) significantly impacted by net gains or losses on investments (including significant gains on credit default swaps in the fourth quarter of 2007), the timing of which is not predictable.

Stock Prices and Share Information

As at March 7, 2008 Fairfax had 17,685,758 subordinate voting shares and 1,548,000 multiple voting shares outstanding (an aggregate of 18,434,528 shares effectively outstanding after an intercompany holding). Each subordinate voting share carries one vote per share at all meetings of shareholders except for separate meetings of holders of another class of shares. Each multiple voting share carries ten votes per share at all meetings of shareholders except in certain circumstances (which have not occurred) and except for separate meetings of holders of another class of shares. The multiple voting shares are not publicly traded.

Below are the Toronto Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2007, 2006 and 2005.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(Cdn $)

2007
High	276.00	270.48	262.54	311.87
Low	200.00	203.50	195.25	222.16
Close	260.00	203.50	242.52	287.00
2006
High	179.09	151.51	159.85	241.00
Low	120.00	100.00	107.52	141.59
Close	124.20	106.16	145.03	231.67
2005
High	214.78	205.00	218.50	205.29
Low	180.00	158.29	183.00	160.18
Close	180.68	203.05	201.40	168.00

Below are the New York Stock Exchange high, low and closing prices of subordinate voting shares of Fairfax for each quarter of 2007, 2006 and 2005.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2007
High	238.75	234.42	260.57	310.34
Low	169.41	191.67	180.00	228.64
Close	224.58	191.67	244.00	286.13
2006
High	156.00	130.00	142.50	209.00
Low	102.50	88.87	94.99	126.91
Close	107.21	95.03	130.11	198.50
2005
High	171.12	168.28	179.90	175.00
Low	148.35	126.73	158.00	137.38
Close	149.50	166.00	173.90	143.36